Exhibit 2.1

Execution Copy

ROYAL GOLD, INC.

— AND —

RG EXCHANGECO INC.

— AND —

INTERNATIONAL ROYALTY CORPORATION

AMENDED AND RESTATED ARRANGEMENT AGREEMENT

EFFECTIVE AS OF DECEMBER 17, 2009

AMENDED AND RESTATED ARRANGEMENT AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT is executed on January 15, 2010, but for all purposes is made effective as of the 17th day of December, 2009.

BETWEEN:

International Royalty Corporation, a corporation continued under the laws of Canada,

(“Target”),

OF THE FIRST PART

— and —

RG Exchangeco Inc. (formerly known as 7296355 Canada Ltd.), a corporation incorporated under the laws of Canada,

(“Canco”)

OF THE SECOND PART

— and —

Royal Gold, Inc., a corporation incorporated under the laws of Delaware,

(“Acquireco”)

OF THE THIRD PART

WHEREAS:

A.	Target, Acquireco and Canco were parties to an arrangement agreement dated December 17, 2009 and have agreed to amend and restate such agreement on January 15, 2010, as if such amendment and restatement had occurred and was effected for all purposes herein as of December 17, 2009;

B.	The authorized capital of Target consists of an unlimited number of common shares, of which 94,702,022 Target Shares were issued and outstanding as of the close of business on December 16, 2009, as fully paid and non-assessable;

C.	There are no options, warrants or other securities outstanding that require the issue or sale of any securities of Target, other than the Target Options to acquire an aggregate of 5,863,834 Target Shares outstanding as of the close of business on December 16, 2009;

D.	Canco proposes to acquire all of the Target Shares pursuant to the Arrangement as provided for in this agreement for the consideration contemplated herein; and

E.	The board of directors of Target, after receiving the Fairness Opinion and legal advice and after considering other factors, has unanimously determined that it is in the best interests of Target to enter into this agreement, to support and implement the Transactions and for the board of directors of Target to recommend that Target Shareholders vote in favour of the Arrangement.

NOW THEREFORE in consideration of the mutual covenants set out in this agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Target, Acquireco and Canco agree that:

1.	The Arrangement and its Announcement

A.	Process Regarding Target.

Subject to the terms and conditions of this agreement:

(a)	subject to compliance by Acquireco with its agreements and covenants in Section 1.B, as soon as practicable after the execution of this agreement, and in any event before January 15, 2010, Target shall, in a manner acceptable to Acquireco, acting reasonably, apply to the Court pursuant to Section 192 of the Act for the Interim Order;

(b)	provided the Interim Order has been obtained, Target shall, in a manner acceptable to Acquireco, acting reasonably, and subject to Acquireco’s agreements and covenants in Section 1.B, hold the Target Special Meeting as soon as reasonably practicable after the Interim Order has been obtained, and in any event before February 16, 2010, and, in connection with the Target Special Meeting, ensure that the Target Circular contains all information necessary to permit Target Securityholders to make an informed judgement about the Arrangement;

(c)	after having called the Target Special Meeting, Target shall not, without the prior written consent of Acquireco, adjourn, postpone or cancel the Target Special Meeting, except as may be required by Law or the rules of the TSX or AMEX or except as otherwise contemplated in this agreement;

(d)	Target shall, subject to the prior review and written approval of Acquireco, and subject to Acquireco’s agreements and covenants in Section 1.B, prepare, file and distribute the Target Circular and such other documents (including documents required by the TSX, AMEX and the Securities Commissions or applicable Law) as may be necessary or desirable to permit Target Securityholders to vote on the Arrangement;

(e)	provided the Arrangement is approved at the Target Special Meeting as set out in the Interim Order, as soon as reasonably practicable thereafter at a time determined with Acquireco, Target shall forthwith, in a manner acceptable to Acquireco, acting reasonably, take the necessary steps to submit the Arrangement to the Court and apply for the Final Order in such manner as the Court may direct;

(f)	provided the Final Order is obtained and the conditions set out in Section 2 have been satisfied or waived, Target shall send to the Director, for endorsement and filing by the Director, articles of arrangement and such other documents as may be required under the CBCA to give effect to the Arrangement; and

(g)	provided the Final Order is obtained and the conditions set out in Section 2 have been satisfied or waived, the Support Agreement and the Voting and Exchange Trust Agreement shall be executed.

B.	Circular.

Target shall prepare the Target Circular (including supplements or amendments thereto) and cause the Target Circular (including supplements or amendments thereto) to be distributed in accordance with applicable Law. In preparing the Target Circular, Target shall provide Acquireco with a reasonable opportunity to review and comment on the Target Circular and, other than with respect to the Acquireco Information for which Acquireco shall be solely responsible, Target shall consider all such comments, provided that whether or not any comments are accepted or appropriate shall be determined by the board of directors of Target in their discretion, acting reasonably. In a timely and expeditious manner so as to permit Target to comply with its obligations in Section 1.A(a) and Section 1.A(b), Acquireco shall promptly furnish to Target all Acquireco Information. Each of Target and Acquireco shall:

(a)	ensure that all information provided by it or on its behalf that is contained in the Target Circular does not contain any misrepresentation or any untrue statement of a material fact or omit to state a material fact required to be stated in the Target Circular that is necessary to make any statement that it contains not misleading in light of the circumstances in which it is made; and

(b)	promptly notify the other if, at any time before the Effective Time, it becomes aware that the Target Circular, any document delivered to the Court in connection with the application for the Interim Order or Final Order or delivered to Target Securityholders in connection with the Target Special Meeting or any other document contemplated by Section 1.A contains a misrepresentation, an untrue statement of material fact, omits to state a material fact required to be stated in those documents that is necessary to make any statement it contains not misleading in light of the circumstances in which it is made or that otherwise requires an amendment or a supplement to those documents.

All Acquireco Information shall comply in all material respects with all applicable Laws and shall contain full, true and plain disclosure of all material facts relating to the securities of Acquireco and Canco to be issued in connection with this agreement, including under the Plan of Arrangement. Acquireco shall indemnify and hold harmless each of the Indemnified Persons to the extent that the Acquireco Information contains or is alleged to contain any misrepresentation (as defined under applicable securities legislation) and/or does not contain full, true and plain disclosure of all material facts relating to the securities of Acquireco or Canco to be issued in connection with this agreement, including under the Plan of Arrangement.

C.	Public Announcement.

Immediately after the execution of this agreement, Target and Acquireco shall issue a joint public announcement, announcing the entering into of this agreement and the Transactions, which announcement shall be in form and substance acceptable to each of them, acting reasonably.

2.	Conditions to the Arrangement

A.	Mutual Conditions.

The respective obligations of the parties to complete the Arrangement shall be subject to the fulfilment, or the waiver by each of them, on or before the Outside Date, of the conditions set forth in Schedule C, each of which may be waived by mutual consent of the parties, in whole or in part. For greater certainty, the conditions set forth in Schedule C are inserted for the benefit of each of the parties to this agreement and may be waived by mutual consent of Target and Acquireco (for itself and on behalf of Canco), in whole or in part, in their sole discretion.

B.	Conditions in Favour of Target.

The obligations of Target to complete the Arrangement shall be subject to the fulfilment, or the waiver by Target, on or before the Outside Date, of the conditions set forth in Schedule D, each of which is for the exclusive benefit of Target and may be waived by Target alone, at any time, in whole or in part, in its sole discretion.

C.	Conditions in Favour of Acquireco and Canco.

The obligations of each of Acquireco and Canco to complete the Arrangement shall be subject to the fulfilment, or the waiver by Acquireco (for itself and on behalf of Canco), on or before the Outside Date, of the conditions set out in Schedule E, each of which is for the exclusive benefit of Acquireco and Canco and may be waived by Acquireco (for itself and on behalf of Canco) alone, at any time, in whole or in part, in its sole discretion.

D.	Satisfaction, Waiver and Release of Conditions.

Upon the issuance of a certificate of arrangement in respect of the Arrangement by the Director in accordance with the Final Order and the CBCA, the conditions provided for in this section shall be deemed conclusively to have been satisfied, fulfilled, waived or released.

3.	Representations and Warranties

A.	Representations and Warranties of Target.

Target represents and warrants to Acquireco and Canco as to those matters set forth in Schedule F (and acknowledges that Acquireco and Canco are relying on such representations and warranties in entering into this agreement and completing the Transactions).

B.	Representations and Warranties of Acquireco and Canco.

Acquireco and Canco jointly and severally represent and warrant to Target as to those matters set forth in Schedule G (and acknowledge that Target is relying on such representations and warranties in entering into this agreement and completing the Transactions).

C.	Survival of Representations, Warranties and Covenants.

The representations, warranties and covenants of Target and Acquireco and Canco contained in this agreement or in any instrument delivered pursuant to this agreement shall merge upon, and shall not survive, the Effective Date; provided that this Section 3.C shall not limit any covenant or agreement of the parties, which by its terms contemplates performance after the Effective Time.

4.	Implementation

A.	General.

The Transactions are intended, subject to the terms and conditions hereof and thereof, to result in, among other things, Acquireco acquiring all Target Shares outstanding immediately prior to the Effective Time as provided below and as set out in greater detail in the Plan of Arrangement:

(a)	each issued and outstanding Target Share (other than Exchangeable Elected Shares) held by a Target Shareholder (and other than Target Shares held by Acquireco or an affiliate or Dissenting Shareholders) shall be exchanged with Canco for:

(i)	Cash Consideration;

(ii)	Acquireco Share Consideration; or

(iii)	a combination thereof;

in accordance with the election or deemed election of such Target Shareholder pursuant to Section 2.3 of the Plan of Arrangement, and subject, in each case, to proration in accordance with Section 2.4 of the Plan of Arrangement.

(b)	each issued and outstanding Exchangeable Elected Share (other than Target Shares held by Acquireco or an affiliate or Dissenting Shareholders) shall be exchanged with Canco for:

(i)	Exchangeable Share Consideration; or

(ii)	a combination of Exchangeable Share Consideration and Cash Consideration;

in accordance with the election or deemed election of such Target Shareholder pursuant to Section 2.3 of the Plan of Arrangement and subject, in each case, to proration in accordance with Section 2.4 of the Plan of Arrangement.

A1.	Subject to the provisions of the Plan of Arrangement, Canco shall execute joint elections under subsection 85(1) or 85(2) of the ITA or any equivalent provincial legislation with Target Shareholders who are Eligible Holders (as defined in the Plan of Arrangement) and who are entitled to receive Exchangeable Shares under the Arrangement, subject to and in accordance with the Plan of Arrangement. In addition, each of Target, Acquireco and Canco shall (and shall cause its Subsidiaries to) use all commercially reasonable efforts to satisfy each of the conditions precedent to be satisfied by it, as soon as practical and in any event before the Effective Date, and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable to permit the completion of the Transactions in accordance with the Arrangement, this agreement, the agreements that it contemplates and applicable Law, and to cooperate with each other in connection therewith (provided, however, that, with respect to Canadian provincial or territorial qualifications, neither Acquireco nor Canco shall be required to register or qualify as a foreign corporation or to take any action that would subject it to service of process in any jurisdiction where it is not now so subject, except as to matters and transactions arising solely from the issuance of the Exchangeable Shares and the Acquireco Shares), including using all commercially reasonable efforts to:

(a)	provide notice to, and obtain all waivers, consents, permits, licenses, authorizations, orders, approvals and releases necessary or desirable to complete the Transactions from, Agencies and other persons, including parties to agreements, understandings or other documents to which each of Target and Acquireco (and its respective Subsidiaries) is a party or by which it or its properties are bound or affected (including loan agreements, shareholder agreements, leases, pledges, guarantees and security), the failure of which to provide or obtain would prevent the completion of the Arrangement or which, individually or in the aggregate, would reasonably be expected to be Materially Adverse to either Target or Acquireco and their respective Subsidiaries, in each case taken as a whole;

(b)	obtain the Interim Order and the approval of Target Securityholders at the Target Special Meeting at the earliest practicable date, as specified in the Interim Order and the Final Order;

(c)	effect or cause to be effected all registrations and filings and submissions of information necessary or desirable to complete the Transactions or requested of it by Agencies, the failure of which to obtain would reasonably be expected to prevent the completion of the Transactions or would reasonably be expected to be Materially Adverse to either Target or Acquireco and their respective Subsidiaries, in each case taken as a whole; and

(d)	keep the other reasonably informed as to the status of the proceedings related to obtaining the Regulatory Approvals, including providing the other with copies of all related applications and notifications.

B.	Options.

(a)	Prior to the Effective Time, Target’s board of directors shall accelerate the vesting of otherwise unvested Target Options and provide for the exercise of Target Options conditional on all conditions precedent to the Arrangement being satisfied or waived such that, immediately prior to the Effective Time, such Target Options that have been so conditionally exercised shall be deemed to have been exercised and the Target Shares issuable on exercise of such Target Options shall be deemed to be issued and outstanding. Target shall not permit or take any action to facilitate the exercise of any Target Options on a cashless basis; provided that holders of Target Options may arrange for financial assistance from third parties (other than the Target or any of its Subsidiaries) to fund the exercise of the Target Options.

(b)	Prior to the Effective Time and pursuant to Rule 16b-3(d) of the Securities Exchange Act, the board of directors of Acquireco will adopt a resolution approving the issuance pursuant to the Plan of Arrangement of Acquireco Shares to any parties that will become executive officers or directors of Acquireco and their affiliates so that such issuances are exempt from application of Section 16b of the Securities Exchange Act.

C.	Defence of Proceedings.

Each of Target, Acquireco and Canco shall diligently defend, or shall cause to be diligently defended, any lawsuits or other legal proceedings brought against it or any of its Subsidiaries or their respective directors, officers or shareholders challenging this agreement or the completion of the Transactions. Neither Target, Acquireco nor Canco shall settle or compromise (or permit any of their respective Subsidiaries to compromise or settle) any such claim brought in connection with the Transactions, without the prior written consent of the other (provided that written consent of Acquireco shall only be necessary to the extent settlement of such claim would bind either Acquireco or Canco or in any material respect affect, restrain or interfere with the conduct of the business of Target, Acquireco or any of their Subsidiaries or the consummation of the Transactions).

D.	Waiver of Shareholder Rights Plan.

Target shall take all required steps to cause the Target Rights Plan to terminate effective upon the Effective Time, without payment of any amounts to any holders thereunder. Prior to the earlier of (i) the Effective Time and (ii) the termination of this agreement, Target shall not terminate, waive any provision of, exempt any person from or amend the terms of the Target Rights Plan (or redeem the Target Rights) except as provided herein. Target hereby confirms, acknowledges and agrees (a) that the board of directors of Target has extended and will continue to extend the Separation Time (as defined in the Target Rights Plan) under the Target Rights Plan in respect of the Arrangement until after the vote by the Target Securityholders on the Arrangement at the Target Special Meeting, and (b) to obtain the consent of Target Securityholders to waive the Target Rights Plan so that neither the entering into nor delivery of this agreement, or the other agreements contemplated hereby nor the consummation of all or any part of the Transactions shall constitute a Flip-in Event (as defined in the Target Rights Plan).

E.	Securities Law Compliance and Related Covenants.

Acquireco shall use its commercially reasonable efforts (which, for greater certainty, shall not require Acquireco to consent to a term or condition of an approval or consent which Acquireco reasonably determines could have a Materially Adverse effect on Acquireco or its Subsidiaries):

(a)	to obtain all orders required from the applicable Securities Commissions to permit the first resale of:

(i)	the Exchangeable Shares issued pursuant to the Arrangement; and

(ii)	the Acquireco Shares issued from time to time upon exchange of the Exchangeable Shares, in each case without qualification with or approval of or the filing of any prospectus, or the taking of any proceeding with, or the obtaining of any further order, ruling or consent from, any Securities Commission in any of the provinces or territories of Canada (other than, with respect to such first resales, any restrictions on transfer by reason of a holder being a “control person” of Acquireco or Canco or Callco (as defined in the provisions attaching to the Exchangeable Shares) for purposes of Canadian provincial or territorial securities Laws.

(b)	to cause the Exchangeable Shares to be listed and posted for trading on the TSX by the Exchange Time and to take reasonable steps to maintain such listing for so long as there are Exchangeable Shares outstanding (other than those securities held by Acquireco or any of its affiliates);

(c)	to cause the listing and admission to trading on the TSX and NASDAQ of the Acquireco Shares to be issued at the Exchange Time and from time to time upon exchange of the Exchangeable Shares;

(d)	to ensure that Canco is, at the Effective Time and for so long as there are Exchangeable Shares outstanding (other than those Exchangeable Shares held by Acquireco or any of its affiliates), a “taxable Canadian corporation” and not a “mutual fund corporation,” each within the meaning of the ITA (as of the Effective Time and any modifications to such definitions which are consistent with the principles thereof); and

(e)	to file a registration statement on Form S-3 in order to register under the Securities Act the Acquireco Shares issued upon exchange of the Exchangeable Shares from time to time after the Effective Time, and use its commercially reasonable efforts to cause such registration statement to become effective at or prior to the

Effective Time and to maintain the effectiveness of such registration for the period that such Exchangeable Shares remain outstanding.

F.	Registrar and Transfer Agent.

Target shall permit the registrar and transfer agent for Target Shares to act as depositary in connection with the Arrangement and instruct that transfer agent to furnish to Acquireco (and such persons as it may reasonably designate) at such times as it may request such information and provide to Acquireco (and such persons as it may designate) such other assistance as it may reasonably request in connection with the implementation and completion of the Transactions.

G.	Access to Information; Confidentiality.

(a)	Other than in respect of Proprietary Information and subject to compliance with applicable Law, Target shall, and shall cause its Subsidiaries to, afford to Acquireco and to its Representatives, reasonable access during normal business hours during the period prior to the Effective Time to all of the properties, books, contracts, commitments, personnel and records of Target and its Subsidiaries and, during such period, Target shall, and shall cause each of its Subsidiaries to, furnish promptly to Acquireco (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal, provincial or state securities Laws and (ii) all other information concerning its business, properties and personnel as Acquireco may reasonably request, including any information with respect to Target Securityholder Approval at the Target Special Meeting and the status of the efforts to obtain such approval. Such information shall be held in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

(b)	During the period prior to the Effective Time, and subject to compliance with applicable Law, Acquireco shall, and shall cause its Subsidiaries to, furnish promptly to Target information concerning its business and properties as Target may reasonably request. Such information shall be held in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

H.	Duty to Inform.

Each of Target and Acquireco shall keep the other apprised of the status of matters relating to the completion of the Transactions and work cooperatively in connection with obtaining the requisite approvals and consents or governmental orders, including:

(a)	promptly notifying the other of, and, if in writing, promptly furnish the other with copies of, any communications from or with any Agency with respect to the Transactions;

(b)	permitting the other party to review in advance, and considering in good faith the view of one another in connection with, any proposed communication with any Agency in connection with proceedings under or relating to any applicable Law relating to the Transactions; and

(c)	not agreeing to participate in any meeting or discussion with any Agency in connection with proceedings under or relating to any applicable Law relating to the Transactions unless it consults with the other party in advance, and, to the extent permitted by such Agency, gives the other party the opportunity to attend and participate for such portions of such meeting or discussion at which matters relating to the Transactions are to be discussed.

I.	Board Recommendation.

The board of directors of Target shall in the Target Circular, subject to Section 6.E, recommend that Target Shareholders approve the Arrangement.

J.	Target Trust Indenture.

Prior to the Effective Time, Target shall use its commercially reasonable efforts to obtain the approval of the Debentureholders (as defined in the Target Trust Indenture) under the Trust Indenture to the consummation of the Arrangement and to deliver to the Trustee (as defined in the Target Trust Indenture) any documentation required under the terms of the Target Trust Indenture in connection with seeking such approval.

K.	Dividends

If, on or after the date of this agreement, Target should declare, set aside or pay any dividend or declare, make or pay any other distribution or payment on any Target Shares, which is or are payable or distributable to Target

Shareholders on a record date prior to the Effective Date, other than the next regularly scheduled semi-annual dividend of $0.02 per Target Share payable following the date hereof, then the aggregate amount of the consideration otherwise payable to Target Shareholders pursuant to the Plan of Arrangement will be reduced by the amount of any such dividend, distribution or payments.

L.	Withholding Rights.

Target, Canco, Callco, Acquireco and any person acting as depositary (the “Depositary”) in connection with the Arrangement shall be entitled to deduct and withhold from any dividend, price or consideration otherwise payable to any holder of Target Shares, Acquireco Shares or Exchangeable Shares such amounts as Target, Canco, Callco, Acquireco or the Depositary is required to deduct and withhold with respect to such payment under the ITA, United States tax laws or any other applicable Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the securities in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing Agency. To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, Target, Canco, Callco, Acquireco and the Depositary are hereby authorized to sell or otherwise dispose of such other portion of the consideration as is necessary to provide sufficient funds to Target, Canco, Callco, Acquireco and the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and Target, Canco, Callco, Acquireco and the Depositary shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale.

M.	Pre-Closing Reorganization.

Target covenants and agrees that, upon the reasonable request by Acquireco, Target shall, and shall cause each of its Subsidiaries to use its reasonable commercial efforts to (i) take such actions to reorganize their respective capital, assets and structure as Acquireco may request in writing, acting reasonably (collectively, the “Pre-Arrangement Reorganization”) and (ii) cooperate with Acquireco and its advisors in order to determine the nature of the Pre-Arrangement Reorganization that might be undertaken and the manner in which it might most effectively be undertaken; provided that the Pre- Arrangement Reorganization (A) does not interfere with the ongoing operations of Target and its Subsidiaries; (B) is not prejudicial to Target or any Subsidiary of Target or Target Securityholders or inconsistent with the provisions of this agreement; (C) shall not, and any actions taken in furtherance thereof shall be considered not to, constitute a breach of the representations or warranties or covenants hereunder; (D) does not require the directors, officers, employees or agents of Target or its Subsidiaries to take any action in any capacity other than as a director, officer or employee; (E) does not impede, or interfere with, delay the occurrence of the Effective Date by more than three Business Days after the satisfaction or waiver of the last of the conditions to be satisfied or waived in Schedules C, D or E, or prevent the completion of the Transactions; (F) shall not affect or modify in any respect the obligations of any of Acquireco or Canco under this agreement; (G) is reasonably capable of being consummated following the date of the Final Order and prior to the Effective Time; (H) does not have adverse Tax consequences to Target or its Subsidiaries; and (I) does not require Target or any of its Subsidiaries to obtain any waivers, consents, approvals, or make any filing (other than any Tax filing or election) with, any Agency or other third party or otherwise adversely affect any contract or agreement between Target or any of its Subsidiaries and any third party. Acquireco shall provide written notice to Target of any proposed Pre-Arrangement Reorganization at least five business days prior to the Effective Time provided that the Pre-Arrangement Reorganization shall in no event be effective prior to the granting of the Final Order. Acquireco shall bear all costs of the Pre-Arrangement Reorganization, including any liability for Taxes of Target or any of the Subsidiaries that may arise as a result of such Pre-Arrangement Reorganization. The parties will use their commercially reasonable efforts to structure the Pre-Arrangement Reorganization in such a manner that it is made effective immediately prior to the Effective Time. In the event that the Pre-Arrangement Reorganization is completed and the Arrangement is not completed as contemplated herein as a result of any termination of this agreement in accordance with its terms by Target, Acquireco shall reimburse Target for any loss or damages, including any liability for Taxes, caused to or incurred by Target or any of the Subsidiaries directly or indirectly as a result of such Pre-Arrangement Reorganization and shall also bear any cost associated with returning the corporate structure, capital structure, business, operations and assets, as applicable and as the case may be, to their state immediately prior to the Pre-Arrangement Reorganization (an “Unwinding Transaction”) where Target, in its sole discretion, considers such Unwinding Transaction to be necessary or desirable.

5.	Conduct of Business

A.	Conduct of Business by Target.

Prior to the Effective Time, unless Acquireco otherwise agrees in writing, or as otherwise expressly contemplated or permitted by this agreement or as disclosed in the Target Disclosure Statement, Target shall, and shall cause each of its Subsidiaries to, (i) conduct its business only in, not take any action except in, and maintain its facilities in, the ordinary course of business consistent with past practice, (ii) maintain and preserve its business organization and its material rights and franchises, (iii) use commercially reasonable efforts to retain the services of its officers and key employees, (iv) use commercially reasonable efforts to maintain relationships with customers, suppliers, lessees, joint venture partners, licensees, lessors, licensors and other third parties, and (v) maintain all of its operational assets in their current condition (normal wear and tear excepted) to the end that the goodwill and ongoing business of Target and its Subsidiaries shall not be impaired in any material respect. Without limiting the generality of the foregoing, Target shall (unless Acquireco otherwise agrees in writing, or as otherwise expressly contemplated or permitted by this agreement or as disclosed in the Target Disclosure Statement):

(a)	not do, permit any of its Subsidiaries to do or permit to occur any of the following (directly or indirectly),

(i)	issue, grant, sell, transfer, pledge, lease, dispose of, encumber or agree to issue, grant, sell, pledge, lease, dispose of or encumber,

(A)	any Target Shares or other securities entitling the holder to rights in respect of the securities or assets of Target or its Subsidiaries, other than pursuant to rights to acquire such securities existing at the date of this agreement as disclosed in the Target Disclosure Statement, or

(B)	any property or assets of Target or any of its Subsidiaries, except in the ordinary course of business consistent with past practice,

(ii)	amend or propose to amend the constitutional documents (including articles or other organizational documents or by-laws) of it or any of its Subsidiaries,

(iii)	redeem, purchase or offer to purchase any securities of its capital stock, or enter into any agreement, understanding or arrangement with respect to the voting, registration or repurchase of its capital stock,

(iv)	adjust, split, combine or reclassify its capital stock or merge, consolidate or enter into a joint venture with any person,

(v)	acquire or agree to acquire (by purchase, amalgamation, merger or otherwise) any person or assets that individually or in the aggregate exceeds $1 million,

(vi)	make, or commit to make, any capital expenditures that individually or in the aggregate exceeds $0.25 million,

(vii)	except as otherwise provided in this agreement or required by any Agency, amend, waive or modify, or propose to amend, waive or modify, the Target Rights Plan, as amended as of the date hereof,

(viii)	incur, create, assume, commit to incur, act or fail to act in any manner that would reasonably be expected to accelerate any obligations in respect of, guarantee or otherwise become liable or responsible for, indebtedness for borrowed money, other than advances from Subsidiaries of Target made in the ordinary course of business consistent with past practice,

(ix)	prepay any amount owing in respect of indebtedness for borrowed money,

(x)	settle or compromise any suit, claim, action, proceeding, hearing, notice of violation, demand letter or investigation,

(xi)	enter into, adopt or amend any Employee Benefit Plan or Employment Agreement, except as may be required by applicable Law,

(xii)	modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which Target is a party,

(xiii)	other than as a result of the Transactions, take any action that would give rise to a right to severance benefits pursuant to any employment, severance, termination, change in control or similar agreements or arrangements,

(xiv)	adopt or amend, or increase or accelerate the timing, payment or vesting of benefits under or funding of, any bonus, profit sharing compensation, stock option (other than Target Options), pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any current or former employee, director or consultant,

(xv)	amend the Target Option Plan or otherwise amend the terms of any Target Options, except that, for avoidance of doubt, Target’s board of directors shall be entitled to accelerate the vesting of otherwise unvested Target Options,

(xvi)	enter into any confidentiality agreements or arrangements other than in the ordinary course of business consistent with past practice, except as otherwise permitted in this agreement,

(xvii)	except as otherwise required by Law, make any material Tax election, settle or compromise any material Tax claim or assessment, file any Tax Return (other than any Tax Return due before the Effective Time and then only in a manner consistent with past practice), change any method of Tax accounting or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes,

(xviii)	except as required by Law or GAAP or as determined in the good faith judgement of Target’s board of directors, make any changes to existing accounting practices, or write up, write down or write off the book value of any assets in amount that, in aggregate, exceeds $2 million, except for depreciation and amortization in accordance with GAAP, or

(xix)	enter into or modify any employment, severance, collective bargaining or similar agreements or arrangements with, or take any action with respect to or grant any salary increases, bonuses, benefits, severance or termination pay to, any current or former officers, directors or other employees or consultants;

(b)	use its commercially reasonable efforts to cause the current insurance (or re- insurance) policies of it and its Subsidiaries not to be cancelled or terminated or any other coverage under those policies to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and reinsurance companies of nationally recognized standing reasonably acceptable to Acquireco providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(c)	not do or permit any action that would, or would reasonably be expected to, render any representation or warranty made by it in this agreement untrue or inaccurate in a manner that would, or would reasonably be expected to, be Materially Adverse to Target and its Subsidiaries, taken as a whole;

(d)	promptly notify Acquireco orally and in writing of any change in the ordinary course of the business, operations or properties of Target or its Subsidiaries and of any material complaints, investigations or hearings (or communications indicating that the same may be contemplated) that, individually is or in the aggregate are, or would reasonably be expected to be, Materially Adverse to Target and its Subsidiaries, taken as a whole;

(e)	not implement any other change in the business, affairs, capitalization or dividend policy of Target or its Subsidiaries that is, or in the aggregate are, or would reasonably be expected to be, Materially Adverse to Target and its Subsidiaries, taken as a whole; and

(f)	not enter into or modify any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 5.A.

B.	Conduct of Business by Acquireco.

(a)	Prior to the Effective Time, unless Target otherwise agrees in writing or as otherwise expressly contemplated or permitted by this agreement, Acquireco shall, and shall cause each of its Subsidiaries to, (i) conduct its business and maintain its facilities in the ordinary course of business consistent with past practice, (ii) maintain and preserve its business organization and its material rights and franchises, (iii) retain the services of its officers and key employees, (iv) maintain relationships with customers, suppliers, lessees, joint venture partners, licensees, lessors, licensors and other third parties, and (v) maintain all of its operational assets in their current condition (normal wear and tear excepted) to the end that the goodwill and ongoing business of Acquireco and its Subsidiaries shall not be impaired in any material respect. Without limiting the generality of the foregoing, Acquireco shall (unless Target otherwise agrees in writing or as otherwise expressly contemplated or permitted by this agreement):

(i)	not do or permit any action that would, or would reasonably be expected to, render any representation or warranty made by it in this agreement untrue or inaccurate in a manner that would, or would reasonably be expected to be, Materially Adverse to Acquireco and its Subsidiaries, taken as a whole;

(ii)	promptly notify Target orally and in writing of any change in the ordinary course of the business, operations or properties of Acquireco or its Subsidiaries and of any material complaints, investigations or hearings (or communications indicating that the same may be contemplated) that, individually is or in the aggregate are, or would reasonably be expected to be, Materially Adverse to Acquireco and its Subsidiaries, taken as a whole;

(iii)	not enter into or modify any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 5.B; and

(iv)	not implement any other change in the business, affairs, capitalization or dividend policy of Acquireco or its Subsidiaries that is, or in the aggregate are, or would reasonably be expected to be, Materially Adverse to Acquireco and its Subsidiaries, taken as a whole.

(b)	In addition, Acquireco shall not (unless Acquireco first consults with Target or as otherwise expressly contemplated or permitted by this agreement) do, permit any of its Subsidiaries to grant, sell, transfer, pledge, lease, dispose of, encumber or agree to grant, sell, pledge, lease, dispose of or encumber any property or assets of Acquireco or any of its Subsidiaries, except in the ordinary course of business consistent with past practice or as otherwise required to comply with the terms of any credit agreement contemplated by the Commitment Letter.

C.	Financing Commitments.

(a)	Concurrently with the execution and delivery hereof, Acquireco has delivered to Target a true copy of an executed commitment letter addressed to Acquireco (the “Commitment Letter”) from HSBC Bank U.S.A., N.A. (the “Financier”) pursuant to which the Financier has committed to provide Acquireco and Canco with financing in an aggregate amount of $100 million (the “Debt Financing”). The Commitment Letter is in full force and effect and is a legal, valid and binding obligation of Acquireco, and to the knowledge of Acquireco, the other parties thereto. No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Acquireco under the Commitment Letter. Acquireco has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Commitment Letter. Subject to its terms and conditions, the Debt Financing, when funded in accordance with the Commitment Letter, together with cash on hand at Acquireco and Target, will provide Acquireco and Canco with cash proceeds at the Effective Time sufficient to consummate the Arrangement upon the terms contemplated by this agreement.

(b)	Acquireco shall use its commercially reasonable efforts to complete definitive documentation with respect to the Debt Financing or alternative financing in the aggregate amount of $100 million on or before January 18, 2010. In the event that Acquireco is unable to complete definitive documentation with respect to either the Debt Financing or alternative financing by January 18, 2010 in accordance with the immediately preceding sentence, Acquireco shall use its commercially reasonable efforts to arrange the Debt Financing or obtain alternative financing in the aggregate amount of $100 million as promptly as practicable and in any event prior to the Outside Date, which Debt Financing or alternative financing shall be on terms acceptable to Acquireco and Target, acting reasonably. Acquireco shall give Target prompt notice of any breach or alleged breach by any party of the Commitment Letter or any termination of the Commitment Letter. Acquireco shall keep Target informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing or alternative financing. For the avoidance of doubt, if the Debt Financing or any alternative financing has not been obtained, Acquireco and Canco shall continue to be obligated to consummate the Arrangement on the terms contemplated by this agreement and the failure to obtain the Debt Financing or any alternative financing shall not be a condition to the obligations of Acquireco or Canco to perform its obligations hereunder or to complete the Arrangement.

(c)	Acquireco shall at all times maintain in good standing and in full force and effect its senior secured revolving credit facility existing under that Third Amended and Restated Credit Agreement dated as of October 30, 2008 by and among Acquireco, the Financier and The Bank of Nova Scotia, among others, and shall not draw any amounts thereunder except to finance the cash portion of the consideration payable under the Arrangement.

6.	Alternative Transactions

A.	Non-Solicitation; Adverse Acts.

Except in respect of any action or inaction that is permitted by this agreement, Target shall not (and shall not permit any of its Subsidiaries to), directly or indirectly, through any of its or its Subsidiaries’ Representatives or otherwise, take any action that would reasonably be expected to in any way reduce the likelihood of the successful completion of the Transactions. Without limiting the foregoing, Target shall not (and shall not permit any of its Subsidiaries to), directly or indirectly, including through any of its or its Subsidiaries’ Representatives:

(a)	solicit, initiate, knowingly encourage, or facilitate (including by way of furnishing non-public information) any inquiries or the making by any third party of any proposals regarding an Alternative Transaction;

(b)	participate in any discussions or negotiations regarding any Alternative Transaction;

(c)	approve or recommend any Alternative Transaction; or

(d)	accept or enter any agreement, arrangement or understanding related to any Alternative Transaction.

Additionally, Target shall:

(e)	immediately cease and cause to be terminated any existing discussions or negotiations, directly or indirectly, with any person with respect to any Alternative Transaction; and

(f)	not, directly or indirectly, waive or vary any terms or conditions of any confidentiality or standstill agreement that it has entered into with any person considering any Alternative Transaction and shall promptly request the return (or the deletion from retrieval systems and data bases or the destruction) of all information, in each case subject to the terms and conditions of each such agreement.

B.	Permitted Actions.

Notwithstanding anything in this agreement, nothing shall prevent Target, its Subsidiaries or its or their Representatives or the board of directors of Target from:

(a)	complying with the obligations of the board of directors of Target under applicable securities Law to prepare and deliver a directors’ circular in response to a take-over bid;

(b)	participating in any proceeding in respect of the Target Rights Plan in accordance and consistent with Target’s obligations hereunder; and

(c)	considering, participating in discussions or negotiations and entering into confidentiality agreements and providing information, in each case pursuant to Section 6, regarding a bona fide written Acquisition Proposal that (i) did not result from a breach of Section 6 prior thereto, and (ii) the board of directors of Target has determined by formal resolution, in good faith and after consultation with its financial advisors and outside legal counsel, is or is reasonably likely to result in a Superior Proposal, but only to the extent that the board of directors of Target also has determined by formal resolution, in good faith after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties.

The board of directors of Target shall not, except in compliance with Section 6.E and F, approve, recommend, accept, support or enter into any other agreement, arrangement or understanding in respect of any such Acquisition Proposal other than a confidentiality agreement contemplated by Section 6.D.

C.	Notification of Acquisition Proposal.

Target shall promptly notify Acquireco, at first orally and then promptly thereafter in writing, of any Acquisition Proposal made after the date hereof and any inquiry that Target reasonably expects to lead to any Alternative Transaction, or any amendments to the foregoing, or any request for information relating to Target or any of its Subsidiaries in connection with any Alternative Transaction or for access to the properties, books, or records of Target or any of its Subsidiaries by any person that Target reasonably believes is proposing to make, or has made, any Alternative Transaction. Such notices shall include a description of the material terms and conditions of any proposal and the identity of the person making such proposal or inquiry. Target shall thereafter provide such other details of the proposal or inquiry, discussions or negotiations as Acquireco may reasonably request and shall attach copies of all letters, agreements and other documentation (whether executed or in draft) exchanged by or on behalf of Target and the party making the Acquisition Proposal in respect of such Alternative Transaction. Target shall keep Acquireco reasonably informed by way of further notices of the status including any change to the material terms of any such Alternative Transaction.

D.	Access to Information.

If Target receives a request for information from a person that has made a bona fide written Acquisition Proposal that complies with Section 6.B(c)(i) and (ii), then, and only in such case, the board of directors of Target may, subject to, only if such person is not already party to a confidentiality agreement in favour of Target, the execution by such person of a confidentiality agreement containing a commercially reasonable standstill provision (which, for greater certainty, shall in no event prevent or restrict such person, Target, its Subsidiaries or its or their Representatives, or the board of directors of Target from engaging in any activities otherwise permissible under Section 6.B(c)), terms at least as favourable to Target as those contained in the Confidentiality Agreement and a prohibition on such person’s use of any information regarding the Target or its Subsidiaries for any reason whatsoever other than as relates to such person’s evaluation and consummation of the transaction that is the subject of the Acquisition Proposal, provide such person with access to information regarding Target and its Subsidiaries; provided that Target sends a copy of any such confidentiality agreement to Acquireco promptly upon its execution and Target provides Acquireco (to the extent it has not already done so) with copies of the information (other than any Proprietary Information) provided to such person and promptly provides Acquireco with access to all information to which such person was provided access (other than any Proprietary Information).

E.	Implementation of Superior Proposal.

Subject to Acquireco’s rights under Section 6.F, Target may accept, approve or recommend (and thereby change its recommendation regarding the Transactions) or enter into a definitive agreement, undertaking or arrangement in respect of a Superior Proposal in respect of which there has been no breach of Section 6 only if:

(a)	Target has complied with its obligations under this Section 6 with respect to the Superior Proposal, including by providing Acquireco with all documentation required to be delivered under Section 6.C and a copy of the Superior Proposal (including any draft agreement to be entered into by Target which governs the Superior Proposal);

(b)	a period expiring at 5:00 p.m. (Toronto time) on the fifth business day (the “Response Period”) after the later of (i) the date on which Acquireco received written notice from the board of directors of Target that it has resolved, subject only to compliance with this Section 6.E, to accept, or enter into a definitive agreement, undertaking or arrangement in respect of, a Superior Proposal, and (ii) the date Acquireco received a copy of the Superior Proposal as provided in Section 6.E(a); and

(c)	the board of directors of Target has considered any amendment to the terms of this agreement proposed in writing by Acquireco (or on its behalf) before the end of the Response Period as contemplated in Section 6.F and determined in good faith, after consultation with its financial advisors and outside legal counsel, that the Superior Proposal remains a Superior Proposal (as assessed against this agreement, together with the written amendments, if any, proposed by Acquireco before the end of the Response Period) and that it would be inconsistent with its fiduciary duties not to enter into a binding agreement in respect of the Superior Proposal.

If the Response Period would not terminate before the Target Special Meeting, at the request of Acquireco, Target shall adjourn the Target Special Meeting to a date that is no less than two and no more than five business days after the Response Period.

F.	Response by Acquireco.

During the Response Period, Acquireco shall have the right, but not the obligation, to offer in writing to amend the terms of this agreement. The board of directors of Target shall review any such written offer by Acquireco to amend this agreement in good faith, in consultation with its financial advisors and outside legal counsel, to determine whether the Acquisition Proposal to which Acquireco is responding would be a Superior Proposal when assessed against this agreement, as would be amended in accordance with the written amendments, if any, proposed by Acquireco before the end of the Response Period. If the board of directors of Target does not so determine by formal resolution, it shall enter into an amended agreement with Acquireco and Canco reflecting Acquireco’s proposed written amendments. Provided that neither Acquireco nor Canco is in breach of or has failed to perform any of its representations, warranties covenants or agreements set forth in this agreement, where such breach or failure would render Acquireco and Canco incapable of consummating the Transactions, if the board of directors of Target does so determine then, subject only to Target paying (or causing to be paid) to Acquireco $32 million (the “Termination Fee”) in immediately available funds to an account designated by Acquireco, Target may enter into a definitive agreement, undertaking or arrangement in respect of, a Superior Proposal; provided that in no event shall the board of directors of Target take any action prior to the end of the Response Period that may obligate Target or any other person to seek to interfere with the completion of the Transactions, or impose any “break-up,” “hello” or other fees or options or rights to acquire assets or securities, or any other obligations that would survive completion of the Transactions, on Target or any of its Subsidiaries, property or assets.

G.	General.

Nothing in this Section 6 (except as contemplated in Section 6.E) shall limit the obligation of Target to convene and hold the Target Special Meeting to consider the Arrangement as contemplated in Section 1.A. Each successive amendment to any material terms of an Acquisition Proposal shall constitute a new Acquisition Proposal for the purposes of Section 6.E and F and Acquireco shall be afforded a new Response Period in respect of each such Acquisition Proposal.

7.	Termination and Amendment of Agreement

A.	Termination.

The rights and obligations of the parties pursuant to this agreement, other than pursuant to the last paragraph of Section 1.B, the last sentence of Section 4.G(a), the last sentence of Section 4.M, and Sections 7, 8, 9.D, 10 and 11, may be terminated at any time before the Effective Time:

(a)	by mutual agreement in writing executed by Target and Acquireco (for itself and on behalf of Canco) (for greater certainty, without further action on the part of Target Securityholders if termination occurs after the holding of the Target Special Meeting);

(b)	by Target,

(i)	after the Outside Date, if the conditions provided in Section 2.A and B have not been satisfied or waived by Target on or before the Outside Date, provided however that the right to terminate in this Section 7.A(b)(i) shall not be available to Target if its failure to fulfill any of its obligations under this agreement or if its breach of any of its representations and warranties under this agreement has been the cause of, or resulted in, the failure of the Effective Time to occur by such Outside Date; or

(ii)	if there shall be enacted or made any applicable Law that makes consummation of the Arrangement illegal or otherwise prohibited or enjoins Target, Canco or Acquireco from consummating the Arrangement and such applicable Law (if applicable) or enjoinment shall have become final and non-appealable; or

(iii)	at any time if the board of directors of Target authorizes Target to enter into a definitive agreement, undertaking or arrangement in respect of a Superior Proposal in the circumstances contemplated by Section 6.E; or

(iv)	at any time following the Target Special Meeting, if Target Securityholders do not cast (or do not cause to be cast) sufficient votes at the Target Special Meeting to permit completion of the Arrangement; or

(v)	at any time if Acquireco or Canco shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this agreement, which breach or failure is, or would reasonably be expected to be, Materially Adverse to Acquireco and its Subsidiaries as a whole; and

(c)	by Acquireco,

(i)	after the Outside Date, if the conditions provided in Section 2.A and C have not been satisfied or waived by Acquireco on or before the Outside Date, provided however that the right to terminate in this Section 7.A(c)(i) shall not be available to Acquireco if its or Canco’s failure to fulfill any of its or Canco’s obligations under this agreement or if its or Canco’s breach of any of its or Canco’s representations and warranties under this agreement has been the cause of, or resulted in, the failure of the Effective Time to occur by such Outside Date; or

(ii)	if there shall be enacted or made any applicable Law that makes consummation of the Arrangement illegal or otherwise prohibits or enjoins Target, Acquireco or Canco from consummating the Arrangement and such applicable Law (if applicable) or enjoinment shall have become final and non-appealable; or

(iii)	at any time if the board of directors of Target, or the Target, as applicable,

(A)	does not recommend in the Target Circular, or withdraws or modifies in a manner adverse to Acquireco or refuses to affirm (following the public announcement of any bona fide Acquisition Proposal within the later of (i) 5 days after a written request from Acquireco, and (ii) one calendar day following the expiry of any applicable Response Periods) its recommendation that Target Shareholders vote in favour of the Arrangement (it being acknowledged and agreed that a recommendation that Target Shareholders vote in favour of the Arrangement made by the board of directors of Target after the date hereof (including in the Target Circular) other than on a unanimous basis shall not constitute a withdrawal, adverse modification or failure to reaffirm the recommendation of the board of directors of Target that Target Shareholders vote in favour of the Arrangement); or

(B)	does not recommend against (following the public announcement of any bona fide Acquisition Proposal within the later of (i) 5 days after a written request from Acquireco, and (ii) one calendar day following the expiry of any applicable Response Periods) the Target Shareholders voting in favour of an Alternative Transaction; or

(C)	approves, recommends, accepts or enters into any agreement, undertaking or arrangement in respect of an Alternative Transaction (other than a confidentiality agreement as contemplated in Section 6) but excluding the resolutions referred to in Section 6.B(c) and Section 6.E; or

(D)	breaches or fails to perform any of the covenants or agreements set forth in Section 6 (other than those covenants and agreements set forth in Sections 6.C and 6.D), or materially breaches or fails to perform in all material respects any of the covenants or agreements set forth in Sections 6.C or 6.D; or

(iv)	at any time if the Target Special Meeting is cancelled, adjourned or delayed except as expressly permitted or contemplated by this agreement or agreed to by Acquireco in writing or requested by Acquireco;

(v)	at any time following the Target Special Meeting, if Target Securityholders do not cast (or do not cause to be cast) sufficient votes at the Target Special Meeting to permit completion of the Arrangement; and

(vi)	at any time if Target shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this agreement, which breach or failure is, or would reasonably be expected to be, Materially Adverse to the Target and its Subsidiaries as a whole.

Neither Target nor Acquireco may seek to rely upon the failure to satisfy any conditions precedent in Section 2.A, B or C or exercise any termination right arising therefrom or any termination right provided in Sections 7.A(b)(v) or 7.A(c)(vi), unless forthwith and in any event prior to the filing of the articles of arrangement for acceptance by the Director, Target or Acquireco, as the case may be, has delivered a written notice to the other specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which Target or Acquireco, as the case may be, is asserting as the basis for the non-fulfilment of the applicable condition precedent or the exercise of the termination right, as the case may be. If any such notice is delivered, provided that Target or Acquireco, as the case may be, is proceeding diligently to cure all such matters, if and for so long as all such matters are susceptible of being cured (for greater certainty, except by way of disclosure in the case of representations and warranties) (“Curable Matters”), the other may not terminate this agreement as a result thereof until the earlier of (i) the date that any Curable Matter is no longer susceptible of being cured, (ii) the date that Target or Acquireco, as the case may be, is no longer proceeding diligently to cure all Curable Matters, and (iii) the later of (A) the Outside Date and (B) the expiration of a period of 15 days from such notice (the “Termination Period”). If such notice has been delivered prior to the date of the Target Special Meeting, such meeting shall, unless the parties agree otherwise, be postponed or adjourned until the earlier of (i) the date that is two business days after the date that Target or Acquireco, as the case maybe, notifies the other that all Curable Matters have been cured, and (ii) the expiry of the Termination Period unless this Agreement is terminated on such date. If such notice has been delivered prior to the making of the application for the Final Order or the filing of the articles of arrangement for acceptance by the Director, such application and such filing shall be postponed until the earlier of (x) the date that is two business days after the date that Target or Acquireco, as the case maybe, notifies the other that all Curable Matters have been cured, and (y) the expiry of the Termination Period unless this Agreement is terminated on such date. For greater certainty, if all Curable Matters are cured within the Termination Period without being Materially Adverse to the curing party and its Subsidiaries, taken as a whole, this agreement may not be terminated as a result of the Curable Matter having been cured.

In the event of the termination of this agreement as provided in Section 7.A, this agreement shall forthwith have no further force or effect and there shall be no obligation on the part of Acquireco, Canco or Target hereunder except as set forth in the last paragraph of Section 1.B, the last sentence of Section 4.G(a), the last sentence of Section 4.M, and Sections 7, 8, 9.D, 10 and 11, which provisions shall survive the termination of this agreement; provided further that, subject to Section 8.B, the termination of this agreement in accordance with Section 7.A shall not relieve any party from any liability for any material breach by it of this agreement. A termination of this agreement shall not constitute a termination of the Confidentiality Agreement which shall continue in full force and effect in accordance with its terms.

B.	Amendment.

This agreement, including the Plan of Arrangement, may be amended by written agreement of the parties at any time before and after the Target Special Meeting, but not later than the Effective Date and any such amendment may, subject to applicable Law or the Interim Order, without limitation:

(a)	change the time for performance of any of the obligations or acts of the parties;

(b)	waive any inaccuracies in or modify any representation contained in this agreement or any document to be delivered pursuant to this agreement;

(c)	waive compliance with or modify any of the covenants contained in this agreement or waive or modify performance of any of the obligations of the parties; and/or

(d)	waive compliance with or modify any condition precedent contained in this agreement.

C.	Approval of Amendments.

Target and Acquireco will use all commercially reasonable efforts to obtain the approvals of the Court and Target Shareholders in respect of any amendments to this agreement, including the Plan of Arrangement, to the extent required by applicable Law.

8.	Termination Payments

A.	Payment to Acquireco.

Provided that neither Acquireco nor Canco is in breach of or has failed to perform any of its representations, warranties covenants or agreements set forth in this agreement, where such breach or failure would render Acquireco and Canco incapable of consummating the Transactions:

(a)	If Target is required to pay Acquireco the Termination Fee in accordance with Sections 6.E and 6.F, Target shall immediately pay (or cause to be paid) the Termination Fee to Acquireco in immediately available funds to an account designated by Acquireco.

(b)	If Acquireco exercises its right of termination pursuant to Section 7.A(c)(iii)(A), (B) or (C) or Section 7.A(c)(iv), Target shall immediately pay (or cause to be paid) the Termination Fee to Acquireco in immediately available funds to an account designated by Acquireco.

(c)	If Acquireco exercises its right of termination pursuant to Section 7.A(c)(v) or Target exercises its right of termination pursuant to Section 7.A(b)(iv), Target (i) shall immediately pay (or cause to be paid) to Acquireco in immediately available funds to an account designated by Acquireco, Acquireco’s reasonable and documented out-of-pocket expenses incurred in connection with this agreement up to a maximum of $5 million (but, for greater certainty, excluding any fees of any financial advisors) (such amount so paid, the “Expenses”), and (ii) if, prior to the time of the Target Special Meeting, a bona fide written Acquisition Proposal has been publicly announced and has not been withdrawn and at any time within the six months after the date of such termination, Target approves, recommends, accepts, enters into any agreement, undertaking or arrangement in respect of, or consummates an Acquisition Proposal, Target shall immediately pay (or cause to be paid) to Acquireco an additional cash amount equal to the difference between the Termination Fee and the Expenses in immediately available funds to an account designated by Acquireco.

For greater certainty, in no circumstance shall Target be obligated to make a payment under more than one of subparagraphs (a), (b) and (c) of this Section 8.A.

B.	Damages.

The parties acknowledge and agree that the payment of the Termination Fee or other amounts set forth in Section 8.A are payments of liquidated damages which are a genuine pre-estimate of the damages which Acquireco and Canco would suffer or incur as a result of the event giving rise to such damages and the resultant termination of this agreement and are not a penalty. The parties further acknowledge and agree, however, that, notwithstanding any other provision in this agreement to the contrary, in connection with any termination of this agreement where a Termination Fee or other amount set forth in Section 8.A is not paid or payable, Target, Acquireco and Canco shall be entitled to any additional remedies set forth in this agreement, including injunctive relief and specific performance, and all additional and other remedies available at law or in equity to which Target, Acquireco or Canco, as applicable, may be entitled. Target irrevocably waives any right it may have to raise a defence that any amounts that are required to be paid to Acquireco pursuant to Section 8.A are excessive or punitive. Acquireco and Canco agree that the payment of the Termination Fee and other amounts set forth in Section 8.A are the sole and exclusive remedies of Acquireco and Canco in respect of the events giving rise to the payment of such amounts.

9.	Acquireco Covenants.

A.	Indemnities.

From and after the Effective Time, and subject to the immediately following paragraph, Acquireco shall, and shall cause Target to, indemnify and hold harmless and provide advancement of expenses to, and Acquireco shall not do anything to prevent Target from indemnifying and holding harmless and providing advancement of expenses to, all present and past directors and officers of any member of the Target Group (the “Indemnified Persons”) to the maximum extent permitted by Law and in accordance with the terms of any such arrangements between Target and its present and past directors and officers existing on the date hereof, against any and all liabilities and obligations, costs or expenses (including reasonable legal fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative arising out of or related to such Indemnified Person’s service as a director or officer of any member of the Target Group or services performed by such persons at the request of any member of the Target Group at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including the approval of this agreement, the Arrangement or the other transactions contemplated by this agreement or arising out of or related to this agreement and the Transactions contemplated hereby.

Without the consent of the Indemnified Person, neither Acquireco nor Target shall settle, compromise or consent to the entry of any judgment in any claim, action, suit, proceeding or investigation or threatened claim, action, suit, proceeding or investigation for which indemnification is required to be provided under this Section 9 (i) unless such settlement, compromise or consent includes an unconditional release of the applicable Indemnified Person (which release shall be in form and substance reasonably satisfactory to such Indemnified Person) from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Person otherwise consents or (ii) that includes an admission of fault of such Indemnified Person.

Subject only to the limitations set forth in this Section 9, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favour of any Indemnified Person as provided in the articles of incorporation or by-laws of any member of the Target Group or any indemnification contract or policy between such Indemnified Person and any member of the Target Group existing on the date hereof shall survive the Effective Time and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Person.

B.	Directors and Officers Insurance and Other Indemnification Matters.

Without limiting the right of Target to do so prior to the Effective Time, Acquireco hereby agrees to cause Target to secure directors’ and officers’ liability insurance coverage by not later than the Effective Time from a reputable and financially sound insurance carrier and containing terms and conditions that are no less advantageous to the directors and officers of the Target Group than those contained in Target’s policy in effect on the date hereof for the current and former directors and officers of each member of the Target Group on a six year “trailing” (or “run-off”) basis with respect to any claim related to any period or time at or prior to the Effective Time; provided, however, that Acquireco and Target shall not be required to maintain or obtain policies providing such coverage except to the extent such coverage can be provided at an annual cost of no greater than 200% of the most recent annual premium paid by Target prior to the date hereof (the “Cap”); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Acquireco shall only be required to cause Target to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

If any member of the Target Group or any of their respective successors or assigns shall (i) amalgamate, consolidate with or merge or wind-up into any other person and shall not be the continuing or surviving corporation or entity, or (ii) transfer all or substantially all of its properties and assets to any person, then, and in each such case, Acquireco shall assume all of the obligations of Target set forth in Sections 9.A and 9.B.

C.	Employment Agreements.

Acquireco covenants and agrees, at and after the Effective Time, that it will cause each member of the Target Group and any of their respective successors to honour and comply with the terms of all existing employment agreements, termination, severance, change of control, retention plans or policies and pension plans and similar agreements of the Target Group as disclosed in the Target Disclosure Statement. Nothing in this Section 9.C shall limit any member of the Target Group from terminating any of their employees, subject to applicable Law and the terms of any applicable contract.

D.	Third Party Beneficiaries.

This agreement is not intended to, and shall not, confer upon any other person any rights or remedies hereunder, except as set forth in or contemplated by the terms and provisions of Section 9.A, B, C, this Section 9.D, the last paragraph of Section 1.B, the first sentence of Section 4.A1 and Section 4.E(e) (which provisions shall for greater certainty survive the Effective Time and continue in full force and effect in accordance with their terms after the Effective Time).

E.	Guarantee.

Acquireco unconditionally and irrevocably guarantees, covenants and agrees to be jointly and severally liable with Canco for the due and punctual performance of each and every obligation of Canco arising under this agreement and in respect of the Transactions.

10.	Confidentiality and Public Disclosure

Target and Acquireco shall consult with each other as to the general nature of any news releases or public statements with respect to this agreement or the Transactions, and shall use their respective commercially reasonable efforts not to issue any news releases or public statements inconsistent with the results of such consultations. Subject to applicable Law, each party shall use its commercially reasonable efforts to enable the other party to review and comment on all such news releases and public statements prior to the release thereof. The parties agree to issue jointly the news release in the agreed form with respect to this agreement and the Transactions following the execution of this agreement in accordance with Section 1.D. Target and Acquireco shall consult with each other in preparing and making any filings and communications in connection with any Regulatory Approvals and in seeking any third-party consents contemplated in Section 4.A.

11.	General

A.	Definitions.

For the purposes of this agreement, those terms defined in Schedule A and Schedule B shall have the meanings attributed to them in those Schedules.

B.	Assignment.

Except as expressly permitted by the terms hereof, neither this agreement including (for greater certainty) the Plan of Arrangement, nor any of the rights, interests or obligations hereunder or thereunder shall be assigned by either of the parties without the prior written consent of the other party. Acquireco and Canco may each assign all or any part of its rights or obligations under this agreement to one or more of its direct or indirect wholly-owned subsidiaries or any combination thereof provided that if such assignment takes place, Acquireco shall continue to be fully liable as primary obligor and not merely as surety and, on a joint and several basis with any such entity, to Target for any default in performance by the assignee of any of Acquireco’s or Canco’s obligations hereunder and Acquireco agrees to provide to Target a guarantee in form and substance satisfactory to Target in respect thereof.

C.	Binding Effect.

This agreement, including (for greater certainty) the Plan of Arrangement, shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. No third party shall have any rights under this agreement except as expressly set forth in Section 9.D.

D.	Representatives.

Each of Target and Acquireco and Canco shall ensure that its and its Subsidiaries’ Representatives (other than persons who are insiders only as a result of their shareholdings) are aware of the provisions of this agreement, and each of Target and Acquireco and Canco shall be responsible for any breach of those provisions by any of those persons, respectively.

E.	Responsibility for Expenses.

Except as provided in Section 4.M and Section 8.A(c)(i), each party to this agreement shall pay its own expenses incurred in connection with this agreement and the completion of the Transactions that it contemplates, whether or not the Arrangement and the Transactions are completed.

F.	Time.

Time shall be of the essence of this agreement in each and every matter or thing herein provided.

G.	Notices.

(a)	Each party shall give prompt notice to the other of:

(i)	the occurrence or failure to occur of any event that causes, or would reasonably be expected to cause, any representation or warranty on its part contained in this agreement to be untrue or inaccurate or, in the case of Target, that is or would reasonably be expected to be, Materially Adverse to any of Target and its Subsidiaries; and

(ii)	any material breach of its obligations under this agreement, provided that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this agreement.

(b)	Each of Target and Acquireco shall give prompt notice to the other of any previously undisclosed fact of which it becomes aware after the date of this agreement that is, or would reasonably be expected to be, in the case of Target, Materially Adverse to Target or its Subsidiaries, taken as a whole or, in the case of Acquireco, is or would reasonably be expected to be Materially Adverse to the ability of Acquireco or Canco to perform its obligations under this agreement.

(c)	Any notice or other communications required or permitted to be given under this agreement shall be sufficiently given if delivered in person, by overnight courier, or if sent by facsimile transmission (provided such transmission is recorded as being transmitted successfully):

(i)	in the case of Target, to the following address:

Target
Attn: Mr. Douglas B. Silver, Chairman and Chief Executive Officer
10 Inverness Drive East Suite 104
Englewood, Colorado 80112

Tel: (303) 799-9015
Fax: (303) 799-9017

with a copy to (which shall not constitute notice):

Fasken Martineau DuMoulin LLP
Attn: Mr. Michael Bourassa
66 Wellington Street West
Suite 4200
Toronto-Dominion Bank Tower
Toronto, Ontario M5K 1N6

Tel: (416) 865-5455
Fax: (416) 364-7813

and:

Perkins Coie LLP
Attn: Mr. Sonny Allison
1899 Wynkoop Street, Suite 700
Denver, Colorado 80202

Tel: (303) 291-2300
Fax: (303) 291-2400

(ii)	in the case of Acquireco or Canco, to the following address:

Acquireco
Attn: Mr. Bruce Kirchhoff, Vice President and General Counsel
1660 Wynkoop Street
Suite 1000
Denver, Colorado 80202-1132
Tel: (303) 573-1660
Fax: (303) 573-9385

with a copy to (which shall not constitute notice):

McCarthy Tetrault LLP
Attn: Mr. Graham Gow
66 Wellington Street West
Suite 5300
Toronto-Dominion Bank Tower
Toronto, Ontario M5K 1E6

Tel: (416) 362-1812
Fax: (416) 868-0673

and:

Hogan & Hartson LLP
Attn: Mr. Paul Hilton
One Tabor Center, Suite 1500
1200 Seventeenth Street
Denver, Colorado 80202

Tel: (303) 899-7300
Fax: (303) 899-7333

or at such other address as the party to which such notice or other communication is to be given has last notified the party giving the same in the manner provided in this section, and if so given, the same shall be deemed to have been received on the date of such delivery or sending.

H.	Governing Law.

This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable herein. Each party hereto irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Ontario with respect to any matter arising hereunder or related hereto.

I.	Injunctive Relief.

Except as otherwise provided herein (including Section 8), any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by Target, on the one hand, or Acquireco or Canco, on the other hand, of any of their respective covenants or obligations set forth in this agreement, Target, on the one hand, and Acquireco and Canco, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this agreement by the other, and to specifically enforce the terms and provisions of this agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this agreement. Each of the parties hereto hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this agreement by it, and to specifically enforce the terms and provisions of this agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other party under this agreement.

The parties hereto further agree that, except as provided herein (including Section 8) (x) by seeking the remedies provided for in this Section 11.I, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this agreement in the event that this agreement has been terminated or in the event that the remedies provided for in this Section 11.I are not available or otherwise are not granted, and (y) nothing set forth in this Section 11.I shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 11.I prior or as a condition to exercising any termination right under Section 7.A (and pursuing damages after such termination), nor shall the commencement of any legal proceeding restrict or limit any party’s right to terminate this agreement in accordance with the terms of Section 7.A or pursue any other remedies under this agreement that may be available then or thereafter.

J.	Currency.

Except as expressly indicated otherwise, all sums of money referred to in this agreement are expressed and shall be payable in United States dollars.

K.	Accounting Matters.

All accounting terms used in this agreement shall have the meanings attributable thereto under GAAP and all determinations of an accounting nature required to be made in respect of Target and Acquireco shall be made in a manner consistent with GAAP.

L.	Knowledge.

Where the phrase “to the knowledge of Target” is used, such phrase shall mean, in respect of each representation and warranty or other statement which is qualified by such phrase, that such representation and warranty or other statement is being made based upon the actual knowledge of Douglas Silver, Ray Jenner, Paul Zink, James Lydic and David Hammond after reasonable inquiry within Target (which, for greater certainty, shall not require any new third party audits or studies or require any enquiries of third parties).

Where the phrase “to the knowledge of Acquireco” is used, such phrase shall mean, in respect of each representation and warranty or other statement which is qualified by such phrase, that such representation and warranty or other statement is being made based upon the actual knowledge of Tony Jensen, Stefan Wenger, Bill Heissenbuttel and Bruce Kirchhoff after reasonable inquiry within Acquireco (which, for greater certainty, shall not require any new third party audits or studies or require any enquiries of third parties).

M.	Entire Agreement.

This agreement, including the Plan of Arrangement, constitutes the entire agreement of the parties with respect to the Transactions, as of the date of this agreement, and shall supersede all agreements, understandings, negotiations and discussions whether oral or written, between the parties, including the Exclusivity Agreement, with respect to the Transactions on or prior to the date of this agreement, other than the Confidentiality Agreement.

N.	Further Assurances.

Each party shall, from time to time, and at all times hereafter, at the request of the other party hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof and of the Plan of Arrangement.

The parties shall act in a commercially reasonable manner in exercising their rights and performing their duties under this agreement.

O.	Waivers and Modifications.

Target and Acquireco (for itself and on behalf of Canco) may waive or consent to the modification of, in whole or in part, any inaccuracy of any representation or warranty made to it under this agreement or in any document to be delivered pursuant to this agreement and may waive or consent to the modification of any or the obligations contained in this agreement for its benefit or waive or consent to the modification of any of the obligations of the other party. Any waiver or consent to the modification of any of the provisions of this agreement, to be effective, must be in writing executed by the party granting such waiver or consent.

P.	Privacy Issues.

(a)	For the purposes of this Section 11.P, the following definitions shall apply:

(i)	“applicable law” means, in relation to any person, transaction or event, all applicable Law by which such person is bound or having application to the transaction or event in question, including applicable privacy laws;

(ii)	“applicable privacy laws” means any and all applicable Law relating to privacy and the collection, use and disclosure of Personal Information in all applicable jurisdictions, including but not limited to the Personal Information Protection and Electronic Documents Act (Canada) and/or any comparable provincial law;

(iii)	“authorized authority” means, in relation to any person, transaction or event, any: (A) federal, provincial, municipal or local governmental body (whether administrative, legislative, executive or otherwise), both domestic and foreign; (B) agency, authority, commission, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government; (C) court, arbitrator, commission or body exercising judicial, quasi-judicial, administrative or similar functions; and (D) other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any stock or other securities exchange, in each case having jurisdiction over such person, transaction or event; and

(iv)	“Personal Information” means information (other than business contact information when used or disclosed for the purpose of contacting such individual in that individual’s capacity as an employee or an official of an organization and for no other purpose) about an identifiable individual disclosed or transferred to Acquireco by Target in accordance with this agreement and/or as a condition of the Arrangement.

(b)	The parties hereto acknowledge that they are responsible for compliance at all times with applicable privacy laws which govern the collection, use or disclosure of Personal Information disclosed to either party pursuant to or in connection with this agreement (the “Disclosed Personal Information”).

(c)	Prior to the completion of the Arrangement, neither party shall use or disclose the Disclosed Personal Information for any purposes other than those related to the performance of this agreement and the completion of the Arrangement. After the completion of the transactions contemplated herein, a party may only collect, use and disclose the Disclosed Personal Information for the purposes for which the Disclosed Personal Information was initially collected from or in respect of the individual to which such Disclosed Personal Information relates or for the completion of the transactions contemplated herein, unless: (i) either party shall have first notified such individual of such additional purpose, and where required by applicable law, obtained the consent of such individual to such additional purpose; or (ii) such use or disclosure is permitted or authorized by applicable law, without notice to, or consent from, such individual. Target shall notify Acquireco of the purposes for which the Disclosed Personal Information was initially collected prior to the Effective Date.

(d)	Each party acknowledges and confirms that the disclosure of the Disclosed Personal Information is necessary for the purposes of determining if the parties shall proceed with the Arrangement, and that the Disclosed Personal Information relates solely to the carrying on of the business or the completion of the Arrangement.

(e)	Each party acknowledges and confirms that it has taken and shall continue to take reasonable steps to, in accordance with applicable law, prevent accidental loss or corruption of the Disclosed Personal Information, unauthorized input or access to the Disclosed Personal Information, or unauthorized or unlawful collection, storage, disclosure, recording, copying, alteration, removal, deletion, use or other processing of such Disclosed Personal Information.

(f)	Subject to the following provisions, each party shall at all times keep strictly confidential all Disclosed Personal Information provided to it, and shall instruct those employees or advisors responsible for processing such Disclosed Personal Information to protect the confidentiality of such information in a manner consistent with the parties’ obligations hereunder. Prior to the completion of the Arrangement, each party shall take reasonable steps to ensure that access to the Disclosed Personal Information shall be restricted to those employees or advisors of the respective party who have a bona fide need to access such information in order to complete the Arrangement.

(g)	Where authorized by applicable law, each party shall promptly notify the other party to this agreement of all inquiries, complaints, requests for access, variations or withdrawals of consent and claims of which the party is made aware in connection with the Disclosed Personal Information. To the extent permitted by applicable Law, the parties shall fully co-operate with one another, with the persons to whom the Personal Information relates, and any authorized authority charged with enforcement of applicable privacy laws, in responding to such inquiries, complaints, requests for access, variations or withdrawals of consent and claims.

(h)	Upon the expiry or termination of this agreement, or otherwise upon the reasonable request of either party, the other party shall forthwith cease all use of the Disclosed Personal Information acquired by it in connection with this agreement and will return to the requesting party or, at the requesting party’s request, destroy in a secure manner, the Disclosed Personal Information (and any copies thereof) in its possession.

Q.	Liability.

No director or officer of Acquireco or Canco shall have any personal liability whatsoever to Target or any third party beneficiary under this agreement, or any other document delivered in connection with the Transactions contemplated hereby on behalf of Acquireco or Canco. No director or officer of Target shall have any personal liability whatsoever to Acquireco or Canco under this agreement, or any other document delivered in connection with the Transactions contemplated hereby on behalf of Target.

R.	Schedules.

The following are the Schedules to this agreement, which form an integral part hereof:

Schedule A	—	Definitions
Schedule B	—	Plan of Arrangement, including Provisions Attaching to the Exchangeable Shares
Schedule C	—	Mutual Conditions
Schedule D	—	Conditions in Favour of Target
Schedule E	—	Conditions in Favour of Acquireco and Canco
Schedule F	—	Representations and Warranties of Target
Schedule G	—	Representations and Warranties of Acquireco
Schedule H	—	Regulatory Approvals
Schedule I	—	Support Agreement
Schedule J	—	Voting and Exchange Trust Agreement

S.	Counterparts.

This agreement may be signed in any number of counterparts (by facsimile or otherwise), each of which shall be deemed to be original and all of which, when taken together, shall be deemed to constitute one and the same instrument. It shall not be necessary in making proof of this agreement to produce more than one counterpart.

T.	Date For Any Action.

In the event that any date on which any action is required to be taken hereunder by any of the parties is not a business day, such action shall be required to be taken on the next succeeding day which is a business day

U.	Interpretation.

When a reference is made in this agreement to a Section or Sections, Exhibit or Schedule, such reference shall be to a Section or Sections of, or an Exhibit or Schedule to, this agreement unless otherwise indicated. The table of contents and headings contained in this agreement are for reference purposes only and shall not affect in any way the meaning, construction or interpretation of this agreement.

V.	Severability.

If any term or other provision of this agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner Materially Adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the maximum extent possible.

W.	Effectiveness.

The amendment and restatement of the agreement shall have the same legal force and effect as if such amendment and restatement had occurred and was effected for all purposes herein as of December 17, 2009. For avoidance of doubt, all references herein to terms such as “date of this agreement,” “date hereof” or words of similar effect shall be deemed to refer to December 17, 2009.

* * * * *

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this agreement as of January 15, 2010, effective as of December 17, 2009.

INTERNATIONAL ROYALTY CORPORATION

By:	/s/ Douglas Silver
Name: Douglas Silver
Title:  Chairman and Chief Executive Officer

ROYAL GOLD, INC.

By:	/s/ Tony Jensen
Name: Tony Jensen
Title:  President and Chief Executive Officer

RG EXCHANGECO INC.

By:	/s/ Tony Jensen
Name: Tony Jensen
Title:  President

SCHEDULE A

DEFINITIONS

“Acquireco” means Royal Gold, Inc., a corporation incorporated under the laws of Delaware.

“Acquireco Disclosure Statement” means the statement delivered by Acquireco to Target concurrently with the execution of this agreement.

“Acquireco Information” means all information (including all financial information, historical, pro forma or otherwise) as may be reasonably requested by Target or as required by the Interim Order or applicable Laws to be disclosed in the Target Circular and any amendment or supplement thereto with respect to Acquireco, Canco and their respective businesses and properties and any securities to be issued by Acquireco or Canco in connection with the Arrangement, including all information required for the Target Circular to provide full, true and plain disclosure of all material facts relating to the securities of Acquireco and Canco to be issued in connection with this agreement, including under the Plan of Arrangement.

“Acquireco Property” has the meaning set out in Section (s) of Schedule G.

“Acquireco Public Disclosure Documents” has the meaning set out in Section (e) of Schedule G.

“Acquireco Share Consideration” has the meaning ascribed to the term “RG Share Consideration” in the Plan of Arrangement.

“Acquireco Shares” means the common stock of Acquireco.

“Acquisition Proposal” means any proposal or offer with respect to any transaction (by purchase, merger, amalgamation, arrangement, business combination, liquidation, dissolution, recapitalization, take-over bid or otherwise) that would result in any person (or group of persons) other than Acquireco and its Subsidiaries acquiring (a) assets of Target and/or its Subsidiaries that are, individually or in the aggregate, material to Target or any of its Subsidiaries, or (b) 20% or more of the equity (or rights thereto) of Target or any of its Subsidiaries (provided that, for purposes of Section 8.A(c), paragraphs (a) and (b) of the definition of “Acquisition Proposal” shall be read as follows: “(a) assets of Target and/or its Subsidiaries that constitute more than 50% of the consolidated assets of Target or any of its Subsidiaries; or (b) more than 50% of the equity (or rights thereto) of Target or any of its Subsidiaries”).

“Act” or the “CBCA” means the Canada Business Corporations Act, as amended.

“affiliate” has the meaning corresponding to “affiliated companies” in the Securities Act (Ontario), as amended.

“Agency” means any domestic or foreign court, tribunal, federal, state, provincial or local government or governmental agency, department or authority or other regulatory authority (including the TSX, AMEX and NASDAQ) or administrative agency or commission (including the Securities Commissions and the SEC) or any elected or appointed public official.

“Alternative Transaction” means any Acquisition Proposal or other transaction that would reasonably be expected to reduce the likelihood of the successful completion of any of the Transactions.

“AMEX” means NYSE Amex LLC.

“Arrangement” means an arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with this agreement (including the Plan of Arrangement) or made at the direction of the Court.

“Authorized Capital” has the meaning set out in Section (c) of Schedule F.

“business day” means any day other than a Saturday, Sunday, a public holiday or a day on which commercial banks are not open for business in Toronto, Ontario or Denver, Colorado under applicable Law.

“Business Personnel” has the meaning set out in Section (o) of Schedule F.

“Callco” means (i) a subsidiary of Acquireco to be incorporated prior to the Effective Date, or (ii) any other direct or indirect wholly-owned subsidiary of Acquireco designated by Acquireco from time to time in replacement thereof.

“Canco” means RG Exchangeco Inc., the corporation that issues the Exchangeable Shares pursuant to the Arrangement.

“Cap” has the meaning set out in Section 9.B of this agreement.

“Cash Consideration” has the meaning ascribed to that term in the Plan of Arrangement.

“CRA” means the Canada Revenue Agency.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commitment Letter” has the meaning set out in Section 5.C(a) of this agreement.

“Confidentiality Agreement” means the confidentiality agreement dated December 1, 2009 between Target and Acquireco.

“Contract” has the meaning set out in Section (d) of Schedule F.

“Court” means the Ontario Superior Court of Justice (Commercial List).

“Data Room Information” means the documents relating to the Target Group provided by or on behalf of Target (including documents posted on the electronic data site) to Acquireco or its counsel on or before the execution of this agreement.

“Debt Financing” has the meaning set out in Section 5.C(a) of this agreement.

“Depositary” has the meaning set forth in Section 4.L of this agreement.

“Director” means the Director appointed pursuant to Section 260 of the CBCA.

“disclosed in writing” means actually disclosed in writing by Target to Acquireco or its advisors, disclosed in the Data Room Information or disclosed in a document filed on The System for Electronic Document Analysis and Retrieval under Target’s profile at www.sedar.com since December 31, 2008, in each case prior to the execution of this agreement.

“Dissenting Shareholders” means holders of Target Shares that have exercised Dissent Rights and are ultimately entitled to be paid the fair value of their Target Shares as determined in accordance with the Plan of Arrangement.

“Dissent Rights” has the meaning set out in Section 3.1 of the Plan of Arrangement.

“Effective Date” means the date on or before the Outside Date on which the Arrangement becomes effective in accordance with the CBCA and the Final Order.

“Effective Time” means the time on the Effective Date that the Arrangement becomes effective in accordance with its terms.

“Employee Benefit Plan” means any employee benefit plan, program, policy, practices or other arrangement providing benefits to any current or former employee, officer, consultant or director of Target or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by Target or any of its Subsidiaries or to which Target or any of its Subsidiaries contributes or is obligated to contribute or with respect to which Target or any of its Subsidiaries may have liabilities, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement.

“Employment Agreement” means a contract, offer, letter or agreement of Target or of any of its Subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee or consultant pursuant to which Target or any of its Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the rules promulgated thereunder.

“Exchangeable Elected Shares” has the meaning set out in Section 1.1 of Schedule B.

“Exchangeable Share Consideration” has the meaning ascribed thereto in the Plan of Arrangement.

“Exchangeable Shares” means the exchangeable shares in the capital of Canco as more particularly described in Appendix I to the Plan of Arrangement.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Time” has the meaning set out in Section 1.1 of Schedule B.

“Exclusivity Agreement” means the exclusivity agreement dated December 4, 2009 between Target and Acquireco.

“Expenses” has the meaning set out in Section 8.A(c).

“Fairness Opinion” means the opinion of the Financial Advisor to the board of directors of Target to the effect that, as of the date of the opinion, the consideration to be received by Target Securityholders pursuant to the Arrangement is fair to Target Securityholders (other than Acquireco and its affiliates) from a financial point of view.

“Filed Acquireco Public Disclosure Documents” has the meaning set out in Section (g) of Schedule G.

“Filed Target Public Disclosure Documents” has the meaning set out in Section (g) of Schedule F.

“Final Order” means the final order of the Court approving the Arrangement, as such order may be amended by the Court at any time before the Effective Time, or if appealed, unless that appeal is withdrawn or denied, as affirmed or as amended on appeal.

“Financial Advisor” means Scotia Capital Inc.

“Financier” has the meaning set out in Section 5.C(a) of this agreement.

“FIRPTA” means the Foreign Investment in Real Property Tax Act, as amended.

“GAAP” or “generally accepted accounting principles” means (i) Canadian generally accepted accounting principles when used with reference to Target, and (ii) United States generally accepted accounting principles when used with reference to Acquireco.

“including” means “including without limitation” and “includes” means “includes without limitation.”

“Indemnified Persons” has the meaning ascribed in Section 9.A of this agreement.

“Interim Order” means an interim order of the Court, as may be amended, providing for, among other things, the calling and holding of the Target Special Meeting.

“ITA” means the Income Tax Act (Canada), as amended.

“Law” means all laws, statutes, by-laws, rules, regulations, orders, decrees, ordinances, protocols, codes, guidelines, policies, notices, directions and judgements or other requirements of any Agency.

“Liens” has the meaning set out in Section (b) of Schedule F.

“Material Employment Agreement” means an Employment Agreement pursuant to which Target or any of its Subsidiaries has or could have an obligation to provide compensation and/or benefits (including, without limitation, severance pay or benefits) in an amount or having a value in excess of $100,000 per year or $500,000 in the aggregate.

“Materially Adverse” means, with respect to a person, a fact, circumstance, change, effect, occurrence, event or state of facts that, individually or in the aggregate, is or would reasonably be expected to (A) materially and adversely affect the financial condition, operations, results of operations, business, assets or capital of that person, or (B) prevent such person from performing its obligations under this agreement, the Transactions or any other agreement contemplated hereby or thereby; provided that, except as hereinafter set forth in this definition, no fact, circumstance, change, effect, occurrence, event or state of facts relating to any of the following, individually or in the aggregate, shall be considered Materially Adverse, solely as contemplated in (A) above, (or be taken into account in determining whether a fact, circumstance, change, effect, occurrence, event or state of facts is Materially Adverse, solely as contemplated in (A) above): (i) general political, economic or financial conditions in North America or elsewhere; (ii) the state of (including any changes in) credit, banking, currency or capital markets generally in Canada, the United States, Europe or elsewhere (including the failure of any financial institution, whether or not Target or Acquireco, as the case may be, has credit arrangements or other business dealings with such financial institution, or the imposition of any limitation (whether or not mandatory) by any Agency on the extension of credit generally by financial institutions); (iii) any changes in currency exchange rates, interest rates, monetary policy or inflation; (iv) any change in the trading price or trading volume of Target Shares or Acquireco Shares, as the case may be; (v) conditions generally affecting the mining industry as a whole; (vi) any change in the market price for gold, silver, platinum, nickel, copper, lead, molybdenum, tungsten, zinc, uranium, oil and gas, sand, germanium, gallium or coal; (vii) any change in Law or in the interpretation, application or non-application of Law by any Agency; (viii) any national or international, political or social conditions (including, the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war), or the occurrence of any military, militant or terrorist attack (or any escalation or worsening thereof); (ix) any failure by Target or Acquireco, as the case may be, to meet any public estimates or expectations regarding its revenues, earnings or other financial performance or results of operations; (x) any matters disclosed in this agreement in the Target Disclosure Statement or in the Acquireco Disclosure Statement; or (xi) any action or inaction taken by Target or any of its Subsidiaries or Acquireco or any of its Subsidiaries, as the case may be, to which the other party has expressly consented in writing or as expressly permitted by this agreement; it being understood that any cause of any change referred to in clause (iv) above may be taken into consideration when determining whether a fact, circumstance, change, effect, occurrence, event or state of facts is Materially Adverse, but excluding any underlying cause referred to in clauses (i) to (xi) above (other than clause (iv) above); it being further understood that any fact, circumstance, change, effect, occurrence, event or state of facts referred to in clauses (i), (ii), (iii), (v), (vi), (vii) and (viii) may nevertheless be taken into consideration when determining whether a fact, circumstance, change, effect, occurrence, event or state of facts is Materially Adverse to the extent that any such circumstance, change, effect, occurrence, event or state of facts disproportionately impacts the financial condition, operations, results of operations, business, assets or capital of that person relative to other participants in such person’s industry.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of (Section 4001(a)(3) of ERISA.

“NASDAQ” means the NASDAQ Global Select Market.

“Outside Date” means April 16, 2010 or such later date to which each of Target and Acquireco may agree in writing.

“PBGC” means the Pension Benefit Guaranty Corporation.

“person” includes any individual, firm, partnership, limited partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Agency, syndicate or other entity, whether or not having legal status.

“Plan” means any Employee Benefit Plan other than a Multiemployer Plan.

“Plan of Arrangement” means the plan of arrangement in the form and content of Schedule B annexed to the Arrangement Agreement, and any amendments or variations thereto made in accordance with Section 7.B of the Arrangement Agreement or Section 6 of the Plan of Arrangement or made at the direction of the Court.

“Pre-Arrangement Reorganization” has the meaning set out in Section 4.M of this agreement.

“Proprietary Information” means collectively, (i) any information regarding Target’s past or current potential transactions and all other business development activities, and (ii) any information which Target is permitted not to deliver to Acquireco pursuant to the Confidentiality Agreement due to competitive reasons.

“Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits and other approvals of an Agency (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a time lapses following the giving of notice of an objection being made by an Agency) set out on Schedule H.

“Representatives” of a person means, collectively, the directors, officers, employees, professional advisors, agents or other authorized representatives of such person.

“Response Period” has the meaning set out in Section 6.E(b).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securities Commissions” means the securities regulatory authorities in each of the provinces of Canada.

“Securities Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Subsidiaries” means in respect of a person, each of the corporate entities, partnerships and other entities over which it exercises direction or control, which in respect of Target shall include McWatters Mining Inc. and each of its Subsidiaries; provided that any representation provided by Target pursuant to Schedule F (other than pursuant to Sections (a), (b), (c), (d)(i), (k), (l) and (m) thereof) in respect of McWatters Mining Inc. and its Subsidiaries shall be deemed to have been made to the knowledge of Target.

“Superior Proposal” means any bona fide written Acquisition Proposal made before or after the date hereof by a third party that was not solicited after the date hereof in contravention of Section 6.A of this agreement, that, in the good faith determination of the board of directors of Target (following consultation with the Financial Advisor and outside legal advisors): (i) is reasonably capable of being completed (taking into account all legal, financial, regulatory and other aspects of such proposal and the party making such proposal), and (ii) would reasonably be expected, if consummated in accordance with its terms (but not assuming away any risk of non completion), to result in a transaction more favourable to Target Shareholders (other than Acquireco and its affiliates) than the Arrangement.

“Target” means International Royalty Corporation, a corporation continued under the laws of Canada.

“Target Circular” means the notice of special meeting and accompanying management proxy circular of Target, including all appendices thereto, to be sent to Target Securityholders in connection with the Target Special Meeting.

“Target Disclosure Statement” means the statement delivered by Target to Acquireco concurrently with the execution of this agreement.

“Target Group” means collectively, Target and its Subsidiaries.

“Target Optionholders” means the holders at the relevant time of Target Options.

“Target Option Plan” means the amended and restated stock option plan of Target effective June 8, 2004, as may be amended in accordance with this agreement.

“Target Options” means all options to purchase Target Shares issued pursuant to the Target Option Plan.

“Target Plans” has the meaning set out in Section (p) of Schedule F.

“Target Property” has the meaning set out in Section (x) of Schedule F.

“Target Public Disclosure Documents” has the meaning set out in Section (e) of Schedule F.

“Target Rights” means the rights provided for under the Target Rights Plan.

“Target Rights Plan” means the shareholder rights plan dated November 21, 2008 between Target and CIBC Mellon Trust Company providing for the Target Rights.

“Target Securityholders” means, collectively, the Target Shareholders and the Target Optionholders.

“Target Securityholder Approval” means, collectively (i) the approval of the Arrangement by the affirmative vote of 66 2/3% of the votes cast at the Target Special Meeting by Target Shareholders, and (ii) the approval of the Arrangement by the affirmative vote of 66 2/3% of the votes cast at the Target Special Meeting by Target Shareholders and Target Optionholders voting as a single class.

“Target Shareholders” means the holders at the relevant time of Target Shares.

“Target Shares” means the common shares in the capital of Target.

“Target Special Meeting” means the special meeting of Target Securityholders, including any postponement or adjournment thereof, to be called and held in accordance with the Interim Order to consider the Arrangement.

“Target Trust Indenture” means the trust indenture dated February 22, 2005 among Target, Archean Resources Ltd. and CIBC Mellon Trust Company, as amended.

“Tax” and “Taxes” has the meaning set out in Section (1) of Schedule F.

“Tax Return” has the meaning set out in Section (1) of Schedule F.

“Termination Fee” has the meaning set out in Section 6.F of this agreement.

“Transactions” means the Arrangement and the other transactions related to the acquisition of Target by Acquireco contemplated by this agreement and the other agreements contemplated hereby.

“TSX” means the Toronto Stock Exchange or its successor.

“Unwinding Transaction” has the meaning set out in Section 4.M of this agreement.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

SCHEDULE B
PLAN OF ARRANGEMENT

ARTICLE 1 — INTERPRETATION

1.1  Definitions.  In this Plan of Arrangement:

“affiliate” has the meaning corresponding to “affiliated companies” in the Securities Act (Ontario), as amended.

“Agency” means any domestic or foreign court, tribunal, federal, state, provincial or local government or governmental agency, department or authority or other regulatory authority (including the TSX, AMEX and NASDAQ) or administrative agency or commission (including the Securities Commissions and the SEC) or any elected or appointed public official.

“AMEX” means NYSE Amex LLC.

“Ancillary Rights” means the interest of a holder of Exchangeable Shares as a beneficiary of the trust created under the Voting and Exchange Trust Agreement.

“Arrangement” means an arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations hereto made in accordance with this Plan of Arrangement or made at the direction of the Court.

“Arrangement Agreement” means the arrangement agreement made as of December 17, 2009 between IRC, Canco and RG to which this Schedule B is attached and forms a part, as amended, supplemented and/or restated in accordance with its terms.

“business day” means any day other than a Saturday, Sunday, a public holiday or a day on which commercial banks are not open for business in Toronto, Ontario or Denver, Colorado under applicable Law.

“Callco” means (i) an indirect subsidiary of RG to be incorporated under the laws of Canada or such other jurisdiction as RG may determine prior to the Effective Date, or (ii) any other direct or indirect wholly-owned subsidiary of RG designated by RG from time to time in replacement thereof.

“Canadian Dollar Equivalent” means in respect of an amount expressed in a currency other than Canadian dollars (the “Foreign Currency Amount”) at any date the product obtained by multiplying:

(a)	the Foreign Currency Amount; by

(b)	the noon spot exchange rate on the business day immediately preceding such date for such foreign currency expressed in Canadian dollars as reported by the Bank of Canada or, in the event such spot exchange rate is not available, such spot exchange rate on the business day immediately preceding such date for such foreign currency expressed in Canadian dollars as may be mutually agreed upon by RG and IRC to be appropriate for such purpose.

“Canadian Resident” means (i) a person who is a resident of Canada for the purposes of the ITA, or (ii) a partnership that is a “Canadian partnership” for purposes of the ITA.

“Canco” means the corporation incorporated under the laws of Canada that issues the Exchangeable Shares pursuant to the Arrangement.

“Cash Consideration” means the amount in cash elected or deemed to be elected for each IRC Share by an IRC Shareholder (other than Dissenting Shareholders) pursuant to Section 2.2(c) or 2.2(d), such election to be for a maximum amount per IRC Share of $7.45.

“CBCA” means the Canada Business Corporations Act, as amended.

“Change of Law” means any amendment to the ITA and other applicable provincial income tax laws that permits holders of Exchangeable Shares who are resident in Canada, hold the Exchangeable Shares as capital property and deal at arm’s length with RG and Canco (all for the purposes of the ITA and other applicable provincial income tax laws) to exchange their Exchangeable Shares for RG Shares on a basis that will not require such holders to recognize any gain or loss or any actual or deemed dividend in respect of such exchange for the purposes of the ITA or applicable provincial income tax laws.

“Change of Law Call Date” has the meaning set out in Section 5.3(b).

“Change of Law Call Purchase Price” has the meaning set out in Section 5.3(a).

“Change of Law Call Right” has the meaning set out in Section 5.3(a).

“Court” means the Superior Court of Justice (Commercial List).

“CRA” means the Canada Revenue Agency.

“Current Market Price” has the meaning set out in the Exchangeable Share Provisions.

“Depositary” means the person acting as depositary under the Arrangement.

“Dissenting Shareholders” means holders of IRC Shares that have exercised Dissent Rights and are ultimately entitled to be paid the fair value of their IRC Shares as determined in accordance with Section 3.1.

“Dissent Rights” has the meaning set out in Section 3.1.

“Dividend Amount” means an amount equal to all declared and unpaid dividends on an Exchangeable Share held by a holder on any dividend record date which occurred prior to the date of purchase, redemption or other acquisition of such share by Callco or RG from such holder.

“Effective Date” means the date on or before the Outside Date on which the Arrangement becomes effective in accordance with the CBCA and the Final Order.

“Effective Time” means the time on the Effective Date that the Arrangement becomes effective in accordance with its terms.

“Election Deadline” means 4:30 p.m. (Toronto time) on the business day immediately prior to the date of the IRC Special Meeting or, if such meeting is adjourned, such time on the business day immediately prior to the date of such adjourned meeting.

“Eligible Holder” means an IRC Shareholder who is (i) a Canadian Resident, and (ii) not exempt from tax under Part I of the ITA (or, in the case of a partnership, none of the partners of which is exempt from tax under Part I of the ITA).

“Exchange Time” means the time that the steps in Sections 2.2(b), (c), (d) and (e) occur.

“Exchangeable Elected Shares” means IRC Shares (other than IRC Shares held by RG or an affiliate) that the holder thereof shall have elected in accordance with Section 2.3(b) in a duly completed Letter of Transmittal and Election Form deposited with the Depositary no later than the Election Deadline, or be deemed by Section 2.4(c) to have elected, to transfer to Canco under the Arrangement for the Exchangeable Share Consideration or a combination of the Exchangeable Share Consideration and the Cash Consideration; and provided that an IRC Share is deemed to be an Exchangeable Elected Share for purposes of Section 2.4(c)(ii) if (A) such IRC Share is not otherwise an Exchangeable Elected Share because the holder has elected to receive Cash Consideration only for such IRC Share, and (B) the holder is an Eligible Holder who has elected, in a duly completed Letter of Transmittal and Election Form deposited with the Depositary no later than the Election Deadline, to receive Exchangeable Share Consideration in the event and to the extent that the Cash Consideration is pro-rated pursuant to Section 2.4(c).

“Exchangeable Share Consideration” means the consideration in the form of Exchangeable Shares, together with Ancillary Rights elected or deemed to be elected for each IRC Share by an IRC Shareholder (other than a Dissenting Shareholder) pursuant to Section 2.2(d), such election to be for a maximum of 0.1385 of an Exchangeable Share, together with the Ancillary Rights, for each IRC Share.

“Exchangeable Share Provisions” means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares, which rights, privileges, restrictions and conditions shall be in substantially the form set out in Appendix I hereto.

“Exchangeable Shares” means the exchangeable shares in the capital of Canco as more particularly described in Appendix I hereto.

“Final Order” means the final order of the Court approving the Arrangement, as such order may be amended by the Court, at any time before the Effective Time, or if appealed, unless that appeal is withdrawn or denied, as affirmed or as amended on appeal.

“holder” means an IRC Shareholder or an IRC Optionholder, as the context requires.

“including” means “including without limitation” and “includes” means “includes without limitation”.

“Interim Order” means an interim order of the Court, as may be amended by the Court, providing for, among other things, the calling and holding of the IRC Special Meeting.

“IRC” means International Royalty Corporation, a corporation continued under the laws of Canada.

“IRC Circular” means the notice of special meeting and accompanying management information circular of IRC, including all appendices thereto, to be sent to IRC Shareholders and IRC Optionholders in connection with the IRC Special Meeting.

“IRC Optionholders” means the holders at the relevant time of IRC Stock Options.

“IRC Rights Plan” means the shareholder rights plan dated November 21, 2008 between IRC and CIBC Mellon Trust Company providing for the IRC Rights.

“IRC Rights” means the rights provided for under the IRC Rights Plan.

“IRC Shareholders” means the holders at the relevant time of IRC Shares.

“IRC Shares” means common shares in the capital of IRC.

“IRC Special Meeting” means the special meeting of IRC Shareholders and IRC Optionholders, including any adjournment thereof, to be called and held in accordance with the Interim Order to consider the Arrangement.

“IRC Stock Options” means options to purchase IRC Shares issued pursuant to IRC’s amended and restated stock option plan effective June 8, 2004, as amended.

“ITA” means the Income Tax Act (Canada), as amended.

“Law” means all laws, statutes, by-laws, rules, regulations, orders, decrees, ordinances, protocols, codes. guidelines, published policies, notices, directions and judgements or other requirements of any Agency, in each case having the force of law.

“Letter of Transmittal and Election Form” means the letter of transmittal and election form for use by holders of IRC Shares, in the form accompanying the IRC Circular.

“Liquidation Amount” has the meaning set out in the Exchangeable Share Provisions.

“Liquidation Date” has the meaning set out in the Exchangeable Share Provisions.

“NASDAQ” means the NASDAQ Global Select Market.

“Outside Date” means April 16, 2010 or such later date to which each of IRC and RG may agree in writing.

“person” includes any individual, firm, partnership, limited partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Agency, syndicate or other entity, whether or not having legal status.

“Plan of Arrangement” means this plan of arrangement.

“Redemption Call Purchase Price” has the meaning set out in Section 5.2(a).

“Redemption Call Right” has the meaning set out in Section 5.2(a).

“Redemption Date” has the meaning set out in the Exchangeable Share Provisions.

“RG” means Royal Gold, Inc., a corporation existing under the laws of Delaware.

“RG Rights” has the meaning set out in Section 5.4.

“RG Shareholders” means the holders at the relevant time of RG Shares.

“RG Share Consideration” means the consideration in the form of RG Shares elected or deemed to be elected for each IRC Share by an IRC Shareholder (other than a Dissenting Shareholder) pursuant to Section 2.2(c), such election to be for a maximum of 0.1385 of an RG Share for each IRC Share.

“RG Shares” means the common stock, par value U.S.$0.01 per share, in the capital of RG.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Commission” means the securities regulatory authorities in each of the provinces of Canada.

“Special Voting Share” means the special voting share in the capital of RG having substantially the rights, privileges, restrictions and conditions described in the Voting and Exchange Trust Agreement.

“Support Agreement” means an agreement to be made among RG, Callco and Canco in connection with this Plan of Arrangement substantially in the form and substance of Schedule I to the Arrangement Agreement.

“Tax Election Package” means two copies of CRA form T-2057, or, if the IRC Shareholder is a partnership, two copies of CRA form T-2058 and two copies of any applicable equivalent provincial or territorial election form, which forms have been duly and properly completed and executed by the IRC Shareholder in accordance with the rules contained in the ITA or the relevant provincial legislation.

“Transfer Agent” means Computershare Trust Company of Canada or such other person as may from time to time be appointed by Canco as the registrar and transfer agent for the Exchangeable Shares.

“TSX” means The Toronto Stock Exchange or its successor.

“US Dollars” or “US$” means United States dollars.

“Voting and Exchange Trust Agreement” means an agreement to be made among RG, Canco and the Trustee (as defined in the Exchangeable Share Provisions) in connection with this Plan of Arrangement substantially in the form of Schedule J to the Arrangement Agreement.

1.2  Headings and References.  The division of this Plan of Arrangement into Sections and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Plan of Arrangement. Unless otherwise specified, references to Sections are to Sections of this Plan of Arrangement.

1.3  Currency.  Except as expressly indicated otherwise, all sums of money referred to in this Plan of Arrangement are expressed and shall be payable in Canadian dollars.

1.4   Time.  Time shall be of the essence in each and every matter or thing herein provided. Unless otherwise indicated, all times expressed herein are local time at Toronto, Ontario.

ARTICLE 2 — THE ARRANGEMENT

2.1  Binding Effect.  Subject to the terms of the Arrangement Agreement, the Arrangement will become effective at the Effective Time and be binding at and after the Effective Time on IRC, RG, Canco and Callco and all holders and beneficial holders of IRC Shares and IRC Stock Options.

2.2  The Arrangement.  Commencing at the Effective Time on the Effective Date, subject to the terms and conditions of the Arrangement Agreement, the following shall occur as part of the Arrangement and shall be deemed to occur in the following order (except that the steps in Sections 2.2(b), 2.2(c), 2.2(d) and 2.2(e) shall be deemed to occur simultaneously) without any further act or formality:

(a)	the IRC Rights Plan shall be deemed to have been terminated (and all IRC Rights issued thereunder shall expire) and shall be of no further force or effect;

(b)	each issued and outstanding IRC Stock Option shall be cancelled and the holders thereof shall have no further rights or benefits in respect of such IRC Stock Option;

(c)	each issued and outstanding IRC Share (other than Exchangeable Elected Shares and other than IRC Shares held by RG or an affiliate thereof or Dissenting Shareholders) held by an IRC Shareholder shall be exchanged with Canco for:

(i)	Cash Consideration;

(ii)	RG Share Consideration; or

(iii)	a combination thereof;

in accordance with the election or deemed election of such IRC Shareholder pursuant to Section 2.3 or Article 3, and subject, in each case, to proration in accordance with Section 2.4;

(d)	each Exchangeable Elected Share shall be exchanged with Canco for:

(i)	Exchangeable Share Consideration; or

(ii)	a combination of Exchangeable Share Consideration and Cash Consideration;

in accordance with the election or deemed election of such IRC Shareholder pursuant to Section 2.3 and subject, in each case, to proration in accordance with Section 2.4; and

(e)	RG, Canco and Callco shall execute the Support Agreement and RG, Canco and the Transfer Agent shall execute the Voting and Exchange Trust Agreement and RG shall issue to and deposit with the Transfer Agent the Special Voting Share in consideration of the payment to RG by IRC on behalf of the IRC Shareholders of one dollar ($1.00), to be thereafter held of record by the Transfer Agent as trustee for and on behalf of, and for the use and benefit of, the holders of the Exchangeable Shares in accordance with the Voting and Exchange Trust Agreement. All rights of holders of Exchangeable Shares under the Voting and Exchange Trust Agreement shall be received by them as part of the property receivable by them under Section 2.2(d) in exchange for the Exchangeable Elected Shares for which they were exchanged.

2.3  Consideration Elections.

With respect to the exchange of securities effected pursuant to Section 2.2(c) and Section 2.2(d):

(a)	IRC Shareholders other than Eligible Holders may elect to receive, in respect of each IRC Share exchanged, the Cash Consideration, the RG Share Consideration or a combination thereof, subject to Section 2.4;

(b)	IRC Shareholders who are Eligible Holders may elect to (i) receive in respect of any or all of their IRC Shares, the Exchangeable Share Consideration or a combination of the Exchangeable Share Consideration and the Cash Consideration, subject to Section 2.4 and (ii) receive in respect of the balance of their IRC Shares, if any, the Cash Consideration, the RG Share Consideration or a combination thereof, subject to Section 2.4;

(c)	such elections as provided for in Sections 2.3(a) and 2.3(b) shall be made by depositing with the Depositary, prior to the Election Deadline, a duly completed Letter of Transmittal and Election Form indicating such IRC Shareholder’s election, together with any certificates representing such holder’s IRC Shares; and

(d)	any IRC Shareholder who does not deposit with the Depositary a duly completed Letter of Transmittal and Election Form prior to the Election Deadline, or otherwise fails to comply with the requirements of Section 2.3(c) and the Letter of Transmittal and Election Form in respect of any such IRC Shareholder’s IRC Shares, shall be deemed to have elected to receive Cash Consideration as to 44.372823% in respect of each such IRC Share, and RG Share Consideration as to 55.627177% in respect of each such IRC Share, subject to proration.

2.4  Proration

With respect to any consideration election pursuant to Section 2.3, an IRC Shareholder may elect in accordance with the holder’s Letter of Transmittal and Election Form, or be deemed to have elected, to receive a percentage (the “Elected Percentage”) of (i) Cash Consideration and (ii) RG Shares or Exchangeable Shares, as the case may be, in exchange for each IRC Share held by such IRC Shareholder. Notwithstanding the foregoing:

(a)	the maximum aggregate amount of Cash Consideration to be paid to IRC Shareholders pursuant to Sections 2.2(b) and 2.2(c) is the Canadian Dollar Equivalent as of the Effective Date of US$350,000,000 (the “Maximum Aggregate Cash Consideration”); and

(b)	the maximum aggregate number of RG Shares and Exchangeable Shares that may be issued to IRC Shareholders pursuant to Sections 2.2(c) and 2.2(d) is the lesser of (i) 7,750,000, and (ii) in the event that the maximum aggregate amount of Cash Consideration to be paid to IRC Shareholders pursuant to Sections 2.2(c) and 2.2(d) is greater than the Canadian Dollar Equivalent as of the Effective Date of US$313,985,761, the greater of (A)7,040,919, and (B) 7,750,000 less one for every Canadian Dollar Equivalent as of the Effective Date of US$50.79 of incremental cash election in the aggregate above the Canadian Dollar Equivalent as of the Effective Date of US$313,985,761 (the “Maximum Aggregate Number of Shares”);

In the event that:

(c)	the aggregate amount of Cash Consideration elected or deemed to be elected by IRC Shareholders pursuant to Section 2.3 exceeds the Maximum Aggregate Cash Consideration, but the aggregate number of RG Shares and Exchangeable Shares elected or deemed to be elected pursuant to Section 2.3 does not exceed 7,750,000, in each case prior to giving effect to this Section 2.4(c), then (i) the Elected Percentage of the Cash Consideration in respect of an IRC Share held by an IRC Shareholder shall be determined by multiplying the Elected Percentage of the Cash Consideration otherwise determined in respect of such IRC Share by a fraction, rounded to ten decimal places, the numerator of which is the Maximum Aggregate Cash Consideration and the denominator of which is the aggregate amount of the Cash Consideration otherwise payable to all IRC Shareholders (the “Deemed Cash Consideration Elected Percentage”), (ii) the holder of such IRC Share, other than an IRC Shareholder who has elected to receive a percentage of RG Share Consideration or Exchangeable Share Consideration, as the case may be, in respect of such holder’s IRC Shares equal to 100% (for the purpose of this Section 2.4(c) only, an “All Share Electing IRC Shareholder”), shall be deemed to have elected to receive (A) if such IRC Share is not an Exchangeable Elected Share, a percentage of RG Share Consideration in respect of such IRC Share equal to 100% less the Deemed Cash Consideration Elected Percentage, and (B) if such IRC Share is an Exchangeable Elected Share, a percentage of Exchangeable Share Consideration equal to 100% less the Deemed Cash Consideration Elected Percentage, and (iii) each All Share Electing IRC Shareholder shall be deemed to have elected to receive (A) a percentage of RG Share Consideration, in respect of such holder’s IRC Shares that are not Exchangeable Elected Shares, equal to 100%, and (B) a percentage of Exchangeable Share Consideration, in respect of such holder’s IRC Shares that are Exchangeable Shares, equal to 100%; provided, however, that in the event that the aggregate number of RG Shares and Exchangeable Shares that would be issuable to IRC Shareholders pursuant to Sections 2.2(c) and 2.2(d) exceeds the Maximum Aggregate Number of Shares after giving effect to the foregoing proration provisions of this Section 2.4(c), (x) the Deemed Cash Consideration Elected Percentage in respect of each IRC Share shall equal the percentage calculated in accordance with Section 2.4(c)(i) above, (y) the holder of such IRC Share, other than an All Share Electing IRC Shareholder, shall be deemed to have elected to receive a percentage of RG Share Consideration or Exchangeable Share Consideration, as the case may be, in respect of such IRC Share determined by multiplying (A) 100% less the Deemed Cash Consideration Elected Percentage, by (B) a fraction, rounded to ten decimal places, the numerator of which is the Maximum Aggregate Number of Shares less the aggregate number of RG Shares and Exchangeable Shares elected by all All Share Electing IRC Shareholders, and the denominator of which is the aggregate number of RG Shares and Exchangeable Shares that would be issuable to IRC Shareholders pursuant to Sections 2.2(c) and 2.2(d) as a result of applying the calculation described in Section 2.4(c)(ii) above, less the aggregate number of RG Shares and Exchangeable Shares elected by all All Share Electing IRC Shareholders, and (z) each All Share Electing IRC Shareholder shall be deemed to have elected to receive a percentage of RG Share Consideration (in respect of such holder’s IRC Shares which are not Exchangeable Elected Shares) or Exchangeable Share Consideration (in respect of such holder’s IRC Shares which are Exchangeable Elected Shares), as the case may be, equal to 100%;

(d)	the aggregate number of RG Shares and Exchangeable Shares elected or deemed to be elected by IRC Shareholders pursuant to Section 2.3 exceeds 7,750,000, but the aggregate amount of Cash Consideration elected or deemed to be elected pursuant to Section 2.3 does not exceed the Maximum Aggregate Cash Consideration, in each case prior to giving effect to this Section 2.4(d), then (i) the Elected Percentage of the RG Share Consideration or Exchangeable Share Consideration, as the case may be, in respect of an IRC Share held by an IRC Shareholder shall be determined by multiplying the Elected Percentage of the RG Share Consideration or Exchangeable Share Consideration, as the case may be, otherwise determined in respect of such IRC Share by a fraction, rounded to ten decimal places, the numerator of which is the Maximum Aggregate Number of Shares and the denominator of which is the aggregate number of RG Shares and Exchangeable Shares otherwise issuable to all IRC Shareholders as RG Share Consideration or Exchangeable Share Consideration (the “Deemed Share Consideration Elected Percentage”), and (ii) the holder of such IRC Share, other than an IRC Shareholder who has elected to receive a percentage of Cash Consideration in respect of such holder’s IRC Shares equal to 100% (for the purpose of this Section 2.4(d) only, an “All Cash Electing IRC Shareholder”), shall be deemed to have elected to receive a percentage of Cash Consideration in respect of such IRC Share equal to 100% less the Deemed Share Consideration Elected Percentage, and (iii) each All Cash Electing IRC Shareholder shall be deemed to have elected to receive a percentage of Cash Consideration in respect of such holder’s IRC Shares equal to 100%; provided, however, that in the event that the aggregate amount of Cash Consideration that would be payable to IRC Shareholders pursuant to Sections 2.2(c) and 2.2(d) exceeds US$313,985,761 after giving effect to the foregoing proration provisions of this Section 2.4(d), the aggregate amount of Cash Consideration, notwithstanding the provisions of Section 2.4(b), shall be US$313,985,761, and (x) the Deemed Share Consideration Elected Percentage of the RG Share Consideration or Exchangeable Share Consideration, as the case may be, in respect of an IRC Share held by an IRC Shareholder shall equal the percentage thereof calculated in accordance with Section 2.4(d)(i) above, (y) the holder of such IRC Share, other than an All Cash Electing IRC Shareholder, shall be deemed to have elected to receive a percentage of Cash Consideration in respect of such IRC Share determined by multiplying (A) 100% less the Deemed Share Consideration Elected Percentage, by (B) a fraction, rounded to ten decimal places, the numerator of which is US$313,985,761 less the aggregate Cash Consideration elected by all All Cash Electing IRC Shareholders, and the denominator of which is the aggregate amount of Cash Consideration that would be payable to IRC Shareholders pursuant to Sections 2.2(c) and 2.2(d) as a result of applying the calculation described in Section 2.4(d)(ii) above, less the aggregate Cash Consideration elected by all All Cash Electing IRC Shareholders, and (z) each All Cash Electing IRC Shareholder shall be deemed to have elected to receive a percentage of Cash Consideration in respect of such holder’s IRC Shares equal to 100%; or

(e)	the aggregate number of RG Shares and Exchangeable Shares elected or deemed to be elected by IRC Shareholders pursuant to Section 2.3 exceeds 7,750,000, and the aggregate amount of Cash Consideration elected or deemed to be elected by IRC Shareholders pursuant to Section 2.3 exceeds the Maximum Aggregate Cash Consideration, then, notwithstanding the definitions of Maximum Aggregate Cash Consideration and Maximum Aggregate Number of Shares in Sections 2.4(a) and (b) above, respectively, the Maximum Aggregate Cash Consideration shall be the Canadian Dollar Equivalent as of the Effective Date of US$331,992,888 and the Maximum Aggregate Number of Shares shall be 7,395,459; and the Deemed Cash Consideration Elected Percentage in respect of an IRC Share held by an IRC Shareholder shall be determined by multiplying the Elected Percentage of the Cash Consideration otherwise determined in respect of such IRC Share by a fraction, rounded to ten decimal places, the numerator of which is the Maximum Aggregate Cash Consideration pursuant to this Section 2.4(e), and the denominator of which is the aggregate amount of Cash Consideration otherwise payable to all IRC Shareholders; and the Deemed Share Consideration Elected Percentage of the RG Share Consideration or Exchangeable Share Consideration, as the case may be, in respect of an IRC Share held by an IRC Shareholder shall be determined by multiplying the Elected Percentage of the RG Share Consideration or Exchangeable Share Consideration, as the case may be, otherwise determined in respect of such IRC Share by a fraction, rounded to ten decimal places, the numerator of which is the Maximum Aggregate Number of Shares pursuant to this Section 2.4(e), and the denominator of which is the aggregate number of RG Shares and Exchangeable Shares otherwise issuable to all IRC Shareholders as RG Share Consideration or Exchangeable Share Consideration.

The proration provisions described in this Section 2.4 are illustrated in Appendix II, which is incorporated by reference into this Plan of Arrangement.

2.5  Income Tax Elections.

IRC Shareholders who are Eligible Holders who are entitled to receive Exchangeable Shares under the Arrangement shall be entitled to make an income tax election pursuant to subsection 85(1) of the ITA or, if the person is a partnership, subsection 85(2) of the ITA (and in each case, where applicable, the analogous provisions of provincial income tax Law) with respect to the transfer of their IRC Shares to Canco by providing the Tax Election Package to the Depositary within

90 days following the Effective Date, duly completed with the details of the number of IRC Shares transferred and the applicable agreed amounts (which cannot be less than the fair market value of the Ancillary Rights at the Exchange Time). Thereafter, subject to the Tax Election Package being correct and complete and complying with the provisions of the ITA (or applicable provincial income or corporate tax Law), the relevant forms will be signed by Canco and returned to such persons within 90 days after the receipt thereof by the Depositary for filing with the CRA (or the applicable provincial taxing Agency). Canco will not be responsible for the proper or accurate completion of the Tax Election Package or to check or verify the content of any election form and, except for Canco’s obligation to return duly completed Tax Election Packages which are received by the Depositary within 90 days of the Effective Date, within 90 days after the receipt thereof by the Depositary, Canco will not be responsible for any taxes, interest or penalties or any other costs or damages resulting from the failure by an IRC Shareholder to properly and accurately complete or file the necessary election forms in the form and manner and within the time prescribed by the ITA (or any applicable provincial legislation). In its sole discretion, Canco may choose to sign and return Tax Election Packages received more than 90 days following the Effective Date, but Canco will have no obligation to do so.

2.6  Share Registers.  Every IRC Shareholder from whom an IRC Share is acquired pursuant to the Arrangement shall be removed from the register of holders of IRC Shares at the time of that acquisition pursuant to the Arrangement and shall cease to have any rights in respect of such IRC Shares, and Canco shall become the holder of such IRC Shares and shall be added to that register at that time and shall be entitled as of that time to all of the rights and privileges attached to the IRC Shares. Every IRC Shareholder who acquires Exchangeable Shares or RG Shares pursuant to the Arrangement shall be added to the register of holders of Exchangeable Shares or RG Shares, respectively, and shall be entitled as of the time of the exchange to all of the rights and privileges attached to the Exchangeable Shares or RG Shares, as the case may be.

2.7  Adjustments to Consideration.  The consideration to be paid pursuant to Sections 2.2(c) and 2.2(d) shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into RG Shares or IRC Shares, other than stock dividends paid in lieu of ordinary course dividends), reorganization, recapitalization or other like change with respect to RG Shares or IRC Shares occurring after the date of the Arrangement Agreement and prior to the Effective Time.

ARTICLE 3 — DISSENT RIGHTS

3.1  Holders of IRC Shares may exercise rights of dissent with respect to those IRC Shares pursuant to, and (except as expressly indicated to the contrary in this Section 3.1), in the manner set forth in, Section 190 of the CBCA and this Section 3.1 (the “Dissent Rights”) in connection with the Arrangement; provided that, notwithstanding Section 190(5) of the CBCA, the written objection to the resolution approving the Arrangement referred to in Section 190(5) of the CBCA must be received by IRC not later than 4:30 p.m. (Toronto time) on the business day before the IRC Special Meeting; and provided further that, notwithstanding the provisions of Section 190 of the CBCA, IRC Shareholders who duly exercise Dissent Rights and who:

(a)	ultimately are determined to be entitled to be paid fair value for their IRC Shares, which fair value, notwithstanding anything to the contrary contained in Section 190 of the CBCA, shall be determined as of the Exchange Time, shall be deemed to have transferred those IRC Shares as of the Exchange Time at the fair value of the IRC Shares determined as of the Exchange Time, without any further act or formality and free and clear of all liens and claims, to Canco; or

(b)	ultimately are determined not to be entitled, for any reason, to be paid fair value for their IRC Shares, shall be deemed to have participated in the Arrangement on the same basis as a holder of IRC Shares who has not exercised Dissent Rights and shall be deemed to have elected to receive, and shall receive, the consideration provided in Section 2.3(d), but in no case shall IRC, RG, Canco, the Depositary or any other person be required to recognize any such holder as a holder of IRC Shares after the Exchange Time, and the names of each such holder shall be deleted from the register of holders of IRC Shares at the Exchange Time.

ARTICLE 4 — SHARE DEPOSIT AND FRACTIONAL SHARES

4.1  Share Deposit.  Prior to the Exchange Time, Canco shall deposit or cause to be deposited with the Depositary, for the benefit of the holders of IRC Shares, the aggregate number of whole Exchangeable Shares and the aggregate number of whole RG Shares issuable, and the aggregate amount of Cash Consideration payable, under the Arrangement. Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Exchange Time represented IRC Shares that were exchanged under the Arrangement, together with a duly completed Letter of Transmittal and Election Form and such other documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive, and promptly after the Exchange Time the Depositary shall deliver to such person written evidence of the book entry issuance in uncertificated form to, or certificates registered in the name of, such person representing that number of Exchangeable Shares and/or RG Shares which such person is entitled to receive (together with any cash in lieu of fractional Exchangeable Shares or RG Shares pursuant to Section 4.3) and a cheque for the Cash Consideration which such person is entitled to receive, less any amounts withheld pursuant to Section 4.6, and any certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of such IRC Shares which was not registered in the transfer records of IRC, written evidence of the book entry issuance of, or certificates representing, the number of Exchangeable Shares and/or RG Shares issuable to the registered holder may be registered in the name of and issued to, and a cheque for the Cash Consideration payable to the registered holder may be made payable to, the transferee if the certificate representing such IRC Shares is presented to the Depositary, accompanied by a duly completed Letter of Transmittal and Election Form and all documents required to evidence and effect such transfer. Without limiting the provisions of Sections 2.6 and 4.5, until surrendered as contemplated by this Section 4.1, each certificate which immediately prior to the Exchange Time represented one or more outstanding IRC Shares that, under the Arrangement, were exchanged pursuant to Section 2.2(d), shall be deemed at all times after the Exchange Time to represent only the right to receive upon such surrender (i) the consideration to which the holder thereof is entitled under the Arrangement, or as to a certificate held by a Dissenting Shareholder (other than a shareholder who exercised Dissent Rights who is deemed to have participated in the Arrangement pursuant to Section 3.1(b)), to receive the fair value of the IRC Shares represented by such certificate, and (ii) any dividends or distributions with a record date after the Exchange Time theretofore paid or payable with respect to any Exchangeable Shares or RG Shares issued in exchange therefor as contemplated by Section 4.2, in each case less any amounts withheld pursuant to Section 4.6.

4.2  Distributions with Respect to Unsurrendered Certificates.  No dividends or other distributions paid, declared or made with respect to Exchangeable Shares or RG Shares, in each case with a record date after the Exchange Time, shall be paid to the holder of any unsurrendered certificate which immediately prior to the Exchange Time represented outstanding IRC Shares or in lieu of fractional Exchangeable Shares or RG Shares shall be paid to any such person pursuant to Section 4.3, unless and until such person shall have complied with the provisions of Section 4.1. Subject to applicable Law, and to the provisions of Section 4.5, at the time such person shall have complied with the provisions of Section 4.1 (or, in the case of clause (iii) below, at the appropriate payment date), there shall be paid to such person, without interest (i) the amount of any cash payable in lieu of a fractional Exchangeable Share or RG Share to which such person is entitled pursuant to Section 4.3, (ii) the amount of dividends or other distributions with a record date after the Exchange Time theretofore paid with respect to the Exchangeable Share or the RG Share, as the case may be, to which such person is entitled pursuant hereto, and (iii) on the appropriate payment date, the amount of dividends or other distributions with a record date after the Exchange Time but prior to the date of compliance by such person with the provisions of Section 4.1 and a payment date subsequent to the date of such compliance and payable with respect to such Exchangeable Shares or RG Shares, as the case may be.

4.3  No Fractional Shares.  No fractional Exchangeable Shares or fractional RG Shares shall be issued upon compliance with the provisions of Section 4.1 and no dividend, stock split or other change in the capital structure of Canco or RG shall relate to any such fractional security and such fractional interests shall not entitle the owner thereof to exercise any rights as a security holder of Canco or RG. Canco will make arrangements with the Depositary for the issuance to the Depositary, as agent for each person otherwise entitled to a fractional interest in an Exchangeable Share or RG Share, of RG Shares in respect of any such fractional security and shall instruct the Depositary to aggregate and, as soon as is reasonably practicable following the Effective Date, sell such RG Shares on behalf of each such person. The proceeds (net of any commissions in respect of the sale but excluding any deduction for the fees of the Depositary, which fees shall be paid by Canco) (the “Net Proceeds”) received by the Depositary from such sale shall, as soon as is reasonably practicable be distributed to each person otherwise entitled to a fractional interest in an Exchangeable Share or RG Share on a pro rata basis. The Depositary shall be entitled to retain such brokers and advisors as may be necessary in connection with the sale of the RG Shares and shall not be liable for any action taken or omitted to be taken in connection with the sale of the RG Shares or the distribution of the Net Proceeds referred to in this Section 4.3. Under no circumstances shall interest accrue or be paid by Canco, RG or the Depositary to persons depositing IRC Shares pursuant to Section 2.2, regardless of any delay in selling the RG Shares or making any delivery or payment in respect of such shares.

4.4  Lost Certificates.  In the event any certificate which immediately prior to the Exchange Time represented one or more outstanding IRC Shares that were exchanged pursuant to Section 2.2 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, any cash and/or Exchangeable Shares or RG Shares (and any dividends or distributions with respect thereto) deliverable in accordance with Section 2.2 and such holder’s Letter of Transmittal and Election Form. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the person to whom cash (if any) and/or Exchangeable Shares or RG Shares are to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to IRC, Canco, RG and their respective transfer agents in such amount as IRC, Canco or RG may direct or otherwise indemnify IRC, Canco and RG in a manner satisfactory to IRC, Canco and RG against any claim that may be made against IRC, Canco or RG with respect to the certificate alleged to have been lost, stolen or destroyed.

4.5  Extinction of Rights.  Any certificate which immediately prior to the Exchange Time represented outstanding IRC Shares that were exchanged pursuant to Section 2.2 that is not deposited with all other instruments required by Section 4.1 on or prior to the date of the notice referred to in Section 7(2) of the Exchangeable Share Provisions shall cease to represent a claim or interest of any kind or nature as a securityholder of Canco or RG. On such date, the cash and/or Exchangeable Shares and/or RG Shares to which the former holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered for no consideration to Canco. None of RG, IRC, Canco, Callco or the Depositary shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

4.6  Withholding Rights.  IRC, Canco, Callco, RG and the Depositary shall be entitled to deduct and withhold from any dividend, price or consideration otherwise payable to any holder of IRC Shares, RG Shares or Exchangeable Shares such amounts as IRC, Canco, Callco, RG or the Depositary is required to deduct and withhold with respect to such payment under the ITA, United States tax laws or any other applicable Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the securities in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing Agency. To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, IRC, Canco, Callco, RG and the Depositary are hereby authorized to sell or otherwise dispose of such other portion of the consideration as is necessary to provide sufficient funds to IRC, Canco, Callco, RG and the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and IRC, Canco, Callco, RG and the Depositary shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale.

ARTICLE 5 — RIGHTS OF CALLCO TO ACQUIRE EXCHANGEABLE SHARES

5.1  Callco Liquidation Call Right.

(a)	Callco shall have the overriding right (the “Liquidation Call Right”), in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of Canco or any other distribution of the assets of Canco among its shareholders for the purpose of winding up its affairs, pursuant to Section 5 of the Exchangeable Share Provisions, to purchase from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is RG or an affiliate of RG) on the Liquidation Date all but not less than all of the Exchangeable Shares held by each such holder on payment by Callco of an amount per share (the “Liquidation Call Purchase Price”) equal to the Current Market Price of RG Shares on the last business day prior to the Liquidation Date plus the Dividend Amount, which shall be satisfied in full by Callco delivering or causing to be delivered to such holder one RG Share plus any Dividend Amount. In the event of the exercise of the Liquidation Call Right by Callco, each holder shall be obligated to sell all the Exchangeable Shares held by the holder to Callco on the Liquidation Date on payment by Callco to the holder of the Liquidation Call Purchase Price for each such share, and Canco shall have no obligation to pay any Liquidation Amount or Dividend Amount to the holders of such shares so purchased by Callco.

(b)	To exercise the Liquidation Call Right, Callco must notify the Transfer Agent, as agent for the holders of Exchangeable Shares, and Canco of Callco’s intention to exercise such right at least 45 days before the Liquidation Date in the case of a voluntary liquidation, dissolution or winding-up of Canco or any other voluntary distribution of the assets of Canco among its shareholders for the purpose of winding up its affairs, and at least five business days before the Liquidation Date in the case of an involuntary liquidation, dissolution or winding-up of Canco or any other involuntary distribution of the assets of Canco among its shareholders for the purpose of winding up its affairs. The Transfer Agent will notify the holders of Exchangeable Shares as to whether or not Callco has exercised the Liquidation Call Right forthwith after the expiry of the period during which the same may be exercised by Callco. If Callco exercises the Liquidation Call Right, then on the Liquidation Date, Callco will purchase and the holders will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Liquidation Call Purchase Price.

(c)	For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Liquidation Call Right, Callco shall deposit or cause to be deposited with the Transfer Agent, on or before the Liquidation Date, the aggregate number of RG Shares which Callco shall deliver or cause to be delivered pursuant to Section 5.1(a) and a cheque or cheques of Callco payable at par at any branch of the bankers of Callco representing the aggregate Dividend Amount, if any, in payment of the total Liquidation Call Purchase Price, in each case less any amounts withheld pursuant to Section 4.6. Provided that Callco has complied with the immediately preceding sentence, on and after the Liquidation Date the holders of the Exchangeable Shares shall cease to be holders of the Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Voting and Exchange Trust Agreement), other than the right to receive their proportionate part of the aggregate Liquidation Call Purchase Price without interest, unless payment of the aggregate Liquidation Call Purchase Price for the Exchangeable Shares shall not be made upon presentation and surrender of share certificates in accordance with the following provisions of this Section 5.1(c), in which case the rights of the holders shall remain unaffected until the aggregate Liquidation Call Purchase Price has been paid in the manner herein provided. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CBCA and articles of Canco and such additional documents, instruments and payments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Callco shall transfer to such holder, the RG Shares to which such holder is entitled and as soon as reasonably practicable thereafter the Transfer Agent shall deliver to such holder written evidence of the book entry issuance in uncertificated form of the RG Shares to which the holder is entitled and a cheque or cheques of Callco payable at par at any branch of the bankers of Callco representing the Dividend Amount, if any, and when received by the Transfer Agent, all dividends and other distributions with respect to such RG Shares with a record date after the Liquidation Date and before the date of the transfer of such RG Shares to such holder, less any amounts withheld pursuant to Section 4.6. If Callco does not exercise the Liquidation Call Right in the manner described above, on the Liquidation Date, the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the Liquidation Amount otherwise payable by Canco in connection with the liquidation, dissolution or winding-up of Canco or any distribution of the assets of Canco among its shareholders for the purpose of winding up its affairs pursuant to Section 5 of the Exchangeable Share Provisions.

5.2  Callco Redemption Call Right.  In addition to Callco’s rights contained in the Exchangeable Share Provisions, including the Retraction Call Right (as defined in the Exchangeable Share Provisions), Callco shall have the following rights in respect of the Exchangeable Shares:

(a)	Callco shall have the overriding right (the “Redemption Call Right”), notwithstanding the proposed redemption of the Exchangeable Shares by Canco pursuant to Section 7 of the Exchangeable Share Provisions, to purchase from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is RG or an affiliate of RG) on the Redemption Date all but not less than all of the Exchangeable Shares held by each such holder on payment by Callco to each holder of an amount per Exchangeable Share (the “Redemption Call Purchase Price”) equal to the Current Market Price of a RG Share on the last business day prior to the Redemption Date plus the Dividend Amount, which shall be satisfied in full by Callco delivering or causing to be delivered to such holder one RG Share plus any Dividend Amount. In the event of the exercise of the Redemption Call Right by Callco, each holder shall be obligated to sell all the Exchangeable Shares held by the holder to Callco on the Redemption Date on payment by Callco to the holder of the Redemption Call Purchase Price for each such share, and Canco shall have no obligation to redeem, or to pay any Dividend Amount in respect of, such shares so purchased by Callco.

(b)	To exercise the Redemption Call Right, Callco must notify the Transfer Agent, as agent for the holders of Exchangeable Shares, and Canco of Callco’s intention to exercise such right at least 60 days before the Redemption Date, except in the case of a redemption occurring as a result of a RG Control Transaction (as defined in the Exchangeable Share Provisions), an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event, in which case Callco shall so notify the Transfer Agent and Canco on or before the Redemption Date. The Transfer Agent will notify the holders of the Exchangeable Shares as to whether or not Callco has exercised the Redemption Call Right forthwith after the expiry of the period during which the same may be exercised by Callco. If Callco exercises the Redemption Call Right, on the Redemption Date Callco will purchase and the holders will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Redemption Call Purchase Price.

(c)	For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Redemption Call Right, Callco shall deposit or cause to be deposited with the Transfer Agent, on or before the Redemption Date, the aggregate number of RG Shares which Callco shall deliver or cause to be delivered pursuant to Section 5.2(a) and a cheque or cheques of Callco payable at par at any branch of the bankers of Callco representing the aggregate Dividend Amount, if any, in payment of the aggregate Redemption Call Purchase Price, in each case less any amounts withheld pursuant to Section 4.6. Provided that Callco has complied with the immediately preceding sentence, on and after the Redemption Date the holders of the Exchangeable Shares shall cease to be holders of the Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Voting and Exchange Trust Agreement), other than the right to receive their proportionate part of the aggregate Redemption Call Purchase Price without interest, unless payment of the aggregate Redemption Call Purchase Price for the Exchangeable Shares shall not be made upon presentation and surrender of share certificates in accordance with the following provisions of this Section 5.2(c), in which case the rights of the holders shall remain unaffected until the aggregate Redemption Call Purchase Price has been paid in the manner herein provided. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CBCA and articles of Canco and such additional documents, instruments and payments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Callco shall transfer to such holder, the RG Shares to which such holder is entitled and as soon as reasonably practicable thereafter the Transfer Agent shall deliver to such holder of the RG Shares to which the holder is entitled and a cheque or cheques of Callco payable at par at any branch of the bankers of Callco representing the Dividend Amount, if any, and when received by the Transfer Agent, all dividends and other distributions with respect to such RG Shares with a record date after the Redemption Date and before the date of the transfer of such RG Shares to such holder, less any amounts withheld pursuant to Section 4.6. If Callco does not exercise the Redemption Call Right in the manner described above, on the Redemption Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the redemption price otherwise payable by Canco in connection with the redemption of the Exchangeable Shares pursuant to Article 7 of the Exchangeable Share Provisions.

5.3  Change of Law Call Right.

(a)	RG shall have the overriding right (the “Change of Law Call Right”), in the event of a Change of Law, to purchase (or to cause Callco to purchase) from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is an affiliate of RG) all but not less than all of the Exchangeable Shares held by each such holder upon payment by RG or Callco, as the case may be, of an amount per share (the “Change of Law Call Purchase Price”) equal to the Current Market Price of RG Shares on the last business day prior to the Change of Law Call Date plus the Dividend Amount, which shall be satisfied in full by RG or Callco, as the case may be, delivering or causing to be delivered to such holder one RG Share plus any Dividend Amount. In the event of the exercise of the Change of Law Call Right by RG or Callco, each holder of Exchangeable Shares shall be obligated to sell all the Exchangeable Shares held by such holder to RG or Callco, as the case may be, on the Change of Law Call Date upon payment by RG or Callco, as the case may be, to such holder of the Change of Law Call Purchase Price for each such Exchangeable Share.

(b)	To exercise the Change of Law Call Right, RG or Callco must notify the Transfer Agent of its intention to exercise such right at least 45 days before the date on which RG or Callco intends to acquire the Exchangeable

Shares (the “Change of Law Call Date”). If RG or Callco exercises the Change of Law Call Right, then, on the Change of Law Call Date, RG or Callco, as the case may be, will purchase and the holders of Exchangeable Shares will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Change of Law Call Purchase Price.

(c)	For the purposes of completing the purchase of the Exchangeable Shares pursuant to the exercise of the Change of Law Call Right, RG or Callco, as the case may be, shall deposit or cause to be deposited with the Transfer Agent, on or before the Change of Law Call Date, the aggregate number of RG Shares which RG or Callco, as the case may be, shall deliver or cause to be delivered pursuant to Section 5.3(a) and a cheque or cheques of RG or Callco, as the case may be, payable at par at any branch of the bankers of RG or Callco representing the aggregate Dividend Amount, if any, in payment of the aggregate Redemption Call Purchase Price, in each case less any amounts withheld pursuant to Section 4.6. Provided that RG or Callco has complied with the immediately preceding sentence, on and after the Change of Law Call Date the holders of the Exchangeable Shares shall cease to be holders of the Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Voting and Exchange Trust Agreement), other than the right to receive their proportionate part of the total Change of Law Purchase Price payable by RG or Callco, as the case may be, without interest, upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Change of Law Call Date be considered and deemed for all purposes to be the holder of RG Shares to which such holder is entitled. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CBCA and articles of Canco and such additional documents, instruments and payments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of RG or Callco, as the case may be, shall transfer to such holder, the RG Shares to which such holder is entitled and as soon as reasonably practicable thereafter the Transfer Agent shall deliver to such holder written evidence of the book entry issuance in uncertificated form of the RG Shares to which the holder is entitled and a cheque or cheques of RG or Callco, as the case may be, payable at par at any branch of the bankers of RG or Callco, as the case may be, representing the Dividend Amount, if any, and when received by the Transfer Agent, all dividends and other distributions with respect to such RG Shares with a record date after the Redemption Date and before the date of the transfer of such RG Shares to such holder, less any amounts withheld pursuant to Section 4.6.

5.4  Stockholders’ Rights Plan.  The rights (“RG Rights”) issued under RG’s first amended and restated rights agreement, dated as of September 10, 2007, shall attach to all RG Shares and Exchangeable Shares issued in exchange for IRC Shares pursuant to the Arrangement.

ARTICLE 6 — AMENDMENT

6.1  Plan of Arrangement Amendment.

(a)	IRC may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time (with the prior written consent of RG), provided that any such amendment, modification and/or supplement must be contained in a written document that is filed with the Court and, if made after the Special Meeting, approved by the Court and communicated to IRC Shareholders and IRC Optionholders if and as required by the Court.

(b)	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by IRC (with the prior written consent of RG) at any time before or at the Special Meeting with or without any other prior notice or communication and, if so proposed and accepted by the persons voting at the Special Meeting in the manner required under the Interim Order, shall become part of this Plan of Arrangement for all purposes.

(c)	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Special Meeting shall be effective only if (i) it is consented to in writing by IRC and RG and, (ii) if required by the Court, it is consented to by IRC Shareholders voting in the manner directed by the Court.

(d)	Any amendment, modification or supplement to this Plan of Arrangement may be made prior to the Effective Date unilaterally by RG, provided that it concerns a matter which, in the reasonable opinion of RG, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any IRC Shareholder.

ARTICLE 7 — FURTHER ASSURANCES

Each of IRC and RG shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by either of them to document or evidence any of the transactions or events set out in this Plan of Arrangement.

ARTICLE 8 — NOTICE

Any notice to be given by RG to IRC Shareholders or IRC Optionholders pursuant to the Arrangement will be deemed to have been properly given if it is mailed by first class mail, postage prepaid, to registered IRC Shareholders or IRC Optionholders, as the case may be, at their addresses as shown on the applicable register of such holders maintained by IRC and will be deemed to have been received on the first day following the date of mailing which is a business day.

The provisions of this Plan of Arrangement, the Arrangement Agreement and the Letter of Transmittal and Election Form apply notwithstanding any accidental omission to give notice to any one or more IRC Shareholders or IRC Optionholders and notwithstanding any interruption of mail services in Canada, the United States or elsewhere following mailing. In the event of any interruption of mail service following mailing, RG intends to make reasonable efforts to disseminate any notice by other means, such as publication. Except as otherwise required or permitted by law:

(a)	if post offices in Canada are not open for the deposit of mail, any notice which RG or the Depositary may give or cause to be given under the Arrangement will be deemed to have been properly given and to have been received by IRC Shareholders and IRC Optionholders if (i) it is given to the TSX for dissemination or (ii) it is published once in the national edition of The Globe and Mail and in the daily newspapers of general circulation in each of the French and English languages in the City of Montreal, provided that if the national edition of The Globe and Mail is not being generally circulated, publication thereof will be made in The National Post or any other daily newspaper of general circulation published in the City of Toronto; and

(b)	if post offices in the United States are not open for the deposit of mail, any notice which RG or the Depositary may give or cause to be given under the Arrangement will be deemed to have been properly given and to have been received by IRC Shareholders and IRC Optionholders if (i) it is given to the NYSE Amex for dissemination or (ii) it is published once in the national edition of the Wall Street Journal, provided that if the national edition of the Wall Street Journal is not being generally circulated, publication thereof will be made in the New York Times or any other daily newspaper of general circulation published in New York City.

Notwithstanding the provisions of the Arrangement Agreement, this Plan of Arrangement and the Letter of Transmittal and Election Form, certificates, if any, for RG Shares and Exchangeable Shares issuable, and cheques for cash amounts payable, pursuant to the Arrangement need not be mailed if RG determines that delivery thereof by mail may be delayed. Persons entitled to cheques and certificates which are not mailed for the foregoing reason may take delivery thereof at the office of the Transfer Agent in respect of which the cheque and certificates being issued were deposited, upon application to the Transfer Agent, until such time as RG has determined that delivery by mail will no longer be delayed. RG will provide notice of any such determination not to mail made hereunder as soon as reasonably practicable after the making of such determination and in accordance with this Article 8. Notwithstanding the provisions of the Arrangement Agreement, this Plan of Arrangement and the Letter of Transmittal and Election Form, the deposit of cheques and certificates with the Transfer Agent in such circumstances will constitute delivery to the persons entitled thereto and the RG Shares will be deemed to have been paid for immediately upon such deposit.

APPENDIX I

TO THE PLAN OF ARRANGEMENT

PROVISIONS ATTACHING TO THE EXCHANGEABLE SHARES

The Exchangeable Shares shall have the following rights, privileges, restrictions and conditions:

1.	Interpretation

(1)	For the purposes of these share provisions:

“affiliate” has the meaning corresponding to “affiliated companies” in the Securities Act (Ontario), as amended.

“Agency” means any domestic or foreign court, tribunal, federal, state, provincial or local government or governmental agency, department or authority or other regulatory authority (including the TSX, AMEX and NASDAQ) or administrative agency or commission (including the Securities Commissions and the SEC) or any elected or appointed public official.

“Agent” means any chartered bank or trust company in Canada selected by Canco for the purposes of holding some or all of the Liquidation Amount or Redemption Price in accordance with Section 5 or Section 7, respectively.

“Arrangement” means an arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, to which plan these share provisions are attached as Appendix I.

“Arrangement Agreement” means the arrangement agreement made as of December 17, 2009 between IRC, Canco and RG, as amended, supplemented and/or restated in accordance with its terms, providing for, among other things, the Arrangement.

“Board of Directors” means the board of directors of Canco.

“business day” means any day other than a Saturday, Sunday, a public holiday or a day on which commercial banks are not open for business in Toronto, Ontario or Denver, Colorado under applicable law.

“Callco” means (i) an indirect subsidiary of RG existing under the laws of Canada or such other jurisdiction as RG may determine prior to the Effective Date, or (ii) any other direct or indirect wholly-owned subsidiary of RG designated by RG from time to time in replacement thereof.

“Callco Call Notice” has the meaning ascribed thereto in Section 6(3) of these share provisions.

“Canadian Dollar Equivalent” means in respect of an amount expressed in a currency other than Canadian dollars (the “Foreign Currency Amount”) at any date the product obtained by multiplying:

(a)	the Foreign Currency Amount; by

(b)	the noon spot exchange rate on the business day immediately preceding such date for such foreign currency expressed in Canadian dollars as reported by the Bank of Canada or, in the event such spot exchange rate is not available, such spot exchange rate on the business day immediately preceding such date for such foreign currency expressed in Canadian dollars as may be mutually agreed upon by RG and IRC to be appropriate for such purpose, which determination shall be conclusive and binding.

“Canco” means the corporation incorporated under the laws of Canada that issues the Exchangeable Shares pursuant to the Arrangement.

“CBCA” means the Canada Business Corporations Act, as amended.

“Common Shares” means the common shares in the capital of Canco.

“Current Market Price” means, in respect of a RG Share on any date, the quotient obtained by dividing (a) the aggregate of the Daily Value of Trades for each day during the period of 20 consecutive trading days ending three trading days before such date; by (b) the aggregate volume of RG Shares used to calculate such Daily Value of Trades.

“Daily Value of Trades” means, in respect of the RG Shares on any trading day, the product of (a) the volume weighted average price of RG Shares on the TSX (or, if the RG Shares are not listed on the TSX, the Canadian Dollar Equivalent of the volume weighted average price of RG Shares on such other stock exchange or automated quotation system on which the RG Shares are listed or quoted, as the case may be, as may be selected by the board of directors of RG for such purpose) on such date, as determined by Bloomberg L.P. or other reputable, third party information source selected by the board of directors of RG in good faith; and (b) the aggregate volume of RG Shares traded on such day on the TSX or such other stock exchange or automated quotation system and used to calculate such volume weighted average price; provided that any such selections by the board of directors of RG shall be conclusive and binding.

“Director” means the Director appointed pursuant to Section 260 of the CBCA.

“Dividend Amount” means an amount equal to all declared and unpaid dividends on an Exchangeable Share held by a holder on any dividend record date which occurred prior to the date of purchase, redemption or other acquisition of such share by Callco or RG from such holder pursuant to Section 5(1), Section 6(1) or Section 7(1).

“Effective Date” means the date on or before the Outside Date on which the Arrangement becomes effective in accordance with the CBCA and the Final Order.

“Exchangeable Shares” means the non-voting, exchangeable shares in the capital of Canco, having the rights, privileges, restrictions and conditions set forth herein.

“Exchangeable Share Voting Event” means any matter in respect of which holders of Exchangeable Shares are entitled to vote as shareholders of Canco and in respect of which the Board of Directors determines in good faith that after giving effect to such matter the economic equivalence of the Exchangeable Shares and the RG Shares is maintained for the holders of Exchangeable Shares (other than RG and its affiliates).

“Exempt Exchangeable Share Voting Event” means an Exchangeable Share Voting Event in order to approve or disapprove, as applicable, any change to, or in the rights of the holders of, the Exchangeable Shares, where the approval or disapproval, as applicable, of such change would be required to maintain the economic equivalence of the Exchangeable Shares and the RG Shares.

“holder” means, when used with reference to the Exchangeable Shares, a holder of Exchangeable Shares shown from time to time in the register maintained by or on behalf of Canco in respect of the Exchangeable Shares.

“including” means “including without limitation” and “includes” means “includes without limitation”.

“IRC” means International Royalty Corporation, a corporation continued under the laws of Canada.

“Liquidation Amount” has the meaning ascribed thereto in Section 5(1) of these share provisions.

“Liquidation Call Right” has the meaning ascribed thereto in the Plan of Arrangement.

“Liquidation Date” has the meaning ascribed thereto in Section 5(1) of these share provisions.

“person” includes any individual, firm, partnership, limited partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Agency, syndicate or other entity, whether or not having legal status.

“Plan of Arrangement” means the plan of arrangement substantially in the form and content of Schedule B annexed to the Arrangement Agreement, and any amendments or variations thereto made in accordance with Section 7.B of the Arrangement Agreement or Article 6 of the Plan of Arrangement or made at the direction of the Court.

“Purchase Price” has the meaning ascribed thereto in Section 6(3) of these share provisions.

“Redemption Call Purchase Price” has the meaning ascribed thereto in the Plan of Arrangement.

“Redemption Call Right” has the meaning ascribed thereto in the Plan of Arrangement.

“Redemption Date” means the date, if any, established by the Board of Directors for the redemption by Canco of all but not less than all of the outstanding Exchangeable Shares pursuant to Section 7 of these share provisions, which date shall be no earlier than the seventh anniversary of the date on which Exchangeable Shares first are issued, unless:

(a)	there are fewer than 750,000 Exchangeable Shares outstanding (other than Exchangeable Shares held by RG and its affiliates, and as such number of shares may be adjusted as deemed appropriate by the Board of Directors to give effect to any subdivision or consolidation of or stock dividend on the Exchangeable Shares, any issue or distribution of rights to acquire Exchangeable Shares or securities exchangeable for or convertible into Exchangeable Shares, any issue or distribution of other securities or rights or evidences of indebtedness or assets, or any other capital reorganization or other transaction affecting the Exchangeable Shares), in which case the Board of Directors may accelerate such redemption date to such date prior to the seventh anniversary of the date on which Exchangeable Shares first are issued as they may determine, upon at least 60 days’ prior written notice to the holders of the Exchangeable Shares and the Trustee;

(b)	an RG Control Transaction occurs, in which case, provided that the Board of Directors determines, in good faith and in its sole discretion, that it is not reasonably practicable to substantially replicate the terms and conditions of the Exchangeable Shares in connection with such RG Control Transaction and that the redemption of all but not less than all of the outstanding Exchangeable Shares is necessary to enable the completion of such RG Control Transaction in accordance with its terms, the Board of Directors may accelerate such redemption date to such date prior to the seventh anniversary of the date on which Exchangeable Shares first are issued as it may determine, upon such number of days’ prior written notice to the holders of the Exchangeable Shares and the Trustee as the Board of Directors may determine to be reasonably practicable in such circumstances;

(c)	an Exchangeable Share Voting Event that is not an Exempt Exchangeable Share Voting Event is proposed and (i) the holders of the Exchangeable Shares fail to take the necessary action, at a meeting or other vote of holders of Exchangeable Shares, to approve or disapprove, as applicable, the Exchangeable Share Voting Event or the holders of the Exchangeable Shares do take the necessary action but, in connection therewith, the holders of more than 2% of the outstanding Exchangeable Shares (other than those held by RG and its affiliates) exercise rights of dissent under the CBCA, and (ii) the Board of Directors determines in good faith that it is not reasonably practicable to accomplish the business purpose (which business purpose must be bona fide and not for the primary purpose of causing the occurrence of the Redemption Date) intended by the Exchangeable Share Voting Event in a commercially reasonable manner that does not result in an Exchangeable Share Voting Event, in which case the Redemption Date shall be the business day following the day on which the later of the events described in (i) and (ii) above occur; or

(d)	an Exempt Exchangeable Share Voting Event is proposed and holders of the Exchangeable Shares fail to take the necessary action at a meeting or other vote of holders of Exchangeable Shares to approve or disapprove, as applicable, the Exempt Exchangeable Share Voting Event in which case the Redemption Date shall be the business day following the day on which the holders of the Exchangeable Shares failed to take such action.

provided, however, that the accidental failure or omission to give any notice of redemption under clauses (a), (b), (c) or (d) above to any of the holders of Exchangeable Shares shall not affect the validity of any such redemption.

“Redemption Price” has the meaning ascribed thereto in Section 7(1) of these share provisions.

“Retracted Shares” has the meaning ascribed thereto in Section 6(1)(a) of these share provisions.

“Retraction Call Right” has the meaning ascribed thereto in Section 6(1)(c) of these share provisions.

“Retraction Date” has the meaning ascribed thereto in Section 6(1)(b) of these share provisions.

“Retraction Price” has the meaning ascribed thereto in Section 6(1) of these share provisions.

“Retraction Request” has the meaning ascribed thereto in Section 6(1) of these share provisions.

“RG” means Royal Gold, Inc., a corporation existing under the laws of Delaware.

“RG Control Transaction” means any merger, amalgamation, arrangement, take-over bid or tender offer, material sale of shares or rights or interests therein or thereto or similar transactions involving RG, or any proposal to do so.

“RG Dividend Declaration Date” means the date on which the board of directors of RG declares any dividend or other distribution on the RG Shares that would require a corresponding payment to be made in respect of the Exchangeable Shares.

“RG Shares” means the common stock, par value U.S.$0.01 per share, in the capital of RG.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act (Ontario) and the rules, regulations and policies made thereunder, as amended.

“Support Agreement” means the agreement made between RG, Callco and Canco substantially in the form and content of Schedule I to the Arrangement Agreement.

“Transfer Agent” means Computershare Trust Company of Canada or such other person as may from time to time be appointed by Canco as the registrar and transfer agent for the Exchangeable Shares.

“Trustee” means the trustee chosen by RG to act as trustee under the Voting and Exchange Trust Agreement, being a corporation organized and existing under the laws of Canada or any Province thereof and authorized to carry on the business of a trust company in all the provinces of Canada, and any successor trustee appointed under the Voting and Exchange Trust Agreement.

“TSX” means The Toronto Stock Exchange or its successor.

“Voting and Exchange Trust Agreement” means an agreement to be made among RG, Canco and the Trustee in connection with the Plan of Arrangement substantially in the form of Schedule J to the Arrangement Agreement.

2.	Ranking of Exchangeable Shares

The Exchangeable Shares shall be entitled to a preference over the Common Shares and any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of Canco, whether voluntary or involuntary, or any other distribution of the assets of Canco among its shareholders for the purpose of winding up its affairs.

3.	Dividends

(1)	A holder of an Exchangeable Share shall be entitled to receive and the Board of Directors shall, subject to applicable law, on each RG Dividend Declaration Date, declare a dividend on each Exchangeable Share:

(a)	in the case of a cash dividend declared on the RG Shares, in an amount in cash for each Exchangeable Share equal to the cash dividend declared on each RG Share on the RG Dividend Declaration Date;

(b)	in the case of a stock dividend declared on the RG Shares to be paid in RG Shares, by the issue or transfer by Canco of such number of Exchangeable Shares for each Exchangeable Share as is equal to the number of RG Shares to be paid on each RG Share unless in lieu of such stock dividend Canco elects to effect a corresponding and contemporaneous and economically equivalent (as determined by the Board of Directors in accordance with Section 3(5) hereof) subdivision of the outstanding Exchangeable Shares; or

(c)	in the case of a dividend declared on the RG Shares in property other than cash or RG Shares, in such type and amount of property for each Exchangeable Share as is the same as or economically equivalent (to be determined by the Board of Directors as contemplated by Section 3(5) hereof) to the type and amount of property declared as a dividend on each RG Share.

Such dividends shall be paid out of money, assets or property of Canco properly applicable to the payment of dividends, or out of authorized but unissued shares of Canco, as applicable. The holders of Exchangeable Shares shall not be entitled to any dividends other than or in excess of the dividends referred to in this Section 3(1).

(2)	Cheques of Canco payable at par at any branch of the bankers of Canco shall be issued in respect of any cash dividends contemplated by Section 3(1)(a) hereof and the sending of such cheque to each holder of an Exchangeable Share shall satisfy the cash dividend represented thereby unless the cheque is not paid on presentation. Written evidence of the book entry issuance or transfer to the registered holder of Exchangeable Shares shall be delivered in respect of any stock dividends contemplated by Section 3(1)(b) hereof and the sending of such written evidence to each holder of an Exchangeable Share shall satisfy the stock dividend represented thereby. Such other type and amount of property in respect of any dividends contemplated by Section 3(1)(c) hereof shall be issued, distributed or transferred by Canco in such manner as it shall determine and the issuance, distribution or transfer thereof by Canco to each holder of an Exchangeable Share shall satisfy the dividend represented thereby. No holder of an Exchangeable Share shall be entitled to recover by action or other legal process against Canco any dividend that is represented by a cheque that has not been duly presented to Canco’s bankers for payment or that otherwise remains unclaimed for a period of six years from the date on which such dividend was payable.

(3)	The record date for the determination of the holders of Exchangeable Shares entitled to receive payment of, and the payment date for, any dividend declared on the Exchangeable Shares under Section 3(1) hereof shall be the same dates as the record date and payment date, respectively, for the corresponding dividend declared on the RG Shares. The record date for the determination of the holders of Exchangeable Shares entitled to receive Exchangeable Shares in connection with any subdivision, redivision or change of the Exchangeable Shares under Section 3(1)(b) hereof and the effective date of such subdivision shall be the same dates as the record and payment date, respectively, for the corresponding stock dividend declared on the RG Shares.

(4)	If on any payment date for any dividends declared on the Exchangeable Shares under Section 3(1) hereof the dividends are not paid in full on all of the Exchangeable Shares then outstanding, any such dividends that remain unpaid shall be paid on a subsequent date or dates determined by the Board of Directors on which Canco shall have sufficient moneys, assets or property properly applicable to the payment of such dividends.

(5)	The Board of Directors shall determine, in good faith and in its sole discretion, economic equivalence for the purposes of these share provisions, including Section 3(1) hereof, and each such determination shall be conclusive and binding on Canco and its shareholders. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors to be relevant, be considered by the Board of Directors:

(a)	in the case of any stock dividend or other distribution payable in RG Shares, the number of such shares issued in proportion to the number of RG Shares previously outstanding;

(b)	in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase RG Shares (or securities exchangeable for or convertible into or carrying rights to acquire RG Shares), the relationship between the exercise price of each such right, option or warrant and the Current Market Price;

(c)	in the case of the issuance or distribution of any other form of property (including any shares or securities of RG of any class other than RG Shares, any rights, options or warrants other than those referred to in Section 3(5)(b) hereof, any evidences of indebtedness of RG or any assets of RG), the relationship between the fair market value (as determined by the Board of Directors in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding RG Share and the Current Market Price of a RG Share; and

(d)	in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of RG Shares as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing withholding taxes and marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).

4.	Certain Restrictions

So long as any of the Exchangeable Shares are outstanding, Canco shall not at any time without, but may at any time with, the approval of the holders of the Exchangeable Shares given as specified in Section 12(2) of these share provisions:

(a)	pay any dividends on the Common Shares or any other shares ranking junior to the Exchangeable Shares, other than stock dividends payable in Common Shares or any such other shares ranking junior to the Exchangeable Shares, as the case may be;

(b)	redeem or purchase or make any capital distribution in respect of Common Shares or any other shares ranking junior to the Exchangeable Shares;

(c)	redeem or purchase any other shares of Canco ranking equally with the Exchangeable Shares with respect to the payment of dividends or the distribution of assets in the event of the liquidation, dissolution or winding-up of Canco, whether voluntary or involuntary, or any other distribution of the assets of Canco among its shareholders for the purpose of winding up its affairs; or

(d)	issue any Exchangeable Shares or any other shares of Canco ranking equally with the Exchangeable Shares other than by way of stock dividends to the holders of such Exchangeable Shares; and

(e)	issue any shares of Canco ranking superior to the Exchangeable Shares.

The restrictions in Sections 4(a), (b), (c) and (d) hereof shall not apply if all dividends on the outstanding Exchangeable Shares corresponding to dividends declared and paid to date on the RG Shares shall have been declared and paid on the Exchangeable Shares.

5.	Distribution on Liquidation

(1)	In the event of the liquidation, dissolution or winding-up of Canco or any other distribution of the assets of Canco among its shareholders for the purpose of winding up its affairs, subject to the exercise by Callco of the Liquidation Call Right, a holder of Exchangeable Shares shall be entitled, subject to applicable law, to receive from the assets of Canco in respect of each Exchangeable Share held by such holder on the effective date (the “Liquidation Date”) of such liquidation, dissolution, winding-up or other distribution, before any distribution of any part of the assets of

Canco among the holders of the Common Shares or any other shares ranking junior to the Exchangeable Shares, an amount per share (the “Liquidation Amount”) equal to the Current Market Price of an RG Share on the last business day prior to the Liquidation Date plus the Dividend Amount, which shall be satisfied in full by Canco delivering or causing to be delivered to such holder one RG Share, plus an amount equal to the Dividend Amount.

(2)	On or promptly after the Liquidation Date, and provided the Liquidation Call Right has not been exercised by Callco, Canco shall pay or cause to be paid to the holders of the Exchangeable Shares the Liquidation Amount for each such Exchangeable Share upon presentation and surrender of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CBCA and the Articles of Canco and such additional documents, instruments and payments as the Transfer Agent and Canco may reasonably require, at the registered office of Canco or at any office of the Transfer Agent as may be specified by Canco by notice to the holders of the Exchangeable Shares. Payment of the Liquidation Amount for such Exchangeable Shares shall be made by transferring or causing to be transferred to each holder the RG Shares to which such holder is entitled and by delivering to such holder, on behalf of Canco, RG Shares (which shares shall be fully paid and shall be free and clear of any lien, claim or encumbrance) and a cheque of Canco payable at par at any branch of the bankers of Canco in respect of the Dividend Amount, in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom. On and after the Liquidation Date, the holders of the Exchangeable Shares shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Voting and Exchange Trust Agreement), other than the right to receive the Liquidation Amount without interest, unless payment of the total Liquidation Amount for such Exchangeable Shares shall not be made upon presentation and surrender of share certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the Liquidation Amount has been paid in the manner hereinbefore provided. Canco shall have the right at any time after the Liquidation Date to transfer or cause to be issued or transferred to, and deposited with, the Agent the Liquidation Amount in respect of the Exchangeable Shares represented by certificates that have not at the Liquidation Date been surrendered by the holders thereof, such Liquidation Amount to be held by the Agent as trustee for and on behalf of, and for the use and benefit of, such holders. Upon such deposit being made, the rights of a holder of Exchangeable Shares after such deposit shall be limited to receiving its proportionate part of the Liquidation Amount for such Exchangeable Shares so deposited, without interest, and when received by the Agent, all dividends and other distributions with respect to the RG Shares to which such holder is entitled with a record date after the date of such deposit and before the date of transfer of such RG Shares to such holder (in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom) against presentation and surrender of the certificates for the Exchangeable Shares held by them in accordance with the foregoing provisions.

(3)	After Canco has satisfied its obligations to pay the holders of the Exchangeable Shares the Liquidation Amount per Exchangeable Share pursuant to Section 5(1) of these share provisions, such holders shall not be entitled to share in any further distribution of the assets of Canco.

6.	Retraction of Exchangeable Shares by Holder

(1)	A holder of Exchangeable Shares shall be entitled at any time, subject to the exercise by Callco of the Retraction Call Right and otherwise upon compliance with, and subject to, the provisions of this Section 6, to require Canco to redeem any or all of the Exchangeable Shares registered in the name of such holder for an amount per share equal to the Current Market Price of a RG Share on the last business day prior to the Retraction Date plus the Dividend Amount (the “Retraction Price”), which shall be satisfied in full by Canco delivering or causing to be delivered to such holder one RG Share (which on issue will be admitted to listing and trading by the TSX and the NASDAQ Global Market (subject to official notice of issuance)) for each Exchangeable Share presented and surrendered by the holder together with, on the designated payment date therefor, the Dividend Amount. To effect such redemption, the holder shall present and surrender at the registered office of Canco or at any office of the Transfer Agent as may be specified by Canco by notice to the holders of Exchangeable Shares the certificate or certificates representing the Exchangeable Shares which the holder desires to have Canco redeem, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CBCA and the Articles of Canco and such additional documents, instruments and payments as the Transfer Agent and Canco may reasonably require, and together with a duly executed statement (the “Retraction Request”) in the form of Schedule A hereto or in such other form as may be acceptable to Canco:

(a)	specifying that the holder desires to have all or any number specified therein of the Exchangeable Shares represented by such certificate or certificates (the “Retracted Shares”) redeemed by Canco;

(b)	stating the business day on which the holder desires to have Canco redeem the Retracted Shares (the “Retraction Date”), provided that the Retraction Date shall be not less than 10 business days nor more than 15 business days after the date on which the Retraction Request is received by Canco and further provided that, in the event that no such business day is specified by the holder in the Retraction Request, the Retraction Date shall be deemed to be the 15th business day after the date on which the Retraction Request is received by Canco and subject also to Section 6(8); and

(c)	acknowledging the overriding right (the “Retraction Call Right”) of Callco to purchase all but not less than all the Retracted Shares directly from the holder and that the Retraction Request shall be deemed to be a revocable offer by the holder to sell the Retracted Shares to Callco in accordance with the Retraction Call Right on the terms and conditions set out in Section 6(3) hereof.

(2)	Provided that Callco has not exercised the Retraction Call Right, upon receipt by Canco or the Transfer Agent in the manner specified in Section 6(1) of a certificate or certificates representing the number of Retracted Shares, together with a Retraction Request, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6(7), Canco shall redeem the Retracted Shares effective at the close of business on the Retraction Date and shall transfer or cause to be issued or transferred to such holder the RG Shares to which such holder is entitled and shall comply with Section 6(4) hereof. If only a part of the Exchangeable Shares represented by any certificate is redeemed (or purchased by Callco pursuant to the Retraction Call Right), a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of Canco.

(3)	Subject to the provisions of this Section 6, upon receipt by Canco of a Retraction Request, Canco shall immediately notify Callco thereof and shall provide to Callco a copy of the Retraction Request. In order to exercise the Retraction Call Right, Callco must notify Canco of its determination to do so (the “Callco Call Notice”) within five business days of notification to Callco by Canco of the receipt by Canco of the Retraction Request. If Callco does not so notify Canco within such five business day period, Canco will notify the holder as soon as possible thereafter that Callco will not exercise the Retraction Call Right. If Callco delivers the Callco Call Notice within such five business day period, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6(7), the Retraction Request shall thereupon be considered only to be an offer by the holder to sell the Retracted Shares to Callco in accordance with the Retraction Call Right. In such event, Canco shall not redeem the Retracted Shares and Callco shall purchase from such holder and such holder shall sell to Callco on the Retraction Date the Retracted Shares for a purchase price (the “Purchase Price”) per share equal to the Retraction Price per share. To the extent that Callco pays the Dividend Amount in respect of the Retracted Shares, Canco shall no longer be obligated to pay any declared and unpaid dividends on such Retracted Shares. For the purpose of completing a purchase pursuant to the Retraction Call Right, on the Retraction Date, Callco shall transfer or cause to be issued or transferred to the holder of the Retracted Shares the RG Shares to which such holder is entitled. Provided that Callco has complied with the immediately preceding sentence and Section 6(4) hereof, the closing of the purchase and sale of the Retracted Shares pursuant to the Retraction Call Right shall be deemed to have occurred as at the close of business on the Retraction Date and, for greater certainty, no redemption by Canco of such Retracted Shares shall take place on the Retraction Date. In the event that Callco does not deliver a Callco Call Notice within such five business day period, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6(7), Canco shall redeem the Retracted Shares on the Retraction Date and in the manner otherwise contemplated in this Section 6.

(4)	Canco or Callco, as the case may be, shall deliver or cause the Transfer Agent to deliver to the relevant holder written evidence of the book entry issuance in uncertificated form of RG Shares (which shares shall be fully paid and shall be free and clear of any lien, claim or encumbrance and which on issue will be admitted to listing and trading by the TSX and the NASDAQ Global Market (subject to official notice of issuance)), and, if applicable and on or before the payment date therefor, a cheque payable at par at any branch of the bankers of Canco or Callco, as applicable, representing the aggregate Dividend Amount, in payment of the Retraction Price or the Purchase Price, as the case may be, in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom, and such delivery of such RG Shares and cheques on behalf of Canco or by Callco, as the case may be, or by the Transfer Agent shall be deemed to be payment of and shall satisfy and discharge all liability for the Retraction Price or Purchase Price, as the case may be, to the extent that the same is represented by such share certificates and cheques (plus any tax deducted and withheld therefrom and remitted to the proper tax authority).

(5)	On and after the close of business on the Retraction Date, the holder of the Retracted Shares shall cease to be a holder of such Retracted Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof (including any rights under the Voting and Exchange Trust Agreement), other than the right to receive the Retraction Price or Purchase Price, as the case may be, without interest, unless upon presentation and surrender of certificates in accordance with the foregoing provisions, payment of the Retraction Price or the Purchase Price, as the case may be, shall not be made as provided in Section 6(4) hereof, in which case the rights of such holder shall remain unaffected until the Retraction Price or the Purchase Price, as the case may be, has been paid in the manner hereinbefore provided. On and after the close of business on the Retraction Date, provided that presentation and surrender of certificates and payment of the Retraction Price or the Purchase Price, as the case may be, has been made in accordance with the foregoing provisions, the holder of the Retracted Shares so redeemed by Canco or purchased by Callco shall thereafter be a holder of the RG Shares delivered to it.

(6)	Notwithstanding any other provision of this Section 6, Canco shall not be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent that such redemption of Retracted Shares would be contrary to solvency requirements or other provisions of applicable law. If Canco believes that on any Retraction Date it would not be permitted by any of such provisions to redeem the Retracted Shares tendered for redemption on such date, and provided that Callco shall not have exercised the Retraction Call Right with respect to the Retracted Shares, Canco shall only be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent of the maximum number that may be so redeemed (rounded down to a whole number of shares) as would not be contrary to such provisions and shall notify the holder and the Trustee at least two business days prior to the Retraction Date as to the number of Retracted Shares which will not be redeemed by Canco. In any case in which the redemption by Canco of Retracted Shares would be contrary to solvency requirements or other provisions of applicable law, Canco shall redeem Retracted Shares in accordance with Section 6(2) of these share provisions on a pro rata basis and shall issue to each holder of Retracted Shares a new certificate, at the expense of Canco, representing the Retracted Shares not redeemed by Canco pursuant to Section 6(2) hereof. If Canco would otherwise be obligated to redeem the Retracted Shares pursuant to Section 6(2) of these share provisions but is not obligated to do so as a result of solvency requirements or other provisions of applicable law, the holder of any such Retracted Shares not redeemed by Canco pursuant to this Article 6 as a result of solvency requirements or other provisions of applicable law shall be deemed by giving the Retraction Request to have instructed the Transfer Agent to require RG to purchase such Retracted Shares from such holder on the Retraction Date or as soon as practicable thereafter on payment by RG to such holder of the Purchase Price for each such Retracted Share, all as more specifically provided for in the Voting and Exchange Trust Agreement.

(7)	A holder of Retracted Shares may, by notice in writing given by the holder to Canco before the close of business on the business day immediately preceding the Retraction Date, withdraw its Retraction Request, in which event such Retraction Request shall be null and void and, for greater certainty, the revocable offer constituted by the Retraction Request to sell the Retracted Shares to Callco shall be deemed to have been revoked.

(8)	Notwithstanding any other provision of this Section 6, if:

(a)	exercise of the rights of the holders of the Exchangeable Shares, or any of them, to require Canco to redeem any Exchangeable Shares pursuant to this Section 6 on any Retraction Date would require listing particulars or any similar document to be issued in order to obtain the approval of the TSX or the NASDAQ Global Market to the listing and trading (subject to official notice of issuance) of, the RG Shares that would be required to be delivered to such holders of Exchangeable Shares in connection with the exercise of such rights; and

(b)	as a result of (a) above, it would not be practicable (notwithstanding the reasonable endeavours of RG) to obtain such approvals in time to enable all or any of such RG Shares to be admitted to listing and trading by the TSX and the NASDAQ Global Market (subject to official notice of issuance) when so delivered, that Retraction Date shall, notwithstanding any other date specified or otherwise deemed to be specified in any relevant Retraction Request, be deemed for all purposes to be the earlier of (i) the second business day immediately following the date the approvals referred to in Section 6(8)(a) are obtained, and (ii) the date which is 30 business days after the date on which the relevant Retraction Request is received by Canco, and references in these share provisions to such Retraction Date shall be construed accordingly.

7.	Redemption of Exchangeable Shares by Canco

(1)	Subject to applicable law, and provided Callco has not exercised the Redemption Call Right, Canco shall on the Redemption Date redeem all but not less than all of the then outstanding Exchangeable Shares for an amount per share (the “Redemption Price”) equal to the Current Market Price of a RG Share on the last business day prior to the Redemption Date plus the Dividend Amount, which shall be satisfied in full by Canco causing to be delivered to each holder of Exchangeable Shares one RG Share for each Exchangeable Share held by such holder, together with an amount equal to the Dividend Amount.

(2)	In any case of a redemption of Exchangeable Shares under this Section 7, Canco shall, at least 60 days before the Redemption Date (other than a Redemption Date established in connection with a RG Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event), send or cause to be sent to each holder of Exchangeable Shares a notice in writing of the redemption by Canco or the purchase by Callco under the Redemption Call Right, as the case may be, of the Exchangeable Shares held by such holder. In the case of a Redemption Date established in connection with a RG Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event, the written notice of the redemption by Canco or the purchase by Callco under the Redemption Call Right will be sent on or before the Redemption Date, on as many days prior written notice as may be determined by the Board of Directors to be reasonably practicable in the circumstances. In any such case, such notice shall set out the formula for determining the Redemption Price or the Redemption Call Purchase Price, as the case may be, the Redemption Date and, if applicable, particulars of the Redemption Call Right.

(3)	On or after the Redemption Date and provided that the Redemption Call Right has not been exercised by Callco, Canco shall pay or cause to be paid to the holders of the Exchangeable Shares to be redeemed the Redemption Price for each such Exchangeable Share, upon presentation and surrender at the registered office of Canco or at any office of the Transfer Agent as may be specified by Canco in such notice of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CBCA and the Articles of Canco and such additional documents, instruments and payments as the Transfer Agent and Canco may reasonably require. Payment of the Redemption Price for such Exchangeable Shares shall be made by transferring or causing to be issued or transferred to each holder the RG Shares to which such holder is entitled and by delivering to such holder, on behalf of Canco, written evidence of the book entry issuance in uncertificated form of RG Shares (which shares shall be fully paid and shall be free and clear of any lien, claim or encumbrance), and, if applicable, a cheque of Canco payable at par at any branch of the bankers of Canco in payment of the Dividend Amount, in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom. On and after the Redemption Date, the holders of the Exchangeable Shares called for redemption shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Voting and Exchange Trust Agreement), other than the right to receive the Redemption Price without interest, unless payment of the Redemption Price for such Exchangeable Shares shall not be made upon presentation and surrender of certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the Redemption Price has been paid in the manner hereinbefore provided. Canco shall have the right at any time after the sending of notice of its intention to redeem the Exchangeable Shares as aforesaid to transfer or cause to be issued or transferred to, and deposited with, the Agent named in such notice the Redemption Price for the Exchangeable Shares so called for redemption, or of such of the said Exchangeable Shares represented by certificates that have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, less any amounts withheld on account of tax required to be deducted and withheld therefrom, such aggregate Redemption Price to be held by the Agent as trustee for and on behalf of, and for the use and benefit of, such holders. Upon the later of such deposit being made and the Redemption Date, the Exchangeable Shares in respect whereof such deposit shall have been made shall be redeemed and the rights of the holders thereof after such deposit or Redemption Date, as the case may be, shall be limited to receiving their proportionate part of the aggregate Redemption Price for such Exchangeable Shares, without interest, and when received by the Agent, all dividends and other distributions with respect to the RG Shares to which such holder is entitled with a record date after the later of the date of such deposit and the Redemption Date and before the date of transfer of such RG Shares to such holder (in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom), against presentation and surrender of the certificates for the Exchangeable Shares held by them in accordance with the foregoing provisions.

8.	Purchase for Cancellation

Subject to applicable law, Canco may at any time and from time to time purchase for cancellation all or any part of the Exchangeable Shares.

9.	Voting Rights

Except as required by applicable law and by Section 13 hereof, the holders of the Exchangeable Shares shall not be entitled as such to receive notice of or to attend any meeting of the shareholders of Canco or to vote at any such meeting. Without limiting the generality of the foregoing, the holders of the Exchangeable Shares shall not have class votes except as required by applicable law.

10.	Specified Amount

The amount specified in respect of each Exchangeable Share for the purposes of subsection 191(4) of the Income Tax Act (Canada) shall be an amount equal to $    ●    .

11.	Election under Subsection 191.2(1)

Canco shall make an election under subsection 191.2(1) of the Income Tax Act (Canada) in respect of the Exchangeable Shares in the manner and within the time required by such subsection.

12.	Amendment and Approval

(1)	The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be added to, changed or removed only with the approval of the holders of the Exchangeable Shares given as hereinafter specified.

(2)	Any approval given by the holders of the Exchangeable Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Exchangeable Shares or any other matter requiring the approval or consent of the holders of the Exchangeable Shares in accordance with applicable law shall be deemed to have been sufficiently given if it shall have been given in accordance with applicable law, subject to a minimum requirement that such approval be evidenced by resolution passed by not less than two-thirds of the votes cast on such resolution at a meeting of holders of Exchangeable Shares duly called and held at which the holders of at least 10% of the outstanding Exchangeable Shares at that time are present or represented by proxy; provided that if at any such meeting the holders of at least 10% of the outstanding Exchangeable Shares at that time are not present or represented by proxy within one-half hour after the time appointed for such meeting, then the meeting shall be adjourned to such date not less than five days thereafter and to such time and place as may be designated by the Chairman of such meeting. At such adjourned meeting the holders of Exchangeable Shares present or represented by proxy thereat may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than two-thirds of the votes cast on such resolution at such meeting shall constitute the approval or consent of the holders of the Exchangeable Shares.

13.	Reciprocal Changes, etc. in Respect of RG Shares

(1)	Each holder of an Exchangeable Share acknowledges that the Support Agreement provides, in part, that so long as any Exchangeable Shares not owned by RG or its affiliates are outstanding, RG will not without the prior approval of Canco and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 12(2) of these share provisions:

(a)	issue or distribute RG Shares (or securities exchangeable for or convertible into or carrying rights to acquire RG Shares) to the holders of all or substantially all of the then outstanding RG Shares by way of stock dividend or other distribution, other than an issue of RG Shares (or securities exchangeable for or convertible into or carrying rights to acquire RG Shares) to holders of RG Shares (i) who exercise an option to receive dividends in RG Shares (or securities exchangeable for or convertible into or carrying rights to acquire RG Shares) in lieu of receiving cash dividends, or (ii) pursuant to any dividend reinvestment plan or similar arrangement;

(b)	issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding RG Shares entitling them to subscribe for or to purchase RG Shares (or securities exchangeable for or convertible into or carrying rights to acquire RG Shares); or

(c)	issue or distribute to the holders of all or substantially all of the then outstanding RG Shares:

(i)	shares or securities of RG of any class (other than RG Shares or securities convertible into or exchangeable for or carrying rights to acquire RG Shares);

(ii)	rights, options or warrants other than those referred to in Section 13(1)(b) above;

(iii)	evidence of indebtedness of RG; or

(iv)	assets of RG,

unless the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Shares and at least 7 days prior written notice thereof is given to the holders of Exchangeable Shares; provided that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by RG in order to give effect to and to consummate, in furtherance of or otherwise in connection with the transactions contemplated by, and in accordance with, the Plan of Arrangement.

(2)	Each holder of an Exchangeable Share acknowledges that the Support Agreement further provides, in part, that so long as any Exchangeable Shares not owned by RG or its affiliates are outstanding, RG will not without the prior approval of Canco and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 12(2) of these share provisions:

(a)	subdivide, redivide or change the then outstanding RG Shares into a greater number of RG Shares;

(b)	reduce, combine, consolidate or change the then outstanding RG Shares into a lesser number of RG Shares; or

(c)	reclassify or otherwise change the RG Shares or effect an amalgamation, merger, reorganization or other transaction affecting the RG Shares,

unless the same or an economically equivalent change shall simultaneously be made to, or in the rights of the holders of, the Exchangeable Shares and at least 7 days prior written notice is given to the holders of Exchangeable Shares. The Support Agreement further provides, in part, that the aforesaid provisions of the Support Agreement shall not be changed without the approval of the holders of the Exchangeable Shares given in accordance with Section 12(2) of these share provisions.

(3)	Notwithstanding the foregoing provisions of this Section 13, in the event of an RG Control Transaction:

(a)	in which RG merges or amalgamates with, or in which all or substantially all of the then outstanding RG Shares are acquired by one or more other corporations to which RG is, immediately before such merger, amalgamation or acquisition, related within the meaning of the Income Tax Act (Canada) (otherwise than virtue of a right referred to in paragraph 251(5)(b) thereof);

(b)	which does not result in an acceleration of the Redemption Date in accordance with paragraph (b) of the definition of such term in Section 1(1) of the share provisions; and

(c)	in which all or substantially all of the then outstanding RG Shares are converted into or exchanged for shares or rights to receive such shares (the “Other Shares”) of another corporation (the “Other Corporation”) that, immediately after such RG Control Transaction, owns or controls, directly or indirectly, RG;

then all references herein to “RG” shall thereafter be and be deemed to be references to “Other Corporation” and all references herein to “RG Shares” shall thereafter be and be deemed to be references to “Other Shares” (with appropriate adjustments, if any, as are required to result in a holder of Exchangeable Shares on the exchange, redemption or retraction of shares pursuant to these share provisions or Article 5 of the Plan of Arrangement or exchange of shares pursuant to the Voting and Exchange Trust Agreement immediately subsequent to the RG Control Transaction being entitled to receive that number of Other Shares equal to the number of Other Shares such holder of Exchangeable Shares would have received if the exchange, option or retraction of such shares pursuant to these share provisions or Article 5 of the Plan of Arrangement, or exchange of such shares pursuant to the Voting and Exchange Trust Agreement had occurred immediately prior to the RG Control Transaction and the RG Control Transaction was completed) without any need to amend the terms and conditions of the Exchangeable Shares and without any further action required.

14.	Actions by Canco under Support Agreement

(1)	Canco will take all such actions and do all such things as shall be necessary to perform and comply with and to ensure performance and compliance by RG, Callco and Canco with all provisions of the Support Agreement applicable to

RG, Callco and Canco, respectively, in accordance with the terms thereof including taking all such actions and doing all such things as shall be necessary to enforce for the direct benefit of Canco all rights and benefits in favour of Canco under or pursuant to such agreement.

(2)	Canco shall not propose, agree to or otherwise give effect to any amendment to, or waiver or forgiveness of its rights or obligations under, the Support Agreement without the approval of the holders of the Exchangeable Shares given in accordance with Section 12(2) of these share provisions other than such amendments, waivers and/or forgiveness as may be necessary or advisable for the purposes of:

(a)	adding to the covenants of the other parties to such agreement for the protection of Canco or the holders of the Exchangeable Shares thereunder;

(b)	making such amendments or modifications not inconsistent with such agreement as may be necessary or desirable with respect to matters or questions arising thereunder which, in the good faith opinion of the Board of Directors, it may be expedient to make, provided that the Board of Directors shall be of the good faith opinion, after consultation with counsel, that such amendments and modifications will not be prejudicial to the interests of the holders of the Exchangeable Shares; or

(c)	making such changes in or corrections to such agreement which, on the advice of counsel to Canco, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error contained therein, provided that the Board of Directors shall be of the good faith opinion that such changes or corrections will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares.

15.	Legend; Call Rights; Withholding Rights

(1)	The certificates evidencing the Exchangeable Shares shall contain or have affixed thereto a legend in form and on terms approved by the Board of Directors, with respect to the Support Agreement, the provisions of the Plan of Arrangement relating to the Liquidation Call Right, the Redemption Call Right and the Change of Law Call Right, the Voting and Exchange Trust Agreement (including the provisions with respect to the voting rights and automatic exchange thereunder) and the Retraction Call Right.

(2)	Each holder of an Exchangeable Share, whether of record or beneficial, by virtue of becoming and being such a holder shall be deemed to acknowledge each of the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right, in each case, in favour of Callco, and the Change of Law Call Right in favour of RG and Callco, and the overriding nature thereof in connection with the liquidation, dissolution or winding-up of Canco or any other distribution of the assets of Canco among its shareholders for the purpose of winding up its affairs, or the retraction or redemption of Exchangeable Shares, as the case may be, and to be bound thereby in favour of Callco as therein provided.

(3)	Canco, Callco, RG and the Transfer Agent shall be entitled to deduct and withhold from any dividend, distribution or consideration otherwise payable to any holder of Exchangeable Shares such amounts as Canco, Callco, RG or the Transfer Agent is required to deduct and withhold with respect to such payment under the Income Tax Act (Canada) or United States tax laws or any provision of provincial, territorial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the Exchangeable Shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing Agency. To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, Canco, Callco, RG and the Transfer Agent are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to Canco, Callco, RG or the Transfer Agent, as the case may be, to enable it to comply with such deduction or withholding requirement and Canco, Callco, RG or the Transfer Agent shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale.

16.	Notices

(1)	Any notice, request or other communication to be given to Canco by a holder of Exchangeable Shares shall be in writing and shall be valid and effective if given by first class mail (postage prepaid) or by telecopy or by delivery to the registered office of Canco and addressed to the attention of the Secretary of Canco. Any such notice, request or other communication, if given by mail, telecopy or delivery, shall only be deemed to have been given and received upon actual receipt thereof by Canco.

(2)	Any presentation and surrender by a holder of Exchangeable Shares to Canco or the Transfer Agent of certificates representing Exchangeable Shares in connection with the liquidation, dissolution or winding-up of Canco or the retraction or redemption of Exchangeable Shares shall be made by first class mail (postage prepaid) or by delivery to the registered office of Canco or to such office of the Transfer Agent as may be specified by Canco, in each case, addressed to the attention of the Secretary of Canco. Any such presentation and surrender of certificates shall only be deemed to have been made and to be effective upon actual receipt thereof by Canco or the Transfer Agent, as the case may be. Any such presentation and surrender of certificates made by first class mail (postage prepaid) shall be at the sole risk of the holder mailing the same.

(3)	Any notice, request or other communication to be given to a holder of Exchangeable Shares by or on behalf of Canco shall be in writing and shall be valid and effective if given by first class mail (postage prepaid) or by delivery to the address of the holder recorded in the register of shareholders of Canco or, in the event of the address of any such holder not being so recorded, then at the last known address of such holder. Any such notice, request or other communication, if given by mail, shall be deemed to have been given and received on the third business day following the date of mailing and, if given by delivery, shall be deemed to have been given and received on the date of delivery. Accidental failure or omission to give any notice, request or other communication to one or more holders of Exchangeable Shares shall not invalidate or otherwise alter or affect any action or proceeding to be taken by Canco pursuant thereto.

(4)	In the event of any interruption of mail service immediately prior to a scheduled mailing or in the period following a mailing during which delivery normally would be expected to occur, Canco shall make reasonable efforts to disseminate any notice by other means, such as publication. Except as otherwise required or permitted by law, if post offices in Canada are not open for the deposit of mail, any notice which Canco or the Transfer Agent may give or cause to be given hereunder will be deemed to have been properly given and to have been received by holders of Exchangeable Shares if (i) it is given to the TSX for dissemination or (ii) it is published once in the national edition of The Globe and Mail and in the daily newspapers of general circulation in each of the French and English languages in the City of Montreal, provided that if the national edition of The Globe and Mail is not being generally circulated, publication thereof will be made in the National Post or any other daily newspaper of general circulation published in the City of Toronto.

Notwithstanding any other provisions of these share provisions, notices, other communications and deliveries need not be mailed if Canco determines that delivery thereof by mail may be delayed. Persons entitled to any deliveries (including certificates and cheques) which are not mailed for the foregoing reason may take delivery thereof at the office of the Transfer Agent to which the deliveries were made, upon application to the Transfer Agent, until such time as Canco has determined that delivery by mail will not longer be delayed. Canco will provide notice of any such determination not to mail made hereunder as soon as reasonably practicable after the making of such determination and in accordance with this Section 16(4). Such deliveries in such circumstances will constitute delivery to the persons entitled thereto.

17.	Disclosure of Interests in Exchangeable Shares

Canco shall be entitled to require any holder of an Exchangeable Share or any person who Canco knows or has reasonable cause to believe holds any interest whatsoever in an Exchangeable Share to confirm that fact or to give such details as to whom has an interest in such Exchangeable Share as would be required (if the Exchangeable Shares were a class of “equity shares” of Canco) under Section 102.1 of the Securities Act or as would be required under the Articles of RG or any laws or regulations, or pursuant to the rules or regulations of any regulatory Agency, if the Exchangeable Shares were RG Shares.

SCHEDULE A
TO APPENDIX I

RETRACTION REQUEST

[TO BE PRINTED ON EXCHANGEABLE SHARE CERTIFICATES]

To:      ●     (“Canco”) and    ●     (“Callco”) and Royal Gold, Inc. (“RG”)

This notice is given pursuant to Section 6 of the provisions (the “Share Provisions”) attaching to the Exchangeable Shares of Canco represented by this certificate and all capitalized words and expressions used in this notice that are defined in the Share Provisions have the meanings ascribed to such words and expressions in such Share Provisions.

The undersigned hereby notifies Canco that, subject to the Retraction Call Right referred to below, the undersigned desires to have Canco redeem in accordance with Section 6 of the Share Provisions:

☐  all share(s) represented by this certificate; or

☐                  share(s) only represented by this certificate.

The undersigned hereby notifies Canco that the Retraction Date shall be                      .

NOTE:	The Retraction Date must be a business day and must not be less than 10 business days nor more than 15 business days after the date upon which this notice is received by Canco. If no such business day is specified above, the Retraction Date shall be deemed to be the 15th business day after the date on which this notice is received by Canco.

The undersigned acknowledges the overriding Retraction Call Right of Callco to purchase all but not less than all the Retracted Shares from the undersigned and that this notice is and shall be deemed to be a revocable offer by the undersigned to sell the Retracted Shares to Callco in accordance with the Retraction Call Right on the Retraction Date for the Purchase Price and on the other terms and conditions set out in Section 6(3) of the Share Provisions. This Retraction Request, and this offer to sell the Retracted Shares to Callco, may be revoked and withdrawn by the undersigned only by notice in writing given to Canco at any time before the close of business on the business day immediately preceding the Retraction Date.

The undersigned acknowledges that if, as a result of solvency provisions of applicable law, Canco is unable to redeem all Retracted Shares, and provided that Callco has not exercised the Retraction Call Right with respect to the Retracted Shares, the Retracted Shares will be automatically exchanged pursuant to the Voting and Exchange Trust Agreement so as to require RG to purchase the unredeemed Retracted Shares.

The undersigned hereby represents and warrants to Callco, RG and Canco that the undersigned:

is

(select one)

is not

a non-resident of Canada for purposes of the Income Tax Act (Canada). The undersigned acknowledges that in the absence of an indication that the undersigned is not a non-resident of Canada, withholding on account of Canadian tax may be made from amounts payable to the undersigned on the redemption or purchase of the Retracted Shares.

The undersigned hereby represents and warrants to Callco, RG and Canco that the undersigned is not a person within the United States of America, its territories or possessions or any state thereof, or the District of Columbia (collectively, the “United States”) or a U.S. person (within the meaning of Regulation S under the United States Securities Act of 1933, as amended) and is not making this Retraction Request for the account or benefit of a person within the United States or such a U.S. person.

The undersigned hereby represents and warrants to Callco, RG and Canco that the undersigned has good title to, and owns, the share(s) represented by this certificate to be acquired by Callco, RG or Canco, as the case may be, free and clear of all liens, claims and encumbrances.

(Date)	(Signature of Shareholder)	(Guarantee of Signature)

Please check box if the certificates for RG Shares and any cheque(s) resulting from the retraction or purchase of the Retracted Shares are to be held for pick-up by the shareholder from the Transfer Agent, failing which such certificates and cheque(s) will be mailed to the last address of the shareholder as it appears on the register.

NOTE:	This panel must be completed and this certificate, together with such additional documents and payments (including, without limitation, any applicable Stamp Taxes) as the Transfer Agent may require, must be deposited with the Transfer Agent. The securities and any cheque(s) resulting from the retraction or purchase of the Retracted Shares will be issued and registered in, and made payable to, respectively, the name of the shareholder as it appears on the register of Canco and the certificates for RG Shares and any cheque(s) resulting from such retraction or purchase will be delivered to such shareholder as indicated above, unless the form appearing immediately below is duly completed.

Date:

Name of Person in Whose Name Securities or Cheque(s)
Are to be Registered, Issued or Delivered (please print):

Street Address or P.O. Box:

Signature of Shareholder:

City, Province and Postal Code:

Signature Guaranteed by:

NOTE:	If this Retraction Request is for less than all of the shares represented by this certificate, a certificate representing the remaining share(s) of Canco represented by this certificate will be issued and registered in the name of the shareholder as it appears on the register of Canco, unless the Share Transfer Power on the share certificate is duly completed in respect of such share(s).

APPENDIX II

TO THE PLAN OF ARRANGEMENT

EFFECT OF PRORATION ON CONSIDERATION

This appendix illustrates eight different illustrative examples for IRC Shareholders, assuming (i) various hypothetical cash and share mixes are elected, and (ii) various hypothetical C$/US$ exchange rates as of the Effective Date, and the proration requirement that ensues.

The illustrative examples are:

	Hypothetical Shareholder	Illustrative Foreign Exchange
Example	Elections Result in	Environment as of the Effective Date

1	Maximum Aggregate Cash Consideration exceeded
2	Maximum Aggregate Number of Shares exceeded	C$ / US$ exchange rate of 1.0588 (the exchange rate on December 14, 2009)
3	Neither Maximum Aggregate Cash Consideration nor Maximum Aggregate Number of Shares are exceeded

4 5	Maximum Aggregate Cash Consideration exceeded Maximum Aggregate Number of Shares exceeded	C$ / US$ exchange rate of 1.03 (hypothetical strengthening of the Canadian dollar relative to the US dollar)

6 7	Maximum Aggregate Cash Consideration exceeded Maximum Aggregate Number of Shares exceeded	C$ / US$ exchange rate of 1.10 (hypothetical weakening of the Canadian dollar relative to the US dollar)

8	Both Maximum Aggregate Cash Consideration and Maximum Aggregate Number of Shares are exceeded	C$ / US$ exchange rate of 0.90 (hypothetical strengthening of the Canadian dollar relative to the US dollar)

As described in section 2.4, in situations where the Maximum Aggregate Cash Consideration and/or the Maximum Aggregate Number of Shares are exceeded:

(i)	if the cash election is above US$350,000,000 but the share election is below 7,750,000, pro ration first is applied using US$350,000,000 as the Maximum Aggregate Cash Consideration, and thus the Maximum Aggregate Number of Shares is 7,040,919;

(ii)	if the share election is above 7,750,000 but the cash election is below US$350,000,000, pro ration first is applied using 7,750,000 as the Maximum Aggregate Number of Shares, and thus the Maximum Aggregate Cash Consideration is US$313,985,761;

(iii)	if the cash election is above US$350,000,000 and the share election is above 7,750,000, the Maximum Number of Shares shall be the mid-point between 7,750,000 and 7,040,919, which is 7,395,459, and the corresponding Maximum Aggregate Cash Consideration shall thus be US$331,992,888 (calculated as shown below):

US$331,992,888 = US$350,000,000 − [(7,750,000 + 7,040,919) ÷ 2 − 7,040,919] x US$50.79.

Illustrative Proration Example 1

In this illustrative example, we consider four hypothetical groups of shareholders, each making a different election decision.

	% Cash	% Shares	Shares in Group

Group A	100%	0%	45,565,856
Group B	80%	20%	25,000,000
Group C	40%	60%	5,000,000
Group D	0%	100%	25,000,000

Total — Diluted Shares			100,565,856

After adding up all four groups, we find the following total elections. An exchange rate of 1.0588 Canadian dollars per US dollar is assumed.

Total IRC Shares
Under Cash Election:	67,565,856	x	C$7.45	=	C$503,365,627	=	US$475,411,435

Total IRC Shares
Under Stock Election:	33,000,000		times		0.1385 x	=	4,570,500 Shares

Total	100,565,856

In this case, the Maximum Aggregate Cash Consideration is exceeded.

We then apply proration under section 2.4 to determine the deemed election percentage for each group of shareholders. To bring the aggregate cash election back to the maximum cap, each cash election must be multiplied by a fraction whose numerator is the Maximum Aggregate Cash Consideration (in this example US$350 million) and whose denominator is the US dollar equivalent of the aggregate cash election (in this example C$503,365,627 divided by 1.0588, or US$475,411,435)

US$	350,000,000

US$	475,411,435	=	0.7362044208	or	73.6%

So IRC shareholders who elect 100% cash would be deemed to have elected 100% times 73.6%, or 73.6% cash. Those who elected 80% cash would be deemed to have elected 80% times 73.6%, or 58.9% cash. Those who elected 40% cash would receive 40% times 73.6%, or 29.4% cash. Those who elected all shares would not be subject to the proration and would receive their election. For each IRC shareholder group whose cash election has been adjusted downward by the proration, the group’s share election would increase commensurately, i.e., the deemed share election for each respective group becomes 1 minus that group’s deemed cash election percentage, as shown below.

	Deemed Election
	(Per Proration)		Aggregate Elections After Proration
	% Cash	% Shares	Cash		Shares

Group A	73.6%	26.4%	US$	236,037,113	1,664,780
Group B	58.9%	41.1%	US$	103,602,624	1,423,214
Group C	29.4%	70.6%	US$	10,360,262	488,571
Group D	0.0%	100.0%		$0	3,462,500

Total			US$	350,000,000	7,039,065
Per Share			US$	3.48	0.0700 x

Each group of shareholders would get, for each 100 IRC Shares owned, the following:

	Per 100 IRC Shares
	Cash		Shares

Group A	C$	548.47	3.65
Group B	C$	438.78	5.69
Group C	C$	219.39	9.77
Group D	C$	0.00	13.85

Illustrative Proration Example 2

In this illustrative example, we consider four hypothetical groups of shareholders, each making a different election decision.

	% Cash	% Shares	Shares in Group

Group A	100%	0%	20,565,856
Group B	80%	20%	25,000,000
Group C	40%	60%	5,000,000
Group D	0%	100%	50,000,000

Total — Diluted Shares			100,565,856

After adding up all four groups, we find the following total elections. An exchange rate of 1.0588 Canadian dollars per US dollar is assumed.

Total IRC Shares
Under Cash Election:	42,565,856	x	C$7.45	=	C$317,115,627	=	US$299,504,748

Total IRC Shares
Under Stock Election:	58,000,000		times		0.1385 x	=	8,033,000 Shares

Total	100,565,856

In this case, the Maximum Aggregate Number of Shares is exceeded.

We then apply proration under section 2.4 to determine the deemed election percentage for each group of shareholders. To bring the aggregate share election back to the maximum cap, the same proration mechanic applies. Each share election must be multiplied by a fraction whose numerator is the Maximum Aggregate Number of Shares (in this example 7,750,000) and whose denominator is the aggregate share election, or 8,033,000 shares.

7,750,000

8,033,000	=	0.9647703224	or	96.5%

So IRC shareholders who elect 100% shares would be deemed to have elected 100% times 96.5%, or 96.5% shares. Those who elected 60% shares would be deemed to have elected 60% times 96.5%, or 57.9% shares. Those who elected 20% shares would receive 20% times 96.5%, or 19.3% shares. Those who elected all cash would not be subject to the proration and would receive their election. For each IRC shareholder group whose share election has been adjusted downward by the proration, the group’s cash election would increase commensurately, i.e., the deemed cash election for each respective group becomes 1 minus that group’s deemed share election percentage, as shown below.

	Deemed Election
	(Per Proration)		Aggregate Elections After Proration
	% Cash	% Shares	Cash		Shares

Group A	100.0%	0.0%	US$	144,706,864	—
Group B	80.7%	19.3%	US$	141,964,777	668,103
Group C	42.1%	57.9%	US$	14,816,191	400,862
Group D	3.5%	96.5%	US$	12,394,272	6,681,034

Total			US$	313,882,103	7,750,000
Per Share			US$	3.12	0.0771 x

Each group of shareholders would get, for each 100 IRC Shares owned, the following:

	Per 100 IRC Shares
	Cash		Shares

Group A	C$	745.00	—
Group B	C$	601.25	2.67
Group C	C$	313.75	8.02
Group D	C$	26.25	13.36

Illustrative No-Proration Example 3

In this illustrative example, we consider four hypothetical groups of shareholders, each making a different election decision.

	% Cash	% Shares	Shares in Group

Group A	100%	0%	26,565,856
Group B	80%	20%	25,000,000
Group C	40%	60%	5,000,000
Group D	0%	100%	44,000,000

Total — Diluted Shares			100,565,856

After adding up all four groups, we find the following total elections. An exchange rate of 1.0588 Canadian dollars per US dollar is assumed.

Total IRC Shares
Under Cash Election:	48,565,856	x	C$7.45	=	C$361,815,627	=	US$341,722,353

Total IRC Shares
Under Stock Election:	52,000,000		times		0.1385 x	=	7,202,000 Shares

Total	100,565,856

In this case, neither the Maximum Aggregate Cash Consideration nor the Maximum Aggregate Number of Shares are exceeded, so no proration is required,

Each group of shareholders receives cash and/or shares per their election.

	Deemed Election
	(Per Proration)		Aggregate Elections After Proration
	% Cash	% Shares	Cash		Shares

Group A	100.0%	0.0%	US$	186,924,468	—
Group B	80.0%	20.0%	US$	140,725,349	692,500
Group C	40.0%	60.0%	US$	14,072,535	415,500
Group D	0.0%	100.0%	US$	0	6,094,000

Total			US$	341,722,353	7,202,000
Per Share			US$	3.40	0.0716 x

Each group of shareholders would get, for each 100 IRC Shares owned, the following:

	Per 100 IRC Shares
	Cash		Shares

Group A	C$	745.00	—
Group B	C$	596.00	2.77
Group C	C$	298.00	8.31
Group D	C$	0.00	13.85

Illustrative Proration Example 4

In this illustrative example, we consider four hypothetical groups of shareholders, each making a different election decision.

	% Cash	% Shares	Shares in Group

Group A	100%	0%	45,565,856
Group B	80%	20%	25,000,000
Group C	40%	60%	5,000,000
Group D	0%	100%	25,000,000

Total — Diluted Shares			100,565,856

After adding up all four groups, we find the following total elections. However, in this example an exchange rate of 1.03 Canadian dollars per US dollar is assumed.

Total IRC Shares
Under Cash Election:	67,565,856	x	C$7.45	=	C$503,365,627	=	US$488,704,492

Total IRC Shares
Under Stock Election:	33,000,000		times		0.1385 x	=	4,570,500 Shares

Total	100,565,856

In this case, the Maximum Aggregate Cash Consideration is exceeded.

We then apply proration under section 2.4 to determine the deemed election percentage for each group of shareholders. To bring the aggregate cash election back to the maximum cap, each cash election must be multiplied by a fraction whose numerator is the Maximum Aggregate Cash Consideration (in this example US$350 million) and whose denominator is the US dollar equivalent of the aggregate cash election (in this example C$503,365,627 divided by 1.03, or US$488,704,492)

US$	350,000,000

US$	488,704,492	=	0.7161792155	or	71.6%

So IRC shareholders who elect 100% cash would be deemed to have elected 100% times 71.6%, or 71.6% cash. Those who elected 80% cash would be deemed to have elected 80% times 71.6%, or 57.3% cash. Those who elected 40% cash would receive 40% times 71.6%, or 28.6% cash. Those who elected all shares would not be subject to the proration and would receive their election. For each IRC shareholder group whose cash election has been adjusted downward by the proration, the group’s share election would increase commensurately, i.e., the deemed share election for each respective group becomes 1 minus that group’s deemed cash election percentage, as shown below.

	Deemed Election		Aggregate Elections
	(Per Proration)		After First Proration
	% Cash	% Shares	Cash		Shares

Group A	71.6%	28.4%	US$	236,037,113	1,791,156
Group B	57.3%	42.7%	US$	103,602,624	1,478,684
Group C	28.6%	71.4%	US$	10,360,262	494,118
Group D	0%	100%		$0	3,462,500

Total			US$	350,000,000	7,226,459

Application of this first step of proration results in total consideration of the Maximum Aggregate Cash Consideration of US$350 million and 7,226,459 shares, which is 185,540 more shares than the Maximum Aggregate Number of Shares of 7,040,919 if cash consideration is US$350,000,000, so further proration is required to adjust shares downwards by 185,540 to the Maximum Aggregate Number of Shares.

Shareholder groups that elected for 100% shares, and as such did not contribute to the exceeding of the Maximum Aggregate Cash Consideration, are not subject to proration and would receive their election (3,462,500 shares in the case of Group D). Each IRC shareholder group having made a cash election whose cash election has been adjusted down would be entitled to their pro rata portion of shares based on their Deemed Share Consideration Elected Percentage, subject to (i) the Maximum Aggregate Number of Shares and (ii) shares already allocated to shareholder groups having made an election for 100% shares (therefore, the shares to be distributed pro rata to Groups A, B and C is 3,578,419 shares, calculated as the applicable maximum of 7,040,919 shares minus the 3,462,500 shares allocated to Group D).

	Aggregate Elections After Proration
	Cash		Shares

Group A	US$	236,037,113	1,702,864
Group B	US$	103,602,624	1,405,794
Group C	US$	10,360,262	469,761
Group D		$0	3,462,500

Total	US$	350,000,000	7,040,919
Per Share	US$	3.48	0.0700 x

Each group of shareholders would get, for each 100 IRC Shares owned, the following:

	Per 100 IRC Shares
	Cash		Shares

Group A	C$	533.55	3.74
Group B	C$	426.84	5.62
Group C	C$	213.42	9.40
Group D	C$	0.00	13.85

Illustrative Proration Example 5

In this illustrative example, we consider four hypothetical groups of shareholders, each making a different election decision.

	% Cash	% Shares	Shares in Group

Group A	100%	0%	20,565,856
Group B	80%	20%	25,000,000
Group C	40%	60%	5,000,000
Group D	0%	100%	50,000,000

Total — Diluted Shares			100,565,856

After adding up all four groups, we find the following total elections. However, in this example an exchange rate of 1.03 Canadian dollars per US dollar is assumed.

Total IRC Shares
Under Cash Election:	42,565,856	x	C$7.45	=	C$317,115,627	=	US$307,879,250

Total IRC Shares
Under Stock Election:	58,000,000		times		0.1385 x	=	8,033,000 Shares

Total	100,565,856

In this case, the Maximum Aggregate Number of Shares is exceeded.

We then apply proration under section 2.4 to determine the deemed election percentage for each group of shareholders. To bring the aggregate share election back to the maximum cap, the same proration mechanic applies. Each share election must be multiplied by a fraction whose numerator is the 7,750,000 share cap and whose denominator is the aggregate share election, or 8,033,000 shares.

7,750,000

8,033,000	=	0.9647703224	or	96.5%

So IRC shareholders who elect 100% shares would be deemed to have elected 100% times 96.5%, or 96.5% shares. Those who elected 60% shares would be deemed to have elected 60% times 96.5%, or 57.9% shares. Those who elected 20% shares would receive 20% times 96.5%, or 19.3% shares. Those who elected all cash would not be subject to the proration and would receive their election. For each IRC shareholder group whose share election has been adjusted downward by the proration, the group’s cash election would increase commensurately, i.e., the deemed cash election for each respective group becomes 1 minus that group’s deemed share election percentage, as shown below.

	Deemed Election		Aggregate Elections
	(Per Proration)		After First Proration
	% Cash	% Shares	Cash		Shares

Group A	100.0%	0.0%	US$	148,753,036	—
Group B	80.7%	19.3%	US$	145,934,277	668,103
Group C	42.1%	57.9%	US$	15,230,469	400,862
Group D	3.5%	96.5%	US$	12,740,830	6,681,034

Total			US$	322,658,613	7,750,000

Application of this first step of proration results in total consideration of the Maximum Aggregate Number of Shares of 7,750,000 and US$322,658,613, which is US$8,672,852 more than the Maximum Aggregate Cash Consideration of US$313,985,761 if share election is 7,750,000, so further proration is required to adjust cash downwards by US$8,672,852 to the Maximum Aggregate Cash Consideration.

Shareholder groups that elected for 100% cash, and as such did not contribute to the exceeding of the Maximum Aggregate Number of Shares, are not subject to proration and would receive their election (US$148,753,036 in the case of Group A). Each IRC shareholder group having made a share election whose share election has been adjusted down would be entitled to their pro rata portion of cash based on their Deemed Cash Consideration Elected Percentage, subject to (i) the Maximum Aggregate Cash Consideration and (ii) cash already allocated to shareholder groups having made an election for 100% cash (therefore, the cash to be distributed pro rata to Groups B, C and D is US$165,232,725, calculated as the applicable maximum of US$313,985,761 minus the US$148,753,036 allocated to Group A).

	Aggregate Elections After Proration
	Cash		Shares

Group A	US$	148,753,036	—
Group B	US$	138,656,383	668,103
Group C	US$	14,470,910	400,862
Group D	US$	12,105,432	6,681,034

Total	US$	313,985,761	7,750,000
Per Share	US$	3.12	0.0771 x

Each group of shareholders would get, for each 100 IRC Shares owned, the following:

	Per 100 IRC Shares
	Cash		Shares

Group A	C$	745.00	—
Group B	C$	571.26	2.67
Group C	C$	298.10	8.02
Group D	C$	24.94	13.36

Illustrative Proration Example 6

In this illustrative example, we consider four hypothetical groups of shareholders, each making a different election decision.

	% Cash	% Shares	Shares in Group

Group A	100%	0%	45,565,856
Group B	80%	20%	25,000,000
Group C	40%	60%	5,000,000
Group D	0%	100%	25,000,000

Total — Diluted Shares			100,565,856

After adding up all four groups, we find the following total elections. However, in this example an exchange rate of 1.10 Canadian dollars per US dollar is assumed.

Total IRC Shares
Under Cash Election:	67,565,856	x	C$7.45	=	C$503,365,627	=	US$457,605,116

Total IRC Shares
Under Stock Election:	33,000,000		times		0.1385 x	=	4,570,500 Shares

Total	100,565,856

In this case, the Maximum Aggregate Cash Consideration is exceeded.

We then apply proration under section 2.4 to determine the deemed election percentage for each group of shareholders. To bring the aggregate cash election back to the maximum cap, each cash election must be multiplied by a fraction whose numerator is the US dollar cap (in this example, US$350 million) and whose denominator is the US dollar equivalent of the aggregate cash election (in this example C$503,365,627 divided by 1.10, or US$457,605,116).

US$	350,000,000

US$	457,605,116	=	0.7648515894	or	76.5%

So IRC shareholders who elect 100% cash would be deemed to have elected 100% times 76.5%, or 76.5% cash. Those who elected 80% cash would be deemed to have elected 80% times 76.5%, or 61.2% cash. Those who elected 40% cash would receive 40% times 76.5%, or 30.6% cash. Those who elected all shares would not be subject to the proration and would receive their election. For each IRC shareholder group whose cash election has been adjusted downward by the proration, the group’s share election would increase commensurately, i.e., the deemed share election for each respective group becomes 1 minus that group’s deemed cash election percentage, as shown below.

	Deemed Election
	(Per Proration)		Aggregate Elections After Proration
	% Cash	% Shares	Cash		Shares

Group A	76.5%	23.5%	US$	236,037,113	1,483,991
Group B	61.2%	38.8%	US$	103,602,624	1,343,861
Group C	30.6%	69.4%	US$	10,360,262	480,636
Group D	0.0%	100.0%		$0	3,462,500

Total			US$	350,000,000	6,770,989
Per Share			US$	3.48	0.0673 x

Each group of shareholders would get, for each 100 IRC Shares owned, the following:

	Per 100 IRC Shares
	Cash		Shares

Group A	C$	569.81	3.26
Group B	C$	455.85	5.38
Group C	C$	227.93	9.61
Group D	C$	0.00	13.85

Illustrative Proration Example 7

In this illustrative example, we consider four hypothetical groups of shareholders, each making a different election decision.

	% Cash	% Shares	Shares in Group

Group A	100%	0%	20,565,856
Group B	80%	20%	25,000,000
Group C	40%	60%	5,000,000
Group D	0%	100%	50,000,000

Total — Diluted Shares			100,565,856

After adding up all four groups, we find the following total elections. However, in this example an exchange rate of 1.10 Canadian dollars per US dollar is assumed.

Total IRC Shares
Under Cash Election:	42,565,856	x	C$7.45	=	C$317,115,627	=	US$288,286,934

Total IRC Shares
Under Stock Election:	58,000,000		times		0.1385 x	=	8,033,000 Shares

Total	100,565,856

In this case, the Maximum Aggregate Number of Shares is exceeded.

We then apply proration under section 2.4 to determine the deemed election percentage for each group of shareholders. To bring the aggregate share election back to the maximum cap, the same proration mechanic applies. Each share election must be multiplied by a fraction whose numerator is the 7,750,000 share cap and whose denominator is the aggregate share election, or 8,033,000 shares.

7,750,000

8,033,000	=	0.9647703224	or	96.5%

So IRC shareholders who elect 100% shares would be deemed to have elected 100% times 96.5%, or 96.5% shares. Those who elected 60% shares would be deemed to have elected 60% times 96.5%, or 57.9% shares. Those who elected 20% shares would receive 20% times 96.5%, or 19.3% shares. Those who elected all cash would not be subject to the proration and would receive their election. For each IRC shareholder group whose share election has been adjusted downward by the proration, the group’s cash election would increase commensurately, i.e., the deemed cash election for each respective group becomes 1 minus that group’s deemed share election percentage, as shown below.

	Deemed Election
	(Per Proration)		Aggregate Elections After Proration
	% Cash	% Shares	Cash		Shares

Group A	100.0%	0.0%	US$	139,286,934	—
Group B	80.7%	19.3%	US$	136,647,550	668,103
Group C	42.1%	57.9%	US$	14,261,258	400,862
Group D	3.5%	96.5%	US$	11,930,050	6,681,034

Total			US$	302,125,792	7,750,000
Per Share			US$	3.00	0.0771 x

Each group of shareholders would get, for each 100 IRC Shares owned, the following:

	Per 100 IRC Shares
	Cash		Shares

Group A	C$	745.00	—
Group B	C$	601.25	2.67
Group C	C$	313.75	8.02
Group D	C$	26.25	13.36

Illustrative Proration Example 8

In this illustrative example, we consider four hypothetical groups of shareholders, each making a different election decision.

	% Cash	% Shares	Shares in Group

Group A	100%	0%	20,565,856
Group B	80%	20%	25,000,000
Group C	40%	60%	5,000,000
Group D	0%	100%	50,000,000

Total — Diluted Shares			100,565,856

After adding up all four groups, we find the following total elections. An exchange rate of 0.9000 Canadian dollars per US dollar is assumed.

Total IRC Shares
Under Cash Election:	42,565,856	x	C$7.45	=	C$317,115,627	=	US$352,350,697

Total IRC Shares
Under Stock Election:	58,000,000		times		0.1385 x	=	8,033,000 Shares

Total	100,565,856

In this case, both the Maximum Aggregate Cash Consideration and the Maximum Aggregate Number of Shares are exceeded.

In this example, the Maximum Aggregate Number of Shares is set at 7,395,459 and the Maximum Aggregate Cash Consideration is set at US$331,992,888. Each group of shareholders receives their initial election of cash, if any, multiplied by a fraction, the numerator of which is US$331,992,888 and the denominator of which is the US dollar equivalent of the aggregate amount of Cash Consideration elected by shareholders. Each group of shareholders will also receive their initial election of shares, if any, multiplied by a fraction, the numerator of which is 7,395,459 and the denominator of which is the aggregate amount of RG Shares and Exchangeable Shares elected by shareholders.

	Aggregate Elections After Proration
	Cash		Shares

Group A	US$	160,403,633	—
Group B	US$	155,990,232	637,540
Group C	US$	15,599,023	382,524
Group D		$0	6,375,396

Total	US$	331,992,888	7,395,459
Per Share	US$	3.30	0.0735 x

Each group of shareholders would get, for each 100 IRC Shares owned, the following:

	Per 100 IRC Shares
	Cash		Shares

Group A	C$	701.96	—
Group B	C$	561.56	2.55
Group C	C$	280.78	7.65
Group D	C$	0.00	12.75

SCHEDULE C

MUTUAL CONDITIONS

The respective obligations of Target and Acquireco and Canco to complete the Arrangement shall be subject to the satisfaction, on or before the Outside Date, of the following conditions, each of which may be waived only by the written mutual consent of Target and Acquireco:

(a)	the Arrangement, with or without amendment, shall have been approved at the Target Special Meeting in accordance with the Interim Order;

(b)	the Interim Order and the Final Order shall each have been obtained on terms consistent with this agreement, and shall not have been set aside or modified in a manner unacceptable to Target and Acquireco, acting reasonably, on appeal or otherwise;

(c)	the Acquireco Shares and Exchangeable Shares, issuable to the Target Shareholders pursuant to the Arrangement, shall have been approved for listing on the NASDAQ, subject to official notice of issuance, and conditionally approved for listing on the TSX, respectively;

(d)	there shall not be enacted or made any applicable Law that makes consummation of the Arrangement illegal or otherwise prohibited or enjoins Target or Acquireco from consummating the Arrangement and such applicable Law (if applicable) continues to be in effect through the Outside Date;

(e)	this agreement shall not have been terminated in accordance with its terms; and

(f)	the distribution of the Acquireco Shares and the Exchangeable Shares pursuant to the Arrangement and the first trade thereof shall be exempt from the prospectus and registration requirements of applicable Law either by virtue of exemptive relief from the applicable securities regulatory authorities or by virtue of applicable exemptions under applicable Law and shall not be subject to resale restrictions under applicable Law.

SCHEDULE D

CONDITIONS IN FAVOUR OF TARGET

The obligations of Target to complete the Transactions shall also be subject to the satisfaction, on or before the Outside Date, of the following conditions, each of which is for the exclusive benefit of Target and may be waived, in whole or in part, by Target in its sole discretion:

(a)	neither Acquireco nor Canco shall have failed to perform any of the obligations to be performed by it under this agreement on or prior to the Effective Time or, in the event of any failure, such failure is not Materially Adverse to Acquireco and its Subsidiaries, taken as a whole;

(b)	all waivers, consents, permits, orders and approvals of any Agency (including the Regulatory Approvals), and the expiry of any waiting periods (whether regulatory or contractual), the failure of which to obtain or receive, or the non-expiry of which, would or would reasonably be expected to be Materially Adverse to Target or Acquireco and their respective Subsidiaries, in each case taken as a whole, shall have been obtained, or received or shall have expired, as the case may be, and such waivers, consents, permits, orders and approvals shall be on terms that are not Materially Adverse to Target or Acquireco and their respective Subsidiaries, in each case taken as a whole;

(c)	the representations and warranties of Acquireco and Canco under this agreement shall be true and correct in all respects except where the failure of such representations and warranties to be true and correct would not reasonably be expected to be Materially Adverse to Acquireco and its Subsidiaries, taken as a whole, (provided that the representations and warranties of Acquireco and Canco in Section 5.C and paragraph (u) of Schedule G shall be true and correct in all respects) and Target shall have received a certificate of each of Acquireco and Canco addressed to Target and dated the Effective Date, signed on behalf of Acquireco by a senior officer of Acquireco (on Acquireco’s behalf and without personal liability), and signed on behalf of Canco by a senior officer of Canco (on Canco’s behalf and without personal liability) confirming the same as at the Effective Date;

(d)	there shall not have occurred, since the date of this agreement, any event, change, effect or development that individually or in the aggregate, has had a Materially Adverse effect on Acquireco and its Subsidiaries, taken as a whole; and

(e)	at the Effective Time Canco is a “taxable Canadian corporation” and not a “mutual fund corporation,” each within the meaning of the ITA.

SCHEDULE E

CONDITIONS IN FAVOUR OF ACQUIRECO AND CANCO

The obligations of Acquireco to complete the Transactions shall also be subject to the satisfaction of the following conditions, each of which is for the exclusive benefit of Acquireco and Canco and may be waived, in whole or in part, by Acquireco and Canco in their sole discretion:

(a)	Target shall not have failed to perform any of the obligations to be performed by it under this agreement on or prior to the Effective Date or, in the event of any failure, such failure is not Materially Adverse to Target and its Subsidiaries, taken as a whole;

(b)	the representations and warranties of Target under this agreement shall be true and correct in all respects except where the failure of such representations and warranties to be true and correct would not reasonably be expected to be Materially Adverse to Target and its Subsidiaries, taken as a whole, and Acquireco and Canco shall have received a certificate of Target addressed to Acquireco and Canco and dated the Effective Date, signed on behalf of Target by a senior officer of Target (on Target’s behalf and without personal liability) confirming the same as at the Effective Date;

(c)	there shall not have been delivered and not withdrawn notices of dissent with respect to the Arrangement in respect of more than 15% of the Target Shares;

(d)	there shall not have occurred, since the date of this agreement, any event, change, effect or development that individually or in the aggregate, has had a Materially Adverse effect on Target and its Subsidiaries, taken as a whole;

(e)	all waivers, consents, permits, orders and approvals of any Agency (including the Regulatory Approvals), and the expiry of any waiting periods (whether regulatory or contractual), the failure of which to obtain or receive, or the non-expiry of which, would or would reasonably be expected to be Materially Adverse to Target or Acquireco and their respective Subsidiaries, in each case taken as a whole, shall have been obtained, or received or shall have expired, as the case may be, and such waivers, consents, permits, orders and approvals shall be on terms that are not Materially Adverse to Target or Acquireco and their respective Subsidiaries, in each case taken as a whole; and

(f)	the Debentureholders shall have provided approval under the Target Trust Indenture to the consummation of the Arrangement and no event of default shall have occurred under the Target Trust Indenture prior to, or be occurring as of, the Effective Time.

SCHEDULE F

REPRESENTATIONS AND WARRANTIES OF TARGET

Target represents and warrants to Acquireco as follows (and acknowledges that Acquireco is relying on such representations and warranties in entering into this agreement and completing the Transactions):

(a)	Organization, Standing and Corporate Power. Each of Target and each of its Subsidiaries is a corporation, partnership or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite power and authority to own its assets and conduct its business as currently owned and conducted. Each of Target and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary. Target has made available for review by Acquireco complete and correct copies of its Articles of Continuance and By-Laws and the certificates of incorporation and bylaws or comparable organization documents of the Subsidiaries of Target, in each case as amended to the date of this agreement. Target is not in violation of any provision of its Articles of Continuance or By-Laws, and no Subsidiary of Target is in violation of any provisions of its certificate of incorporation, by-laws or comparable organizational documents.

(b)	Target Subsidiaries. Section (b) of the Target Disclosure Statement lists each Subsidiary of Target and the ownership or interest therein of Target. All the outstanding shares of capital stock of each such Subsidiary have been validly issued and are fully paid and non-assessable and, except as set forth in Section (b) of the Target Disclosure Statement, are owned by Target, by another Subsidiary of Target or by Target and another Subsidiary of Target, free and clear of all pledges, claims, liens, charges, mortgages, deeds of trust, net profit interests, net smelter returns, royalties, overriding royalty interests, other payments out of production, other burdens, security interests and other encumbrances of any kind or nature whatsoever held by third parties (collectively, “Liens”). Except for the capital stock of the Subsidiaries of Target and except for the ownership interests set forth in Section (b) of the Target Disclosure Statement, Target does not own, directly or indirectly, any capital stock or other ownership interest.

(c)	Capitalization. The authorized capital (the “Authorized Capital”) and issued capital of Target is as set out in the recitals to this agreement. Except as set forth above, there are no shares of capital stock or other voting securities of Target issued, reserved for issuance or outstanding. Except as set forth in Section (c) of the Target Disclosure Statement, there are not any bonds, debentures, notes or other indebtedness of Target having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Target must vote. Except as set forth above and except as set forth in Section (c) of the Target Disclosure Statement, as of the date of this agreement, there are not any options, warrants, puts, calls, rights, commitments, agreements, arrangements or undertakings of any kind (collectively, “Options”) to which Target or any of its Subsidiaries is a party or by which any of them is bound relating to the issued or unissued capital stock of Target or any of its Subsidiaries, or obligating Target or any of its Subsidiaries to issue, transfer, grant, sell or pay for or repurchase any shares of capital stock or other equity interests in, or securities convertible or exchangeable for any capital stock or other equity interests in, Target or any of its Subsidiaries or obligating Target or any of its Subsidiaries to issue, grant, extend or enter into any such Options. All shares of Target’s capital stock that are subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. The issuance and sale of all of the shares of capital stock described in this Section (c) of Schedule F have been in compliance with all Laws. Target has previously provided Acquireco with a schedule setting forth the names of, and the number of shares of each class (including the number of shares issuable upon exercise of Target Options and the exercise price and vesting schedule with respect thereto) and the number of options held by, all holders of Target Options. Section (c) of the Target Disclosure Statement sets forth the average exercise price for outstanding Target Options. Except as set forth in Section (c) of the Target Disclosure Statement, Target has not agreed to register any securities under any securities Laws or granted registration rights to any person or entity; copies of all such agreements have previously been made available to Acquireco. Except as set forth above and in Section (c) of the Target Disclosure Statement, as of the date of this agreement, there are not any outstanding contractual obligations or other requirements of Target or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Target or any of its Subsidiaries, or provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Target or any other person. Without limiting the generality of the foregoing, there are no stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of Target or any of its Subsidiaries.

(d)	Authority; Non-Contravention.

(i)	Target has all requisite corporate power and corporate authority to enter into this agreement and, subject to the Target Securityholder Approval, to consummate the Transactions and to perform its obligations under this agreement. On December 16, 2009, the board of directors of Target unanimously approved this agreement and the Transactions and resolved to recommend to Target Shareholders that Target Shareholders give the Target Securityholder Approval. The execution and delivery of this agreement by Target and the consummation by Target of the Transactions have been duly authorized by all necessary corporate action on the part of Target, subject to the Target Securityholder Approval. No other corporate proceedings on the part of Target or any of its Subsidiaries are necessary to authorize this agreement, the performance by Target of its obligations under this agreement and, subject to the Target Securityholder Approval, the Transactions. This agreement has been duly executed and delivered by Target and constitutes a valid and binding obligation of Target, enforceable by Acquireco against Target and each of its Subsidiaries in accordance with its terms, subject to the availability of equitable remedies and the enforcement of creditors’ rights generally. The execution and delivery of this agreement does not, and the consummation of the Transactions and compliance with the provisions of this agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of first refusal, consent, termination, buyback, purchase, cancellation or acceleration of any obligation or to loss of any property, rights or benefits under, or result in the imposition of any additional obligation under, or result in the creation of any Lien upon any of the properties or assets of Target or any of its Subsidiaries under, (i) the Articles of Continuance or By-Laws of Target or the comparable organization documents of any of its Subsidiaries; (ii) any contract, royalty, instrument, permit, concession, franchise, license, loan or credit agreement, note, bond, mortgage, indenture, lease or other property agreement, partnership or joint venture agreement or other legally binding agreement, arrangement or understanding whether oral or written (a “Contract”), to which Target or any of its Subsidiaries is a party or by which any of them or their respective properties or assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Law applicable to Target or any of its Subsidiaries or their respective properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Agency, is required by or with respect to Target or any of its Subsidiaries in connection with the execution and delivery of this agreement by Target or the consummation by Target of the Transactions, except for (i) the filing with the applicable securities regulatory Agencies of the Target Circular, (ii) any approvals required by the Interim Order and the Final Order, (iii) filings with the Director under the CBCA and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings as are set forth in Section (d) of the Target Disclosure Statement.

(ii)	Each of Target and its Subsidiaries possesses all certificates, franchises, licenses, permits, grants, easements, covenants, certificates, orders, authorizations and approvals issued to or granted by Agencies or other third parties (collectively, “Permits”) necessary to conduct its business as such business is currently conducted or is expected to be conducted following completion of the Transaction, except where the failure to possess such Permits would not be Materially Adverse to the Target and its Subsidiaries. Except as set forth in Section (d) of the Target Disclosure Statement, (i) all such Permits are validly held by Target or its Subsidiaries, and Target and its Subsidiaries have complied in all respects with all terms and conditions thereof, (ii) none of such Permits will be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this agreement or the consummation of the Transactions, and (iii) since December 31, 2008, neither Target nor any of its Subsidiaries has received any written notice, notice of violation or probable violation, notice of revocation, or other written communication from or on behalf of any Agency, alleging (A) any violation of such Permit, or (B) that Target or any of its Subsidiaries requires any Permit required for its business as such business is currently conducted, that is not currently held by it.

(e)	Publicly Filed Documents; Undisclosed Liabilities. Target has filed all required reports, schedules, forms, statements and other documents (including documents incorporated by reference) with the applicable security regulatory Agencies since January 1, 2006 (the “Target Public Disclosure Documents”). As of its date, each Target Public Disclosure Document complied in all material respects with the requirements of all applicable securities Law. None of the Target Public Disclosure Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that such statements have been modified or superseded by a later-filed Target Public Disclosure Document. The consolidated financial statements of Target included in the Target Public Disclosure Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the applicable securities regulatory Agencies with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Target as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except (i) as and to the extent disclosed, reflected or reserved against on the balance sheet or the notes thereto of Target as of December 31, 2008 included in the Filed Target Public Disclosure Documents, as incurred after the date thereof in the ordinary course of business consistent with past practice and prohibited by this agreement or (ii) as set forth in Section (e) of the Target Disclosure Statement, Target does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, have had or would reasonably be expected to have a Materially Adverse effect on Target and its Subsidiaries, taken as a whole. Except as set forth in Section (e) of the Target Disclosure Statement, none of Target or its Subsidiaries is subject to the informational reporting requirements of, or required to file any form or other document with, any securities regulatory Agency (including any stock exchange).

(f)	Information Supplied. None of the information supplied or to be supplied by Target or its Subsidiaries for inclusion or incorporation by reference in the Target Circular or any other filings relating to the Transactions will, at the date the Target Circular is first mailed to Target Securityholders, or at the time of the Target Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading. The Target Circular will comply as to form in all material respects with the requirements of applicable securities Law, except that no representation or warranty is made by Target with respect to statements made or incorporated by reference therein based on information supplied by Acquireco for inclusion or incorporation by reference in the Target Circular.

(g)	Absence of Certain Changes or Events. Except as disclosed in the Target Public Disclosure Documents filed and publicly available prior to the date of this agreement (the “Filed Target Public Disclosure Documents”), since January 1, 2009, Target has conducted, and caused each of its Subsidiaries to conduct, its business only in the ordinary course and:

(i)	there has not been any event, change, effect or development (including any decision to implement such a change made by the board of directors of Target or any of its Subsidiaries in respect of which senior management believes that confirmation of the board of directors is probable), which, individually or in the aggregate, has had, or would reasonably be expected to have, a Materially Adverse effect on Target and its Subsidiaries, taken as a whole;

(ii)	there has not been, except for regular annual dividends not in excess of $0.04 per Target Share, with customary record and payment dates, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Target Shares;

(iii)	there has not been any split, combination or reclassification of any Authorized Capital of Target or any issuance or the authorization of any issuance of any other securities in exchange or in substitution for shares of Authorized Capital of Target;

(iv)	there has not been, except as disclosed in Section (g) of the Target Disclosure Statement, (A) any granting by Target or any of its Subsidiaries to any officer of Target or any of its Subsidiaries of any increase in or acceleration of compensation, (B) any granting by Target or any of its Subsidiaries to any such officer of any increase in severance or termination pay, or (C) any entry by Target or any of its Subsidiaries into any employment, severance or termination agreement with any such officer;

(v)	there has not been any change in accounting methods, principles or practices by Target or any of its Subsidiaries materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP or as set forth in Section (g) of the Target Disclosure Statement;

(vi)	neither Target nor any of its Subsidiaries has engaged in any action which, if done after the date of this agreement, would violate Section 5(a) of this agreement, except as set forth in Section (g) of the Target Disclosure Statement; and

(vii)	no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) that is Materially Adverse to Target and its Subsidiaries, taken as a whole, has been incurred other than in the ordinary course of business consistent with past practice, except as set forth in Section (g) of the Target Disclosure Statement.

(h)	Disclosure. Target has not failed to disclose to Acquireco in writing any information known to Target regarding any event, circumstance or action taken or failed to be taken that is Materially Adverse to Target and its Subsidiaries, taken as a whole. Without limiting the generality of the foregoing, except as has been disclosed in Section (h) of the Target Disclosure Statement:

(i)	there are no severance and employment agreements with respect to current or former employees of Target or any of its Subsidiaries or any bonus or incentive arrangements with respect to such employees that may require payments as a result of the Transactions;

(ii)	Target and its Subsidiaries do not have liabilities or obligations in excess of the liabilities or obligations reflected or reserved against in the financial statements contained in the Filed Target Public Disclosure Documents that, either individually or in the aggregate, are Materially Adverse to Target and its Subsidiaries, taken as a whole;

(iii)	none of Target or any of its Subsidiaries or any of their properties is subject to a judgement, order or decree that is Materially Adverse to Target and its Subsidiaries, taken as a whole; and

(iv)	the data or information made available to Acquireco in respect of Target and its Subsidiaries (including any information disclosed in writing), was materially complete and, to the knowledge of Target, correct in all material respects and, did not, at the time it was made available and for the period of and matter to which it relates, and to the knowledge of Target, contain any untrue statement of material fact.

(i)	Compliance. Except for any conflicts, defaults or violations that would not, individually or in the aggregate (taking into account the impact of any cross-defaults), reasonably be expected to result in a Materially Adverse effect on Target and its Subsidiaries, taken as a whole, each of Target and its Subsidiaries has complied with, and is not in conflict with, or in default (including cross defaults) under or in violation of:

(i)	its articles or other organizational documents or by-laws;

(ii)	any Law or Permit applicable to it, its business or operations or by which any of its properties or assets is bound or affected; or

(iii)	any agreement, arrangement or understanding to which it, its business or operations or by which any of its properties or assets is bound or affected.

As of the Effective Date, each of Target and its Subsidiaries has or will have complied with each of its covenants and obligations under this agreement.

(j)	Restrictions on Business Activities. There is no agreement, judgement, injunction, order or decree binding upon Target or any of its Subsidiaries that has, or would reasonably be expected to have, the effect of prohibiting, restricting or impairing any business practice of Target or any of its Subsidiaries, any acquisition of property or royalties by Target or any of its Subsidiaries or the conduct of business by any of them as currently conducted (including following the Arrangement) other than such agreements, judgements, injunctions, orders or decrees which are not, individually or in the aggregate, Materially Adverse to Target and its Subsidiaries, taken as a whole.

(k)	Contracts. Section (k) of the Target Disclosure Statement lists all material Contracts to which Target or any of its Subsidiaries is a party including those Contracts which fall within any of the following categories:

(a) Contracts not entered into in the ordinary course of Target’s business; (b) royalty, joint venture, partnership and similar agreements; (c) Contracts containing covenants purporting to limit the freedom of Target or any of its Subsidiaries to compete in any line of business in any geographic area, to hire any individual or group of individuals or to acquire any business, entity or the assets thereof; (d) Contracts which after the Effective Time of the Transactions would have the effect of limiting the freedom of Acquireco or its Subsidiaries (other than Target and its Subsidiaries) to compete in any line of business in any geographic area, to hire any individual or group of individuals or to acquire any business, entity or the assets thereof; (e) Contracts which contain minimum purchase conditions or requirements or other terms that restrict or limit the purchasing relationships of Target or any of its Subsidiaries other than in the ordinary course of business; (f) Contracts involving annual revenues or expenditures to the business of Target or any of its Subsidiaries in excess of $100,000; (g) Contracts containing any rights on the part of any party, including joint venture partners or other entities, to acquire royalty, mining or other property rights from Target or any of the Subsidiaries; and (i) Contracts that require Target or any of its Subsidiaries to provide indemnification to any other person. All Contracts are valid and binding obligations of Target or any of its Subsidiaries and, to the knowledge of Target, the valid and binding obligation of each other party thereto and are enforceable by Target or its applicable Subsidiary in accordance with their respective terms, and the Target or its applicable Subsidiary is entitled to all rights and benefits thereunder, except for such Contracts which if not so valid and binding would not, individually or in the aggregate, have a Materially Adverse effect on Target and its Subsidiaries, taken as a whole. Neither Target nor, to the knowledge of Target, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default under or entitle any party to terminate, accelerate, modify or call a default under, or trigger any pre-emptive rights or rights of first refusal under, any such Contract except such violations or defaults under such Contracts, which, individually or in the aggregate, would not have a Materially Adverse effect on Target and its Subsidiaries, taken as a whole.

(l)	Tax Matters.

(i)	Target and each of its Subsidiaries have timely filed, or caused to be timely filed with the appropriate Agency, all Tax Returns required to be filed by them, and have timely paid, or caused to be timely paid, all material amounts of Taxes due and payable by them, including all instalments on account of any Taxes, except for any such failure to file or failure to pay which would not individually or in the aggregate, have a Materially Adverse effect on Target. All such Tax Returns are true, correct and complete in all material respects and have been completed in accordance with applicable Laws. To the best of Target’s knowledge, no such Tax Return contains any misstatement or omits any statement that should have been included therein. No Tax Return has been amended.

(ii)	Reserves and provisions for Taxes accrued but not yet due on or before the Effective Date as reflected in Target’s financial statements contained in the Filed Target Public Disclosure Documents are adequate as of the date of such financial statements, in accordance with GAAP. No deficiencies for Taxes have been proposed, asserted or assessed against Target that are not adequately reserved against.

(iii)	Neither Target nor any of its Subsidiaries has received any written notification that any issues involving a material amount of Taxes have been raised (and are currently pending) by the CRA, the United States Internal Revenue Service or any other taxing authority, including, without limitation, any sales tax authority, in connection with any of the Tax Returns filed or required to be filed, which would, individually or in the aggregate, have a Materially Adverse effect on Target.

(iv)	No unresolved assessments, reassessments, audits, claims, actions, suits, proceedings, or investigations exist or have been initiated with regard to any Taxes or Tax Returns of Target or its Subsidiaries. To the knowledge of Target, no assessment, reassessment, audit or investigation by any Agency is underway, threatened or imminent with respect to Taxes for which Target or any of its Subsidiaries may be liable, in whole or in part.

(v)	No election, consent for extension, nor any waiver that extends any applicable statute of limitations relating to the determination of a Tax liability of Target or any of its Subsidiaries has been filed or entered into and is still effective.

(vi)	Target and each of its Subsidiaries have duly and timely collected all amounts on account of any goods, services, sales, value added, transfer or other Taxes required to have been collected by it and have duly set aside in trust or timely remitted to the appropriate Agency any and all such amounts required to be remitted by it.

(vii)	Target has made available to Acquireco or its legal counsel or accountants true and complete copies of all Tax Returns for (and non privileged studies and opinions related thereto) Target and each of its Subsidiaries for each such entity’s last three taxable years.

(viii)	Target and each of its Subsidiaries is, and at all times has filed its Tax Returns on the basis that it is, resident for Tax purposes in its country of incorporation or formation and has not at any time been treated by any Agency as resident in any other country for any Tax purpose (including any treaty, convention or arrangement for the avoidance of double taxation). None of Target or any of its Subsidiaries has filed any Tax Return on the basis that it is subject to Tax in any jurisdiction other than its country of incorporation or formation (and political subdivisions thereof) or received written notification from any Agency that it may be required to file on such basis.

(ix)	Target and each of its Subsidiaries have properly withheld and remitted all amounts required to be withheld and/or remitted (including income tax, non-resident withholding tax, Canada Pension Plan contributions, Employment Insurance and Worker’s Compensation premiums) and have paid such amounts due to the appropriate authority on a timely basis and in the form required under the appropriate legislation.

(x)	There are no Tax liens on any assets of Target or any of its Subsidiaries except for Taxes not yet currently due and those which would not reasonably be expected to have a Materially Adverse effect on Target and its Subsidiaries considered as a whole.

(xi)	None of sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the ITA, or any equivalent provision of the tax legislation of any province or any other jurisdiction, have applied or will apply to Target or any of its Subsidiaries at any time up to and including the Effective Time.

(xii)	“Tax” and “Taxes” means, with respect to any person, all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes, franchise taxes, license taxes, withholding taxes or other withholding obligations, payroll taxes, employment taxes, Canada or Quebec Pension Plan premiums, excise, severance, social security premiums, workers’ compensation premiums, unemployment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, customs duties or other taxes of any kind whatsoever, and any interest and any penalties or additional amounts imposed by any taxing authority (domestic or foreign) on such person or for which such person is responsible, and any interest, penalties, additional taxes, additions to tax or other amounts imposed with respect to the foregoing, and includes any items described above attributable to another person in respect of which the first person or any Subsidiary of such first person is liable to pay by Law, Contract or otherwise, whether or not disputed. “Tax Returns” means returns, reports and forms (including schedules thereto) required to be filed with any Agency of Canada or the United States or any provincial, state or local Agency therein or any other jurisdiction responsible for the imposition or collection of Taxes.

(xiii)	For purposes of this Section (l), the term “material amount of Taxes” shall mean an amount of Taxes that is material to Target and its Subsidiaries taken as a whole.

(m)	Real Property. Neither Target nor any of its Subsidiaries holds any interests in any real property.

(n)	Intellectual Property. Except as otherwise provided in Section (n) of the Target Disclosure Statement, Target and its Subsidiaries own all right, title and interest in, or possesses the lawful right to use or has a currently pending application for all patents, patent applications, registered and common law trademarks (including applications therefor), service marks, trade names, copyright applications, copyrights, trade secrets, know-how, computer software, production technology, proprietary technology and other intellectual property and proprietary rights used in or necessary to conduct the business. Additionally:

(i)	Target is not aware of any infringement of any such intellectual property by any third party; and

(ii)	the conduct of the business of Target and its Subsidiaries has not, and will not, cause Target or any of its Subsidiaries to infringe or violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets, proprietary rights, computer software rights or licences or other intellectual property of any other person and neither Target nor any of its Subsidiaries has received any written or oral claim or notice of infringement or potential infringement of the intellectual property of any other person arising out of the conduct of Target and its Subsidiaries and, in particular Target or the applicable Subsidiary has complied with any licence respecting intellectual property held by Target and its Subsidiaries.

(o)	Employment Matters.

(i)	Except as to matters otherwise specifically disclosed in Section (o) of the Target Disclosure Statement, none of Target or its Subsidiaries is a party to any agreement, obligation or understanding providing for severance or termination payments to, or any employment agreement with, any director, consultant, employee or officer, other than any common law obligations of reasonable notice of termination or pay in lieu thereof and any statutory obligations.

(ii)	None of Target or any of its Subsidiaries had or has any labour contracts, collective bargaining agreements or employment or consulting agreements with any persons employed by Target or any persons otherwise performing services primarily for Target or any of its Subsidiaries (the “Business Personnel”). Neither Target nor any of its Subsidiaries has engaged in any unfair labour practice with respect to the Business Personnel since January 1, 2006 and there is no unfair labour practice complaint pending or, to the knowledge of Target, threatened, against Target or any of its Subsidiaries with respect to the Business Personnel. There is no labour strike, dispute, slowdown or stoppage pending or, to the knowledge of Target, threatened against Target or any of its Subsidiaries, and neither Target nor any of its Subsidiaries has experienced any labour strike, dispute, slowdown or stoppage or other labour difficulty involving the Business Personnel since January 1, 2006.

(iii)	None of Target or its Subsidiaries is subject to any litigation, actual or, to the knowledge of Target, threatened, relating to employment or termination of employment of employees or independent contractors, other than those claims or litigation as would, individually or in the aggregate, not be Materially Adverse to Target and its Subsidiaries, taken as a whole.

(iv)	Target and each of its Subsidiaries has operated in accordance with all applicable Laws with respect to employment and labour, including employment and labour standards, occupational health and safety, employment equity, pay equity, workers’ compensation, human rights and labour relations and there are no current, pending or, to the knowledge of Target, threatened proceedings before any Agency with respect to any of the above.

(p)	Pension and Employee Benefits.

(i)	Section (p) of the Target Disclosure Statement includes a complete list of all employee benefit, health, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, deferred compensation, stock option, stock compensation, stock purchase, retirement, hospitalization insurance, medical, dental, legal, disability and similar plans or arrangements or practices, whether written or oral, which are maintained by Target or any of its Subsidiaries, including all Employee Benefit Plans and Material Employment Agreements (collectively, the “Target Plans”).

(ii)	To Target’s knowledge, no step has been taken, no event has occurred and no condition or circumstance exists that has resulted, or would reasonably be expected to result, in any Target Plan being ordered or required to be terminated or wound up in whole or in part or having its registration under applicable Laws refused or revoked, or being placed under the administration of any trustee or receiver or Agency or being required to pay any material Taxes, penalties or levies under applicable Laws. To Target’s knowledge, there are no actions, suits, claims (other than routine claims for payment of benefits in the ordinary course), trials, demands, investigations, arbitrations or other proceedings which are pending or threatened in respect of any of the Target Plans or their assets which, individually or in the aggregate, are Materially Adverse to Target and its Subsidiaries, taken as a whole.

(iii)	All of the Target Plans are in compliance in all material respects with all applicable Laws and their terms, and all of the Target Plans are fully insured or fully funded on a projected benefit obligation basis.

(iv)	None of the Target Plans is a Multiemployer Plan nor has Target or any of its Subsidiaries been obligated to contribute to any Multiemployer Plan at any time within the past five years.

(v)	Without limiting the generality of the foregoing with respect to each Target Plan:

(A)	Target has delivered or made available to Acquireco a true, correct and complete copy of: (i) each writing constituting a part of such Plan, including all plan documents, employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any, (iii) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if applicable; and (vi) the most recent determination letter from the Internal Revenue Service, if any. Target has delivered or made available to Acquireco a true, complete and correct copy of each Material Employment Agreement. Except as specifically provided in the foregoing documents delivered or made available to Acquireco, there are no amendments to any Plan or Material Employment Agreement that have been adopted or approved nor has Target or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Plan or Material Employment Agreement.

(B)	Section (p) of the Target Disclosure Statement identifies each Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Plans”). The Internal Revenue Service has issued a favorable determination letter with respect to each Qualified Plan and the related trust that has not been revoked, and there are no circumstances and no events have occurred that would adversely affect the qualified status of any Qualified Plan or the related trust. Section (p) of the Disclosure Statement identifies each Plan which is intended to meet the requirements of Section 501(c)(9) of the Code, and each such plan meets such requirements and provides no disqualified benefits (as such term is defined in Code Section 4976(b)).

(C)	Section (p) of the Target Disclosure Statement sets forth a list of all Employee Benefit Plans or Employment Agreements under which the execution and delivery of this agreement, shareholders approval of the Transactions or the consummation of the Transactions would (either alone or in conjunction with any other event) (i) result in, cause the accelerated vesting, funding or delivery of, or increase the amount of value of, any payment or benefit to any employee, consultant, officer or director of Target or any of its Subsidiaries, or would limit the right of Target or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Employee Benefit Plan or related trust or any Material Employment Agreement or related trust, or (ii) result in an “excess parachute payment” within the meaning of Section 280G of the Code.

(D)	There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and to Target’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which would reasonably be expected to result in any material liability of Target or any of its Subsidiaries to the PBGC, the Department of Treasury, the Department of Labor, any Multiemployer Plan, any Plan or any participant in a Plan.

(E)	Target, its Subsidiaries and each member of their respective business enterprises has complied with the Worker Adjustment and Retraining Notification Act and all similar state, local and foreign Laws, so as not to incur any liabilities thereunder.

(F)	All Employee Benefit Plans subject to the Laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special Tax treatment, meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book-reserved on a projected obligation basis, as appropriate, based upon reasonable actuarial assumptions.

(G)	Each individual who renders services to Target or any of its Subsidiaries who is classified by Target or such Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and Tax reporting and under Employee Benefit Plans) is properly so characterized.

(H)	On or before the date hereof, Target has caused each grantor trust providing for funding of amounts payable pursuant to any Plans and/or Employment Agreements to be amended to ensure that no amounts are required to be contributed thereto as a result of the execution and delivery of this agreement, the announcement hereof, and/or the announcement or consummation of the Transactions, and to ensure that such trusts are at all times revocable, in whole or in part, without the consent of the trustees or beneficiaries thereof or any third party.

(q)	Books and Records. The financial books, records and accounts of Target and its Subsidiaries in all material respects, (i) have been maintained in accordance with GAAP on a basis consistent with prior years, (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Target and its Subsidiaries and (iii) accurately and fairly reflect the basis for Target consolidated financial statements. The corporate minute books of Target and its Subsidiaries contain minutes of all meetings and resolutions of the directors and shareholders held, and full access thereto has been provided to Acquireco.

(r)	Insurance. Target has made available to Acquireco true, correct and complete copies of all material policies of insurance to which each of Target and its Subsidiaries are a party or are a beneficiary or named insured. Target and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Target and its Subsidiaries.

(s)	Litigation. Except as specifically disclosed in Section (s) of the Target Disclosure Statement, there is no suit, action or proceeding pending or, to the knowledge of Target, threatened against Target or any of its Subsidiaries that, individually or in the aggregate, if adversely determined, would reasonably be expected to have a Materially Adverse effect on Target and its Subsidiaries, taken as a whole, and there is not any judgement, decree, injunction, rule or order of any Agency or arbitrator outstanding against Target or any of its Subsidiaries having, or which would reasonably be expected to have, any Materially Adverse effect on Target and its Subsidiaries, taken as a whole. As of the date of this agreement, except as specifically disclosed in Section (s) of the Target Disclosure Statement, there is no suit, action, proceeding pending or, to the knowledge of Target, threatened, against Target or any of its Subsidiaries that, individually or in the aggregate, if adversely determined, would reasonably be expected to prevent or delay in any material respect the consummation of the Transactions.

(t)	Determination by the Board and Voting Requirements. The board of directors of Target (after receiving financial advice including the Fairness Opinion, legal advice and after considering other factors), by the unanimous vote of its directors, has determined and resolved at its meeting held on December 16, 2009:

(i)	that the entering into of this agreement, the performance by Target of its obligations hereunder and the Transactions are in the best interests of Target and its shareholders;

(ii)	the Arrangement is fair to Target Shareholders;

(iii)	to approve the Transactions and this agreement;

(iv)	to extend the Separation Time (as defined therein), including providing the Rights Agent (as defined in the Target Rights Agreement) with notice in writing of such extension, under the Target Rights Agreement until after the vote by the Target Shareholders on the Arrangement at the Target Special Meeting;

(v)	to recommend that Target Shareholders approve the Arrangement; and

(vi)	to recommend that Target Shareholders waive the Target Rights Agreement so that neither the entering into nor delivery of this agreement, the Arrangement or the other agreements contemplated hereby nor the consummation of all or any part of the Transactions shall constitute a Flip-in Event (as defined in the Target Rights Agreement).

To the knowledge of Target, after consultation with outside legal counsel, no provincial or state take-over statute or similar statute or regulation (including Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions) applies or purports to apply to this agreement or any of the Transactions.

Subject to the terms of the Interim Order, the approval and adoption of this agreement by the affirmative vote of 66 2/3% of the votes cast at the Target Special Meeting by the Target Securityholders (the “Shareholder Approval”) is the only vote of the holders of any class or series of Authorized Capital of Target necessary to approve this agreement and the Transactions. For purposes of the Shareholder Approval, each outstanding Target Share and Target Option is entitled to one vote.

(u)	Brokers; Schedule of Fees and Expenses. Except as set forth in Section (u) of the Target Disclosure Statement, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Target. Target has made available to Acquireco true and complete copies of all agreements that are referred to in Section (u) of the Target Disclosure Statement and all indemnification and other agreements related to the engagement of the persons so listed.

(v)	Opinion of Financial Advisor. Target has received the opinion of the Financial Advisor dated the date of this agreement, to the effect that, as of such date, the consideration to be received pursuant to the Transactions by Target Shareholders is fair to the Target Shareholders from a financial point of view, a copy of which opinion will be promptly delivered to Acquireco.

(w)	Rights Agreement. Target has taken all necessary action and executed and delivered all such documents and instruments that are required to extend the Separation Time (as defined therein), including providing the Rights Agent (as defined in the Target Rights Agreement) with notice in writing of such extension, under the Target Rights Agreement until after the vote by the Target Shareholders on the Arrangement at the Target Special Meeting.

(x)	Dispositions of Company Property. Except as described in Section (y) of the Target Disclosure Statement, since January 1, 2009 neither Target nor any of its Subsidiaries has sold or disposed of or ceased to hold or own any personal property, real property, any interest or rights with respect to real property (including exploration or production rights), any royalty interest or interest in a joint venture or other assets or properties of Target or any of its Subsidiaries (“Target Property”), other than any interest or rights with respect to real property having an individual fair market value of less than $1 million in the aggregate, in each case in the ordinary course of business, consistent with past practice. Except as set forth in Section (x) of the Target Disclosure Statement, no Target Property, the fair market value of which on the date of this agreement is greater than $1 million in the aggregate, is subject to any pending sale or disposition transaction.

(y)	Absence of Cease Trade Orders. No order ceasing or suspending trading in Target Shares (or any of them) or any other securities of Target is outstanding and no proceedings for this purpose have been instituted or, to the knowledge of Target, are pending, contemplated or threatened.

(z)	Absence of Environmental Liabilities. No environmental, reclamation or closure obligations or other liabilities for which Target or any of its Subsidiaries would be liable or responsible presently exist with respect to any portion of any currently or formerly owned, leased, used or otherwise controlled property, interests or rights or relating to the operations and business of the Target or its Subsidiaries and there is no basis for any such obligations or liabilities to arise in the future as a result of any activity on or in respect of such property, interests, rights, operations and business. Neither Target nor any of its Subsidiaries has received inquiry from or notice of any pending investigation from any Agency or of any administrative or judicial proceeding concerning the violation of any applicable Law or any such environmental, reclamation or closure obligations or other liabilities.

(aa)	Reporting Issuer Status. Target is a reporting issuer (or its equivalent) in each of the provinces of Canada.

(bb)	Related Party Transactions. None of Target or any of its Subsidiaries is indebted to any director, officer, employee or agent of, or consultant to, Target or any of its Subsidiaries or any of their respective affiliates or associates (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses). There are no loans, contracts or other transactions between Target or any of its Subsidiaries and any (i) director or officer of Target or any of its Subsidiaries, (ii) any holder of record or, to the knowledge of Target, beneficial owner of 5% or more of any class of the equity securities of Target, or (iii) any affiliate or associate of any such director, officer or beneficial owner.

(cc)	Disclosure Controls. Target has designed such disclosure controls and procedures, or caused them to be designed under the supervision of its Chief Executive Officer and Chief Financial Officer, to provide reasonable assurance that material information relating to Target is made known to the Chief Executive Officer and Chief Financial Officer by others within Target and its Subsidiaries, particularly during the period in which the annual or interim filings are being prepared.

(dd)	Internal Controls. Target has designed such internal controls over financial reporting, or caused them to be designed under the supervision of the Chief Executive Officer and Chief Financial Officer of Target, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with Canadian GAAP. To the knowledge of Target, prior to the date of this agreement: (i) there are no significant deficiencies in the design or operation of, or material weaknesses in, the internal controls over financial reporting of Target that are reasonably likely to adversely affect Target’s ability to record, process, summarize and report financial information, and (ii) there is and has been no fraud, whether or not material, involving management or any other employees who have a significant role in the internal control over financial reporting of Target. Since January 1, 2008, Target has received no (x) complaints from any source regarding accounting, internal accounting controls or auditing matters or (y) expressions of concern from employees of Target regarding questionable accounting or auditing matters.

(ee)	Competition Act. Assuming that the Effective Date is the date of this agreement, Target together with its affiliates (as defined in the Competition Act (Canada)) do not have: (a) total assets in Canada that exceed Can$275 million, which for these purposes in respect of mineral royalties means royalties in mines in Canada; or (b) annual gross revenues from sales in, from or into Canada exceeding Can$275 million, in either case, as determined pursuant to section 109 of the Competition Act (Canada), provided that, for the purposes of clause (b) of Schedule E, the assumption that the Closing Date is the date of this Agreement will not apply.

(ff)	Investment Canada Act. Target and its subsidiaries do not have any individual in Canada who is employed or self-employed in connection with any of their businesses.

(gg)	Listing. The Target Shares are listed and posted for trading on NYSE Amex and the TSX.

SCHEDULE G

REPRESENTATIONS AND WARRANTIES OF ACQUIRECO AND CANCO

Acquireco and Canco jointly and severally represent and warrant to Target as follows (and acknowledge that Target is relying on such representations and warranties in entering this agreement and completing the Transactions):

(a)	Organization, Standing and Corporate Power. Each of Acquireco and each of its Subsidiaries is a corporation, partnership or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite power and authority to own its assets and conduct its business as currently owned and conducted. Each of Acquireco and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary. Acquireco has made available for review to Target complete and correct copies of its Certificate of Incorporation and the certificates of incorporation or comparable organization documents of the Subsidiaries of Acquireco, in each case as amended to the date of this agreement. Acquireco is not in violation of any provision of its Certificate of Incorporation or By-Laws, and no Subsidiary of Acquireco is in violation of any provisions of its certificate of incorporation, by-laws or comparable organizational documents.

(b)	Acquireco Subsidiaries. All the outstanding shares of capital stock of each Subsidiary of Acquireco have been validly issued and are fully paid and non-assessable. Canco is an indirect wholly-owned Subsidiary of Acquireco.

(c)	Capitalization. The authorized capital of Acquireco consists of (i) 100,000,000 Acquireco Shares, of which 40,996,905 were issued and outstanding as of the close of business on December 16, 2009, and (ii) 10,000,000 shares of $0.01 par value Preferred Stock, of which none were outstanding as of the close of business on December 16, 2009. As of December 16, 2009, (i) 383,740 Acquireco Shares were reserved for issuance upon the exercise of outstanding stock options that were granted pursuant to Acquireco’s stock option plan, (ii) 102,140 Acquireco Shares were reserved for issuance upon the vesting of outstanding stock appreciation rights granted by Acquireco, and (iii) 154,250 Acquireco Shares were reserved for issuance upon the vesting of performance shares and continued service shares granted by Acquireco to management and employees. Except as set forth above, there are no shares of capital stock or other voting securities of Acquireco issued, reserved for issuance or outstanding. There are not any bonds, debentures, notes or other indebtedness of Acquireco having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Acquireco must vote. Except as set forth above and except as set forth in Section (c) of the Acquireco Disclosure Statement, as of the date of this agreement, there are not any options to which Acquireco or any of its Subsidiaries is a party or by which any of them is bound relating to the issued or unissued capital stock of Acquireco or any of its Subsidiaries, or obligating Acquireco or any of its Subsidiaries to issue, transfer, grant, sell or pay for or repurchase any shares of capital stock or other equity interests in, or securities convertible or exchangeable for any capital stock or other equity interests in, Acquireco or any of its Subsidiaries or obligating Acquireco or any of its Subsidiaries to issue, grant, extend or enter into any such options. All shares of Acquireco’s capital stock that are subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. The issuance and sale of all of the shares of capital stock described in this Section (c) of Schedule G have been in compliance with all Laws. Acquireco has previously provided Target with a schedule setting forth the number of Acquireco stock options (including the number of shares issuable upon exercise of Acquireco stock options and the exercise price and vesting schedule with respect thereto) held by all holders of Acquireco stock options. Section (c) of the Acquireco Disclosure Statement sets forth the average exercise price for outstanding Acquireco stock options. Except as set forth in Section (c) of the Acquireco Disclosure Statement, Acquireco has not agreed to register any securities under any securities Laws or granted registration rights to any person or entity; copies of all such agreements have previously been made available to Target. As of the date of this agreement, there are not any outstanding contractual obligations or other requirements of Acquireco or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Acquireco or any of its Subsidiaries, or provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Acquireco or any other person. Without limiting the generality of the foregoing, and except as set forth in Section (c) of the Acquireco Disclosure Statement, there are no phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of Acquireco or any of its Subsidiaries.

(d)	Authority; Non-Contravention.

(i)	Each of Acquireco and Canco has all requisite corporate power and corporate authority to enter into this agreement and to consummate the Transactions and to perform its obligations under this agreement. The board of directors of each of Acquireco and Canco has unanimously approved this agreement and the Transactions. The execution and delivery of this agreement by each of Acquireco and Canco and the consummation by Acquireco and Canco, as applicable, of the Transactions have been duly authorized by all necessary corporate action on the part of Acquireco and Canco, as applicable. No approval of the shareholders or other securityholders of Acquireco or Canco or other corporate proceedings on the part of Acquireco or any of its Subsidiaries are necessary to authorize this agreement, the performance by Acquireco and Canco of their obligations under this agreement and the Transactions. This agreement has been duly executed and delivered by each of Acquireco and Canco and constitutes a valid and binding obligation of each of Acquireco and Canco, enforceable by Target against each of Acquireco and Canco in accordance with its terms, subject to the availability of equitable remedies and the enforcement of creditors’ rights generally. Except as set forth in Section (d) of the Acquireco Disclosure Statement, the execution and delivery of this agreement does not, and the consummation of the Transactions and compliance with the provisions of this agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of consent, termination, purchase, cancellation or acceleration of any obligation or to loss of any property, rights or benefits under, or result in the imposition of any additional obligation under, or result in the creation of any Lien upon any of the properties or assets of Acquireco or any of its Subsidiaries under, (i) the Certificate of Incorporation or By-laws of Acquireco or the comparable organization documents of any of its Subsidiaries; (ii) any Contract to which Acquireco or any of its Subsidiaries is a party or by which any of them or their respective properties or assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Law applicable to Acquireco or any of its Subsidiaries or their respective properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Agency, is required by or with respect to Acquireco or any of its Subsidiaries in connection with the execution and delivery of this agreement by Acquireco or the consummation by Acquireco of the Transactions, except for (i) any approvals required by the Interim Order or the Final Order, and (ii) the approvals listed on Schedule H.

(ii)	Each of Acquireco and its Subsidiaries possesses all Permits necessary to conduct its business as such business is currently conducted or is expected to be conducted following completion of the Transaction, except where the failure to possess such Permits would not be Materially Adverse to the Acquireco and its Subsidiaries: (i) all such Permits are validly held by Acquireco or its Subsidiaries, and Acquireco and its Subsidiaries have complied in all respects with all terms and conditions thereof, (ii) none of such Permits will be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this agreement or the consummation of the Transactions, and (iii) since July 1, 2009, neither Acquireco nor any of its Subsidiaries has received any written notice, notice of violation or probable violation, notice of revocation, or other written communication from or on behalf of any Agency, alleging (A) any violation of such Permit, or (B) that Acquireco or any of its Subsidiaries requires any Permit required for its business as such business is currently conducted, that is not currently held by it.

(e)	Publicly Filed Documents; Undisclosed Liabilities. Except as set forth in Section (e) of the Acquireco Disclosure Statement, Acquireco has filed all required reports, schedules, forms, statements and other documents (including documents incorporated by reference) with the applicable security regulatory Agencies since July 1, 2006 (the “Acquireco Public Disclosure Documents”). Except as set forth in Section (e) of the Acquireco Disclosure Statement, as of its date, each Acquireco Public Disclosure Document complied in all material respects with the requirements of the Securities Act or the Securities Exchange Act, as applicable, and the rules and regulations thereunder applicable to such Acquireco Public Disclosure Document. None of the Acquireco Public Disclosure Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that such statements have been modified or superseded by a later-filed Acquireco Public Disclosure Document. The consolidated financial statements of Acquireco included in the Acquireco Public Disclosure Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Acquireco as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as and to the extent disclosed, reflected or reserved against on the balance sheet or the notes thereto of Acquireco as of June 30, 2009 included in the Filed Acquireco Public Disclosure Documents, as incurred after the date thereof in the ordinary course of business consistent with past practice and prohibited by this agreement, Acquireco does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, have had or would reasonably be expected to have a Materially Adverse effect on Acquireco and its Subsidiaries, taken as a whole.

(f)	Information Supplied. None of the information supplied or to be supplied by Acquireco or its Subsidiaries for inclusion or incorporation by reference in the Target Circular will, at the date the Target Circular is first mailed to Target Securityholders, or at the time of the Target Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading.

(g)	Absence of Certain Changes or Events. Except as disclosed in the Acquireco Public Disclosure Documents filed and publicly available prior to the date of this agreement (the “Filed Acquireco Public Disclosure Documents”), since July 1, 2009, Acquireco has conducted, and caused each of its Subsidiaries to conduct, its business only in the ordinary course, and:

(i)	there has not been any event, change, effect or development (including any decision to implement such a change made by the board of directors of Acquireco or any of its Subsidiaries in respect of which senior management believes that confirmation of the board of directors is probable), which, individually or in the aggregate, has had or would reasonably be expected to have a Materially Adverse effect on Acquireco and its Subsidiaries, taken as a whole;

(ii)	there has not been, except for regular annual dividends not in excess of $0.36 per Acquireco Share, with customary record and payment dates, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Acquireco Shares;

(iii)	there has not been, except as provided for in this agreement, any split, combination or reclassification of any Acquireco Shares or any issuance or the authorization of any issuance of any other securities in exchange or in substitution for Acquireco Shares;

(iv)	there has not been any change in accounting methods, principles or practices by Acquireco or any of its Subsidiaries materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP;

(v)	neither Acquireco nor any of its Subsidiaries has engaged in any action which, if done after the date of this agreement, would violate Section 5.B(a) of this agreement.

(h)	Disclosure. Acquireco has not failed to disclose to Target in writing any information known to Acquireco regarding any event, circumstance or action taken or failed to be taken that is Materially Adverse to Acquireco and its Subsidiaries, taken as a whole. Without limiting the generality of the foregoing:

(i)	Acquireco and its Subsidiaries do not have liabilities or obligations in excess of the liabilities or obligations reflected or reserved against in the financial statements contained in the Filed Acquireco Public Disclosure Documents that, either individually or in the aggregate, are Materially Adverse to Acquireco and its Subsidiaries, taken as a whole;

(ii)	none of Acquireco or any of its Subsidiaries or any of their properties is subject to a judgement, order or decree that is Materially Adverse to Acquireco and its Subsidiaries, taken as a whole; and

(iii)	the data or information made available to Target in respect of Acquireco and its Subsidiaries, was complete and correct in all material respects and, did not, at the time it was made available and for the period of and matter to which it relates contain any untrue statement of material fact.

(i)	Restrictions on Business Activities. There is no agreement, judgement, injunction, order or decree binding upon Acquireco or any of its Subsidiaries that has, or would reasonably be expected to have, the effect of prohibiting, restricting or impairing any business practice of Acquireco or any of its Subsidiaries, any acquisition of property by Acquireco or any of its Subsidiaries or the conduct of business by any of them as currently conducted (including following the Arrangement) other than such agreements, judgements, injunctions, orders or decrees which are not, individually or in the aggregate, Materially Adverse to Acquireco and its Subsidiaries, taken as a whole.

(j)	Real Property. Neither Acquireco nor any of its Subsidiaries holds any interest in real property, other than in respect of (i) certain unpatented mining claims in the State of Nevada which Acquireco, together with its Subsidiaries, owns subject to the paramount title of the United States of America, and (ii) the lease in respect of its head office in Denver, Colorado.

(k)	Tax Matters.

(i)	Acquireco and each of its Subsidiaries have timely filed, or caused to be timely filed with the appropriate Agency, all Tax Returns required to be filed by them, and have timely paid, or caused to be timely paid, all material amounts of Taxes due and payable by them, including all instalments on account of any Taxes, except for any such failure to file or failure to pay which would not individually or in the aggregate, have a Materially Adverse effect on Acquireco. All such Tax Returns are true, correct and complete in all material respects and have been completed in accordance with applicable Laws. To the best of Acquireco’s knowledge, no such Tax Return contains any misstatement or omits any statement that should have been included therein.

(ii)	Reserves and provisions for Taxes accrued but not yet due on or before the Effective Date as reflected in Acquireco’s financial statements contained in the Filed Acquireco Public Disclosure Documents are adequate as of the date of such financial statements, in accordance with GAAP. No deficiencies for Taxes have been proposed, asserted or assessed against Acquireco that are not adequately reserved against.

(iii)	Neither Acquireco nor any of its Subsidiaries has received any written notification that any issues involving a material amount of Taxes have been raised (and are currently pending) by the CRA, the United States Internal Revenue Service or any other taxing authority, including, without limitation, any sales tax authority, in connection with any of the Tax Returns filed or required to be filed, which would, individually or in the aggregate, have a Materially Adverse effect on Acquireco.

(iv)	No unresolved assessments, reassessments, audits, claims, actions, suits, proceedings, or investigations exist or have been initiated with regard to any Taxes or Tax Returns of Acquireco or its Subsidiaries. To the knowledge of Acquireco, no assessment, reassessment, audit or investigation by any Agency is underway, threatened or imminent with respect to Taxes for which Acquireco or any of its Subsidiaries may be liable, in whole or in part.

(v)	No election, consent for extension, nor any waiver that extends any applicable statute of limitations relating to the determination of a Tax liability of Acquireco or any of its Subsidiaries has been filed or entered into and is still effective.

(vi)	Acquireco and each of its Subsidiaries have properly withheld and remitted all amounts required to be withheld and/or remitted (including income tax, non-resident withholding tax, Canada Pension Plan contributions, Employment Insurance and Worker’s Compensation premiums) and have paid such amounts due to the appropriate authority on a timely basis and in the form required under the appropriate legislation.

(vii)	Acquireco and each of its Subsidiaries have duly and timely collected all amounts on account of any goods, services, sales, value added, transfer or other Taxes required to have been collected by it and have duly set aside in trust or timely remitted to the appropriate Agency any and all such amounts required to be remitted by it.

(viii)	Acquireco and each of its Subsidiaries is, and at all times has filed its Tax Returns on the basis that it is, resident for Tax purposes in its country of incorporation or formation and has not at any time been treated by any Agency as resident in any other country for any Tax purpose (including any treaty, convention or arrangement for the avoidance of double taxation). None of Acquireco or any of its Subsidiaries has filed any Tax Return on the basis that it is subject to Tax (other than withholding Tax) in any jurisdiction other than its country of incorporation or formation (and political subdivisions thereof) or received written notification from any Agency that it may be required to file on such basis.

(ix)	There are no Tax liens on any assets of Acquireco or any of its Subsidiaries except for Taxes not yet currently due and those which would not reasonably be expected to have a Materially Adverse effect on Acquireco.

(x)	None of sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the ITA, or any equivalent provision of the tax legislation of any province or any other jurisdiction, have applied or will apply to Acquireco or any of its Subsidiaries at any time up to and including the Effective Time, except where any such application would not be Materially Adverse to Acquireco and its Subsidiaries.

(xi)	For purposes of this Section (k), the term “material amount of Taxes” shall mean an amount of Taxes that is material to Acquireco and its Subsidiaries taken as a whole.

(l)	Books and Records. The financial books, records and accounts of Acquireco and its Subsidiaries in all material respects, (i) have been maintained in accordance with GAAP on a basis consistent with prior years, (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Acquireco and its Subsidiaries and (iii) accurately and fairly reflect the basis for Acquireco consolidated financial statements. The corporate minute books of Acquireco and its Subsidiaries contain minutes of all meetings and resolutions of the directors and shareholders held, and full access thereto has been provided to Target.

(m)	Insurance. Acquireco and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Acquireco and its Subsidiaries.

(n)	Litigation. Except as disclosed in the Filed Acquireco Public Disclosure Documents, there is no suit, action or proceeding pending or, to the knowledge of Acquireco, threatened against Acquireco or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Materially Adverse effect on Acquireco and its Subsidiaries, taken as a whole, and there is not any judgement, decree, injunction, rule or order of any Agency or arbitrator outstanding against Acquireco or any of its Subsidiaries having, or which would reasonably be expected to have, a Materially Adverse effect on Acquireco and its Subsidiaries, taken as a whole. As of the date of this agreement, except as disclosed in the Filed Acquireco Public Disclosure Documents, there is no suit, action or proceeding pending, or, to the knowledge of Acquireco, threatened, against Acquireco or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to prevent or delay in any material respect the consummation of the Transactions.

(o)	Determination by the Board. The board of directors of each of Acquireco and Canco has unanimously determined and resolved at its respective meeting held on December 16, 2009:

(i)	that the entering into of this agreement and the performance by Acquireco or Canco, as the case may be, of its obligations hereunder and the Transactions are in the best interests of Acquireco or Canco, as the case may be, and its shareholders; and

(ii)	to approve the Transactions and this agreement.

(p)	Brokers. Except as set forth in Section (p) of the Acquireco Disclosure Statement, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Acquireco.

(q)	Compliance. Except for any conflicts, defaults or violations that would not, individually or in the aggregate (taking into account the impact of any cross-defaults), reasonably be expected to result in a Materially Adverse effect on Acquireco and its Subsidiaries, taken as a whole, each of Acquireco and its Subsidiaries has complied with, and is not in conflict with, or in default (including cross defaults) under or in violation of:

(i)	its articles or other organizational documents or by-laws;

(ii)	any Law or Permit applicable to it, its business or operations or by which any of its properties or assets is bound or affected; or

(iii)	any agreement, arrangement or understanding to which it, its business or operations or by which any of its properties or assets is bound or affected.

As of the Effective Date, each of Acquireco and its Subsidiaries has or will have complied with each of its covenants and obligations under this agreement.

(r)	Dispositions of Company Property. Except as described in the Filed Acquireco Public Disclosure Documents, since July 1, 2009 neither Acquireco nor any of its Subsidiaries has sold or disposed of or ceased to hold or own any personal property, real property, any interest or rights with respect to real property (including exploration or production rights), any royalty interest or interest in a joint venture or other assets of properties of Acquireco or any of its Subsidiaries (“Acquireco Property”), other than any Acquireco Property having an individual fair market value of less than $5 million in the aggregate, in each case in the ordinary course of business, consistent with past practice. No Acquireco Property, the fair market value of which on the date of this agreement is greater than $5 million in the aggregate, is subject to any pending sale or disposition transaction.

(s)	Absence of Cease Trade Orders. No order ceasing or suspending trading in Acquireco Shares (or any of them) or any other securities of Acquireco is outstanding and no proceedings for this purpose have been instituted or, to the knowledge of Acquireco, are pending, contemplated or threatened.

(t)	Issuance of Acquireco Shares and Exchangeable Shares. All Acquireco Shares and Exchangeable Shares issuable in connection with the Arrangement will be duly authorized and validly issued as fully paid and non-assessable and will not be subject to any pre-emptive rights and will not be subject to any hold or restricted periods.

(u)	Financing. Acquireco has sufficient financial means and on the Effective Date will have made arrangements to have sufficient financing available to cause Canco to effect payment of the aggregate cash consideration payable in connection with the Arrangement.

(v)	Multilateral Instrument 61-101. To the knowledge of Acquireco, after consultation with outside legal counsel, no provincial or state take-over statute or similar statute or regulation (including Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions) applies or purports to apply to this agreement or any of the Transactions.

(w)	Reporting Issuer Status. Acquireco is a reporting issuer (or its equivalent) in each of the provinces of Canada other than Québec.

(x)	Competition Act. Assuming that the Effective Date is the date of this agreement, Acquireco together with its affiliates (as defined in the Competition Act (Canada)) do not have: (a) total assets in Canada that exceed Can$125 million, which for these purposes in respect of mineral royalties means royalties in mines in Canada; or (b) annual gross revenues from sales in, from or into Canada exceeding Can$125 million, in either case, as determined pursuant to section 109 of the Competition Act (Canada), provided that, for the purposes of clause (c) of Schedule D, the assumption that the Effective Date is the date of this agreement will not apply.

(y)	Listing. The Acquireco Shares are listed and posted for trading on NASDAQ and the TSX.

(z)	Reservation of Shares. Acquireco has reserved sufficient Acquireco Shares to issue the Acquireco Shares contemplated under this agreement and pursuant to the Arrangement.

(aa)	Absence of Environmental Liabilities. No environmental, reclamation or closure obligations or other liabilities for which Acquireco or any of its Subsidiaries would be liable or responsible presently exist with respect to any portion of any currently or formerly owned, leased, used or otherwise controlled property, interests or rights or relating to the operations and business of Acquireco or its Subsidiaries and there is no basis for any such obligations or liabilities to arise in the future as a result of any activity on or in respect of such property, interests, rights, operations and business. Neither Acquireco nor any of its Subsidiaries has received inquiry from or notice of any pending investigation from any Agency or of any administrative or judicial proceeding concerning the violation of any applicable Law or any such environmental, reclamation or closure obligations or other liabilities.

SCHEDULE H
REGULATORY APPROVALS

Canada

•	exemption orders from the Securities Commissions from the prospectus requirements with respect to the first trade in Exchangeable Shares

•	approval of the TSX regarding the conditional listing of the Exchangeable Shares

United States

•	filings required under the Securities Act and Securities Exchange Act, and other actions required by the SEC pursuant thereto

SCHEDULE I
SUPPORT AGREEMENT

MEMORANDUM OF AGREEMENT made as of the    ●     day of    ●    , 2010, between Royal Gold, Inc., a corporation existing under the laws of Delaware (hereinafter referred to as “RG”), [Callco], a company existing under the laws of Canada (hereinafter referred to as “Callco”) and RG Exchangeco Inc., a corporation existing under the laws of Canada (hereinafter referred to as “Canco”).

RECITALS:

(a)	in connection with an arrangement agreement (the “Arrangement Agreement”) made as of December 17, 2009 between RG, Canco and International Royalty Corporation (“IRC”), the Exchangeable Shares are to be issued to certain holders of securities of IRC pursuant to the Plan of Arrangement contemplated by the Arrangement Agreement; and

(b)	pursuant to the Arrangement Agreement, RG, Canco and Callco are required to enter into this agreement.

In consideration of the foregoing and the mutual agreements contained herein (the receipt and sufficiency of which are acknowledged), the parties agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Defined Terms

Each initially capitalized term used and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions (collectively, the “Share Provisions”) attaching to the Exchangeable Shares as set out in the articles of Canco. In this agreement, “including” means “including without limitation” and “includes” means “includes without limitation”.

1.2	Interpretation Not Affected by Headings

The division of this agreement into Articles, Sections and other portions and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this agreement. Unless otherwise specified, references to an “Article” or “Section” refer to the specified Article or Section of this agreement.

1.3	Number, Gender

Words importing the singular number only shall include the plural and vice versa. Words importing any gender shall include all genders.

1.4	Date for any Action

If any date on which any action is required to be taken under this agreement is not a business day, such action shall be required to be taken on the next succeeding business day. For the purposes of this agreement, a “business day” means any day other than a Saturday, Sunday, a public holiday or a day on which commercial banks are not open for business in Toronto, Ontario or Denver, Colorado under applicable law.

ARTICLE 2

COVENANTS OF RG AND CANCO

2.1	Covenants Regarding Exchangeable Shares

So long as any Exchangeable Shares not owned by RG or its affiliates are outstanding, RG shall:

(a)	not declare or pay any dividend or make any other distribution on the RG Shares unless (i) Canco shall (A) on the same day declare or pay, as the case may be, an equivalent dividend or other distribution (as provided for in the Share Provisions) on the Exchangeable Shares (an “Equivalent Dividend”), and (B) have sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable law, of any such Equivalent Dividend, or (ii) Canco shall, in the case of a dividend that is a stock dividend on the RG Shares (A) subdivide the Exchangeable Shares in lieu of a stock dividend thereon (as provided for in the Share Provisions) in a similar proportion to that in respect of the RG Shares (an “Equivalent Stock Subdivision”), and (B) have sufficient authorized but unissued securities available to enable the Equivalent Stock Subdivision;

(b)	advise Canco sufficiently in advance of the declaration by RG of any dividend or other distribution on the RG Shares and take all such other actions as are necessary or desirable, in co-operation with Canco, to ensure that (i) the respective declaration date, record date and payment date for an Equivalent Dividend on the Exchangeable Shares shall be the same as the declaration date, record date and payment date for the corresponding dividend or other distribution on the RG Shares, or (ii) the record date and effective date for an Equivalent Stock Subdivision shall be the same as the record date and payment date for the corresponding stock dividend on the RG Shares;

(c)	ensure that the record date for any dividend or other distribution declared on the RG Shares is not less than 7 days after the declaration date of such dividend or other distribution;

(d)	take all such actions and do all such things as are necessary to enable and permit Canco, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price in respect of each issued and outstanding Exchangeable Share (other than Exchangeable Shares owned by RG or its affiliates) upon the liquidation, dissolution or winding-up of Canco or any other distribution of the assets of Canco among its shareholders for the purpose of winding up its affairs, the delivery of a Retraction Request by a holder of Exchangeable Shares or a redemption of Exchangeable Shares by Canco, as the case may be, including all such actions and all such things as are necessary or desirable to enable and permit Canco to cause to be delivered RG Shares to the holders of Exchangeable Shares in accordance with the provisions of Sections 5, 6 or 7, as the case may be, of the Share Provisions;

(e)	take all such actions and do all such things as are necessary or desirable to enable and permit Callco, in accordance with applicable law, to perform its obligations arising upon the exercise by it of the Liquidation Call Right, the Retraction Call Right, the Change of Law Call Right (as defined in the Plan of Arrangement) or the Redemption Call Right, including all such actions and all such things as are necessary or desirable to enable and permit Callco to cause to be delivered RG Shares to the holders of Exchangeable Shares in accordance with the provisions of the Liquidation Call Right, the Retraction Call Right, the Change of Law Call Right or the Redemption Call Right, as the case may be; and

(f)	except in connection with any event, circumstance or action which causes or could cause the occurrence of a Redemption Date, not exercise its vote as a shareholder to initiate the voluntary liquidation, dissolution or winding up of Canco or any other distribution of the assets of Canco among its shareholders for the purpose of winding up its affairs, nor take any action or omit to take any action that is designed to result in the liquidation, dissolution or winding up of Canco or any other distribution of the assets of Canco among its shareholders for the purpose of winding up its affairs.

2.2	Segregation of Funds

RG shall cause Canco to deposit a sufficient amount of funds in a separate account of Canco and segregate a sufficient amount of such other assets and property as is necessary to enable Canco to pay dividends when due and to pay or otherwise satisfy its respective obligations under Sections 5, 6 and 7 of the Share Provisions, as applicable.

2.3	Reservation of RG Shares

RG hereby represents, warrants and covenants in favour of Canco and Callco that RG has reserved for issuance and shall, at all times while any Exchangeable Shares (other than Exchangeable Shares held by RG or its affiliates) are outstanding, keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of RG Shares (or other shares or securities into which RG Shares may be reclassified or changed as contemplated by Section 2.7): (a) as is equal to the sum of (i) the number of Exchangeable Shares issued and outstanding from time to time and (ii) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares outstanding from time to time; and (b) as are now and may hereafter be required to enable and permit RG to meet its obligations under the Voting and Exchange Trust Agreement and under any other security or commitment pursuant to which RG may now or hereafter be required to issue RG Shares, to enable and permit Callco or RG, as the case may be, to meet its obligations under each of the Liquidation Call Right, the Retraction Call Right, the Change of Law Call Right and the Redemption Call Right and to enable and permit Canco to meet its obligations hereunder and under the Share Provisions.

2.4	Notification of Certain Events

In order to assist RG to comply with its obligations hereunder and to permit Callco or RG to exercise, as the case may be, the Liquidation Call Right, the Retraction Call Right, the Change of Law Call Right and the Redemption Call Right, Canco shall notify RG and Callco of each of the following events at the time set forth below:

(a)	in the event of any determination by the Board of Directors of Canco to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Canco or to effect any other distribution of the assets of Canco among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution;

(b)	promptly, upon the earlier of receipt by Canco of notice of and Canco otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Canco or to effect any other distribution of the assets of Canco among its shareholders for the purpose of winding up its affairs;

(c)	immediately, upon receipt by Canco of a Retraction Request;

(d)	on the same date on which notice of redemption is given to holders of Exchangeable Shares, upon the determination of a Redemption Date in accordance with the Share Provisions;

(e)	as soon as practicable upon the issuance by Canco of any Exchangeable Shares or rights to acquire Exchangeable Shares (other than the issuance of Exchangeable Shares and rights to acquire Exchangeable Shares pursuant to the Arrangement); and

(f)	promptly, upon receiving notice of a Change of Law (as defined in the Plan of Arrangement).

2.5	Delivery of RG Shares to Canco and Callco

In furtherance of its obligations under Section 2.1(d) and Section 2.1(e), upon notice from Canco or Callco of any event that requires Canco or Callco to cause to be delivered RG Shares to any holder of Exchangeable Shares, RG shall forthwith allot, issue and deliver or cause to be delivered to the relevant holder of Exchangeable Shares as directed by Canco or Callco the requisite number of RG Shares to be allotted to, received by, and issued to or to the order of, the former holder of the surrendered Exchangeable Shares (but, for the avoidance of doubt, not to Canco or Callco). All such RG Shares shall be duly authorized and validly issued as fully paid and shall be free and clear of any lien, claim or encumbrance. In consideration of the issuance and delivery of each such RG Share, Canco or Callco, as the case may be, shall ascribe a cash amount or pay a purchase price equal to the fair market value of such RG Shares.

2.6	Qualification of RG Shares

If any RG Shares (or other shares or securities into which RG Shares may be reclassified or changed as contemplated by Section 2.7) to be issued and delivered hereunder require registration or qualification with or approval of or the filing of any document, including any prospectus or similar document or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any United States or Canadian federal, state, provincial or territorial securities or other law or regulation or pursuant to the rules and regulations of any securities or other regulatory authority in the United States or Canada or the fulfillment of any other United States or Canadian legal requirement before such shares (or such other shares or securities) may be issued by RG and delivered by RG at the direction of Callco or Canco, if applicable, to the holder of surrendered Exchangeable Shares or in order that such shares (or such other shares or securities) may be freely traded (other than any restrictions of general application on transfer by reason of a holder being a “control person” for purposes of Canadian federal, provincial or territorial securities Law or the equivalent thereof under any United States Laws), RG shall use its commercially reasonable efforts (which, for greater certainty, shall not require RG to consent to a term or condition of an approval or consent which RG reasonably determines could have a materially adverse effect on RG or its subsidiaries) to cause such RG Shares (or such other shares or securities) to be and remain duly registered, qualified or approved under United States and/or Canadian law. RG shall use its commercially reasonable efforts (which, for greater certainty, shall not require RG to consent to a term or condition of an approval or consent which RG reasonably determines could have a materially adverse effect on RG or its subsidiaries) to cause all RG Shares (or such other shares or securities) to be delivered hereunder to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding RG Shares (or such other shares or securities) have been listed by RG and remain listed and are quoted or posted for trading at such time.

2.7	Economic Equivalence

So long as any Exchangeable Shares not owned by RG or its affiliates are outstanding:

(a)	RG shall not without prior approval of Canco and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 11(2) of the Share Provisions:

(i)	issue or distribute RG Shares (or securities exchangeable for or convertible into or carrying rights to acquire RG Shares) to the holders of all or substantially all of the then outstanding RG Shares by way of stock dividend or other distribution, other than an issue of RG Shares (or securities exchangeable for or convertible into or carrying rights to acquire RG Shares) to holders of RG Shares (i) who exercise an option to receive dividends in RG Shares (or securities exchangeable for or convertible into or carrying rights to acquire RG Shares) in lieu of receiving cash dividends, or (ii) pursuant to any dividend reinvestment plan or similar arrangement; or

(ii)	issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding RG Shares entitling them to subscribe for or to purchase RG Shares (or securities exchangeable for or convertible into or carrying rights to acquire RG Shares); or

(iii)	issue or distribute to the holders of all or substantially all of the then outstanding RG Shares (A) shares or securities (including evidence of indebtedness) of RG of any class (other than RG Shares or securities convertible into or exchangeable for or carrying rights to acquire RG Shares), or (B) rights, options, warrants or other assets other than those referred to in Section 2.7(a)(ii);

unless in each case the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Shares and at least 7 days prior written notice thereof is given to the holders of Exchangeable Shares; provided that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by RG in order to give effect to and to consummate, is in furtherance of or is otherwise in connection with the transactions contemplated by, and in accordance with, the Plan of Arrangement.

(b)	RG shall not without the prior approval of Canco and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10(2) of the Share Provisions:

(i)	subdivide, redivide or change the then outstanding RG Shares into a greater number of RG Shares; or

(ii)	reduce, combine, consolidate or change the then outstanding RG Shares into a lesser number of RG Shares; or

(iii)	reclassify or otherwise change RG Shares or effect an amalgamation, merger, arrangement, reorganization or other transaction affecting RG Shares;

unless the same or an economically equivalent change shall simultaneously be made to, or in the rights of the holders of, the Exchangeable Shares and at least seven days prior written notice is given to the holders of Exchangeable Shares.

(c)	RG shall ensure that the record date for any event referred to in Section 2.7(a) or Section 2.7(b), or (if no record date is applicable for such event) the effective date for any such event, is not less than five business days after the date on which such event is declared or announced by RG (with contemporaneous notification thereof by RG to Canco).

(d)	The Board of Directors of Canco shall determine, acting in good faith and in its sole discretion, economic equivalence for the purposes of any event referred to in Section 2.7(a) or Section 2.7(b) and each such determination shall be conclusive and binding on RG. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors of Canco to be relevant, be considered by the Board of Directors of Canco:

(i)	in the case of any stock dividend or other distribution payable in RG Shares, the number of such shares issued in proportion to the number of RG Shares previously outstanding;

(ii)	in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase RG Shares (or securities exchangeable for or convertible into or carrying rights to acquire RG Shares), the relationship between the exercise price of each such right, option or warrant and the Current Market Price of a RG Share;

(iii)	in the case of the issuance or distribution of any other form of property (including any shares or securities of RG of any class other than RG Shares, any rights, options or warrants other than those referred to in Section 2.7(d)(ii), any evidences of indebtedness of RG or any assets of RG), the relationship between the fair market value (as determined by the Board of Directors of Canco in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding RG Share and the Current Market Price of a RG Share;

(iv)	in the case of any subdivision, redivision or change of the then outstanding RG Shares into a greater number of RG Shares or the reduction, combination, consolidation or change of the then outstanding RG Shares into a lesser number of RG Shares or any amalgamation, merger, arrangement, reorganization or other transaction affecting RG Shares, the effect thereof upon the then outstanding RG Shares; and

(v)	in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of RG Shares as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing withholding taxes and marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).

(e)	Canco agrees that, to the extent required, upon due notice from RG, Canco shall use its best efforts to take or cause to be taken such steps as may be necessary for the purposes of ensuring that appropriate dividends are paid or other distributions are made by Canco, or subdivisions, redivisions or changes are made to the Exchangeable Shares, in order to implement the required economic equivalence with respect to the RG Shares and Exchangeable Shares as provided for in this Section 2.7.

2.8	Tender Offers

In the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to RG Shares (an “Offer”) is proposed by RG or is proposed to RG or its shareholders and is recommended by the Board of Directors of RG, or is otherwise effected or to be effected with the consent or approval of the Board of Directors of RG, and the Exchangeable Shares are not redeemed by Canco or purchased by Callco pursuant to the Redemption Call Right, RG shall expeditiously and in good faith take all such actions and do all such things as are necessary or desirable to enable and permit holders of Exchangeable Shares (other than RG and its affiliates) to participate in such Offer to the same extent and on an economically equivalent basis as the holders of RG Shares, without discrimination. Without limiting the generality of the foregoing, RG shall expeditiously and in good faith take all such actions and do all such things as are necessary or desirable to ensure that holders of Exchangeable Shares may participate in each such Offer without being required to retract Exchangeable Shares as against Canco (or, if so required, to ensure that any such retraction, shall be effective only upon, and shall be conditional upon, the closing of such Offer and only to the extent necessary to tender or deposit to the Offer). Nothing herein shall affect the rights of Canco to redeem (or Callco to purchase pursuant to the Redemption Call Right) Exchangeable Shares, as applicable, in the event of an RG Control Transaction.

2.9	Ownership of Outstanding Shares

Without the prior approval of Canco and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10(2) of the Share Provisions, RG covenants and agrees in favour of Canco that, as long as any outstanding Exchangeable Shares are owned by any person other than RG or any of its affiliates, RG shall be and remain the direct or indirect beneficial owner of all issued and outstanding voting shares in the capital of Canco and Callco. Notwithstanding the foregoing, but subject to Article 3, RG shall not be in violation of this Section 2.9 if any person or group of persons acting jointly or in concert acquire all or substantially all of the assets of RG or the RG Shares pursuant to any merger of RG pursuant to which RG was not the surviving corporation.

2.10	RG and Affiliates Not to Vote Exchangeable Shares

RG covenants and agrees that it shall appoint and cause to be appointed proxyholders with respect to all Exchangeable Shares held by it and its affiliates for the sole purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each such meeting. RG further covenants and agrees that it shall not, and shall cause its affiliates not to, exercise any voting rights which may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Share Provisions or pursuant to the provisions of the CBCA (or any successor or other corporate statute by which Canco may in the future be governed) with respect to any Exchangeable Shares held by it or by its affiliates in respect of any matter considered at any meeting of holders of Exchangeable Shares.

2.11	Ordinary Market Purchases

For certainty, nothing contained in this agreement, including the obligations of RG contained in Section 2.8, shall limit the ability of RG (or any of its subsidiaries including, without limitation, Callco or Canco) to make ordinary market purchases of RG Shares in accordance with applicable laws and regulatory or stock exchange requirements.

2.12	Stock Exchange Listing

RG covenants and agrees in favour of Canco that, as long as any outstanding Exchangeable Shares are owned by any person other than RG or any of its affiliates, RG shall use reasonable efforts to maintain a listing for such Exchangeable Shares on The Toronto Stock Exchange.

ARTICLE 3

RG SUCCESSORS

3.1	Certain Requirements in Respect of Combination, etc.

So long as any Exchangeable Shares not owned by RG or its affiliates are outstanding, RG shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, arrangement, amalgamation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation resulting therefrom, provided that it may do so if:

(a)	such other person or continuing corporation (the “RG Successor”) by operation of law, becomes, without more, bound by the terms and provisions of this agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are necessary or advisable to evidence the assumption by the RG Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such RG Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of RG under this agreement; and

(b)	such transaction shall be upon such terms and conditions as to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the other parties hereunder or the holders of the Exchangeable Shares.

3.2	Vesting of Powers in Successor

Whenever the conditions of Section 3.1 have been duly observed and performed, the parties, if required by Section 3.1, shall execute and deliver the supplemental agreement provided for in Section 3.1(a) and thereupon the RG Successor and such other person that may then be the issuer of the RG Shares shall possess and from time to time may exercise each and every right and power of RG under this agreement in the name of RG or otherwise and any act or proceeding by any provision of this agreement required to be done or performed by the Board of Directors of RG or any officers of RG may be done and performed with like force and effect by the directors or officers of such RG Successor.

3.3	Wholly-Owned Subsidiaries

Nothing herein shall be construed as preventing (i) the amalgamation or merger of any wholly-owned direct or indirect subsidiary of RG with or into RG, (ii) the winding-up, liquidation or dissolution of any wholly-owned direct or indirect subsidiary of RG, provided that all of the assets of such subsidiary are transferred to RG or another wholly-owned direct or indirect subsidiary of RG, or (iii) any other distribution of the assets of any wholly-owned direct or indirect subsidiary of RG among the shareholders of such subsidiary for the purpose of winding up its affairs, and any such transactions are expressly permitted by this Article 3.

3.4	Successorship Transaction

Notwithstanding the foregoing provisions of Article 3, in the event of an RG Control Transaction:

(a)	in which RG merges or amalgamates with, or in which all or substantially all of the then outstanding RG Shares are acquired by, one or more other corporations to which RG is, immediately before such merger, amalgamation or acquisition, “related” within the meaning of the Tax Act (otherwise than by virtue of a right referred to in paragraph 251(5)(b) thereof);

(b)	which does not result in an acceleration of the Redemption Date in accordance with paragraph (b) of that definition; and

(c)	in which all or substantially all of the then outstanding RG Shares are converted into or exchanged for shares or rights to receive such shares (the “Other Shares”) or another corporation (the “Other Corporation”) that, immediately after such RG Control Transaction, owns or controls, directly or indirectly, RG;

then all references herein to “RG” shall thereafter be and be deemed to be references to “Other Corporation” and all references herein to “RG Shares” shall thereafter be and be deemed to be references to “Other Shares” (with appropriate adjustments if any, as are required to result in a holder of Exchangeable Shares on the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions or Article 5 of the Plan of Arrangement or exchange of such shares pursuant to the Voting and Exchange Trust Agreement immediately subsequent to the RG Control Transaction being entitled to receive that number of Other Shares equal to the number of Other Shares such holder of Exchangeable Shares would have received if the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions or Article 5 of the Plan of Arrangement, or exchange of such shares pursuant to the Voting and Exchange Trust Agreement had occurred immediately prior to the RG Control Transaction and the RG Control Transaction was completed) without any need to amend the terms and conditions of the Exchangeable Shares and without any further action required.

ARTICLE 4

GENERAL

4.1	Term

This agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any person other than RG and any of its affiliates.

4.2	Changes in Capital of RG and Canco

At all times after the occurrence of any event contemplated pursuant to Section 2.7 and Section 2.8 or otherwise, as a result of which either RG Shares or the Exchangeable Shares or both are in any way changed, this agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which RG Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.

4.3	Severability

If any term or other provision of this agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

4.4	Amendments, Modifications

(a)	Subject to Section 4.2, Section 4.3 and Section 4.5 this agreement may not be amended or modified except by an agreement in writing executed by Canco, Callco and RG and approved by the holders of the Exchangeable Shares in accordance with Section 11(2) of the Share Provisions.

(b)	No amendment or modification or waiver of any of the provisions of this agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto.

4.5	Ministerial Amendments

Notwithstanding the provisions of Section 4.4, the parties to this agreement may in writing at any time and from time to time, without the approval of the holders of the Exchangeable Shares, amend or modify this agreement for the purposes of:

(a)	adding to the covenants of any or all parties provided that the Board of Directors of each of Canco, Callco and RG shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares;

(b)	making such amendments or modifications not inconsistent with this agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Board of Directors of each of Canco, Callco and RG, it may be expedient to make, provided that each such Board of Directors shall be of the good faith opinion that such amendments or modifications will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares; or

(c)	making such changes or corrections which, on the advice of counsel to Canco, Callco and RG, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Boards of Directors of each of Canco, Callco and RG shall be of the good faith opinion that such changes or corrections will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares.

4.6	Meeting to Consider Amendments

Canco, at the request of RG, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval pursuant to Section 4.4. Any such meeting or meetings shall be called and held in accordance with the bylaws of Canco, the Share Provisions and all applicable laws.

4.7	Enurement

This agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns.

4.8	Notices to Parties

Any notice and other communications required or permitted to be given pursuant to this agreement shall be sufficiently given if delivered in person or if sent by facsimile transmission (provided such transmission is recorded as being transmitted successfully) to the parties at the following addresses:

(i)	In the case of RG, Canco or Callco to the following address:

Royal Gold, Inc.
Attn: Mr. Bruce Kirchhoff, Vice President and General Counsel
1660 Wynkoop Street
Suite 1000
Denver, Colorado 80102-1132

Tel: (303) 573-1660
Fax: (303) 573-9385

With a copy to (which shall not constitute notice):

McCarthy Tétrault LLP
Attn: Mr. Graham Gow
66 Wellington Street West
Suite 5300
Toronto-Dominion Bank Tower
Toronto, Ontario M5K 1E6

Tel: (416) 362-1812
Fax: (416) 868-0673

and:

Hogan & Hartson LLP
Attn: Mr. Paul Hilton
One Tabor Center, Suite 1500
1200 Seventeenth Street
Denver, Colorado 80202

Tel: (303) 899-7300
Fax: (303) 899-7333

or at such other address as the party to which such notice or other communication is to be given has last notified the party given the same in the manner provided in this section, and if not given the same shall be deemed to have been received on the date of such delivery or sending.

4.9	Counterparts

This agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

4.10	Jurisdiction

This agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. Each party hereto irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Ontario with respect to any matter arising hereunder or related hereto.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed as of the date first above written.

ROYAL GOLD, INC.

By:
Name:
Title:

[CALLCO]

By:
Name:
Title:

RG EXCHANGECO INC.

By:
Name:
Title:

SCHEDULE J

VOTING AND EXCHANGE TRUST AGREEMENT

MEMORANDUM OF AGREEMENT made as of the    ●     day of    ●    , 2010, between Royal Gold, Inc., a corporation existing under the laws of Delaware (hereinafter referred to as “RG”), RG Exchangeco Inc., a corporation existing under the laws of Canada (hereinafter referred to as “Canco”), and Computershare Trust Company of Canada, a trust company incorporated under the laws of Canada (hereinafter referred to as the “Trustee”).

RECITALS:

A	In connection with an amended and restated arrangement agreement (as further amended, supplemented and/or restated, the “Arrangement Agreement”) made as of January 15, 2010 between RG, Canco and IRC, the Exchangeable Shares are to be issued to certain holders of securities of IRC pursuant to the Plan of Arrangement contemplated in the Arrangement Agreement;

B	Pursuant to the Arrangement Agreement, RG and Canco are required to enter into this agreement.

In consideration of the foregoing and the mutual agreements contained herein (the receipt and sufficiency of which are acknowledged), the parties agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this agreement, each initially capitalized term used and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions (collectively, the “Share Provisions”) attaching to the Exchangeable Shares as set out in the articles of Canco and the following terms shall have the following meanings:

“Authorized Investments” means short term interest-bearing or discount debt obligations issued or guaranteed by the Government of Canada or any province thereof or a Canadian chartered bank (which may include an affiliate or related party of the Trustee), maturing not more than one year from the date of investment, provided that each such obligation is rated at least RI (middle) by DBRS Inc. or any equivalent rating by Canadian Bond Rating Service.

“Automatic Exchange Right” means the benefit of the obligation of RG to effect the automatic exchange of Exchangeable Shares for RG Shares pursuant to Section 5.12.

“Beneficiaries” means the registered holders from time to time of Exchangeable Shares, other than RG’s affiliates.

“Beneficiary Votes” has the meaning ascribed thereto in Section 4.2.

“Board of Directors” means the Board of Directors of Canco.

“Exchange Right” has the meaning ascribed thereto in Section 5.1.

“Exchangeable Shares” means the exchangeable shares in the capital of Canco as more particularly described in Appendix 1 to Schedule B.

“including” means “including without limitation” and “includes” means “includes without limitation”.

“Indemnified Parties” has the meaning ascribed thereto in Section 8.1.

“Insolvency Event” means (i) the institution by Canco of any proceeding to be adjudicated a bankrupt or insolvent or to be wound up, or the consent of Canco to the institution of bankruptcy, insolvency or winding-up proceedings against it, or (ii) the filing of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including the Companies Creditors’ Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and the failure by Canco to contest in good faith any such proceedings commenced in respect of Canco within 30 days of becoming aware thereof, or the consent by Canco to the filing of any such petition or to the appointment of a receiver, or (iii) the making by Canco of a general assignment for the benefit of creditors, or the admission in writing by Canco of its inability to pay its debts generally as they become due, or (iv) Canco not being permitted, pursuant to solvency requirements of applicable law, to redeem any Retracted Shares pursuant to Section 10(2) of the Share Provisions.

“Liquidation Event” has the meaning ascribed thereto in Section 5.12(2).

“Liquidation Event Effective Date” has the meaning ascribed thereto in Section 5.12(3).

“List” has the meaning ascribed thereto in Section 4.6.

“Officer’s Certificate” means, with respect to RG or Canco, as the case may be, a certificate signed by any officer or director of RG or Canco, as the case may be.

“RG Meeting” has the meaning ascribed thereto in Section 4.2.

“RG Special Voting Share” means the special voting share in the capital of RG which entitles the holder of record to a number of votes at meetings of holders of RG Shares equal to the number of Exchangeable Shares outstanding from time to time (excluding Exchangeable Shares held by RG and affiliates of RG), which share is to be issued to and voted by, the Trustee as described herein.

“RG Successor” has the meaning ascribed thereto in Section 10.1(a).

“Support Agreement” means that certain support agreement of even date between Canco, Callco and RG in the form of Schedule I to the Arrangement Agreement, as amended in accordance with the terms of the Support Agreement.

“Trust” means the trust created by this agreement.

“Trust Estate” means the RG Special Voting Share, any other securities, the Automatic Exchange Right, the Exchange Right and any money or other property which may be held by the Trustee from time to time pursuant to this agreement.

“Trustee” means Computershare Trust Company of Canada and, subject to the provisions of Article 9, includes any successor trustee.

“Voting Rights” means the voting rights attached to the RG Special Voting Share.

1.2	Interpretation Not Affected by Headings, etc.

The division of this agreement into Articles, sections and other portions and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this agreement. Unless otherwise specified, references to an “Article” or “section” refer to the specified Article or section of this agreement.

1.3	Number, Gender, etc.

Words importing the singular number only shall include the plural and vice versa. Words importing any gender shall include all genders.

1.4	Date for any Action

If any date on which any action is required to be taken under this agreement is not a business day, such action shall be required to be taken on the next succeeding business day.

ARTICLE 2

PURPOSE OF AGREEMENT

2.1	Establishment of Trust

The purpose of this agreement is to create the Trust for the benefit of the Beneficiaries as herein provided. RG, as the settlor of the Trust, hereby appoints the Trustee as trustee of the Trust. The delivery by RG of $1.00 for the purpose of settling the Trust is hereby acknowledged by the Trustee. The Trustee shall hold the RG Special Voting Share in order to enable the Trustee to exercise the Voting Rights and shall hold the Automatic Exchange Right and the Exchange Right in order to enable the Trustee to exercise such rights, in each case as trustee for and on behalf of the Beneficiaries as provided in this agreement.

ARTICLE 3

RG SPECIAL VOTING SHARE

3.1	Issue and Ownership of the RG Special Voting Share

Immediately following execution of this agreement, RG shall issue to the Trustee the RG Special Voting Share (and shall deliver the certificate representing such share to the Trustee) to be hereafter held of record by the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries and in accordance with the provisions of this agreement. RG hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Beneficiaries of $1.00 and other good and valuable consideration (and the adequacy thereof) for the issuance of the RG Special Voting Share by RG to the Trustee. During the term of the Trust and subject to the terms and conditions of this agreement, the Trustee shall possess and be vested with full legal ownership of the RG Special Voting Share and shall be entitled to exercise all of the rights and powers of an owner with respect to the RG Special Voting Share provided that the Trustee shall:

(a)	hold the RG Special Voting Share and the legal title thereto as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this agreement; and

(b)	except as specifically authorized by this agreement, have no power or authority to sell, transfer, vote or otherwise deal in or with the RG Special Voting Share and the RG Special Voting Share shall not be used or disposed of by the Trustee for any purpose other than the purposes for which this Trust is created pursuant to this agreement.

3.2	Legended Share Certificates

Canco shall cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Beneficiaries of their right to instruct the Trustee with respect to the exercise of the portion of the Voting Rights in respect of the Exchangeable Shares of the Beneficiaries.

3.3	Safe Keeping of Certificate

The certificate representing the RG Special Voting Share shall at all times be held in safe keeping by the Trustee or its duly authorized agent.

ARTICLE 4

EXERCISE OF VOTING RIGHTS

4.1	Voting Rights

The Trustee, as the holder of record of the RG Special Voting Share, shall be entitled to all of the Voting Rights, including the right to vote in person or by proxy attaching to the RG Special Voting Share on any matters, questions, proposals or propositions whatsoever that may properly come before the shareholders of RG at an RG Meeting. The Voting Rights shall be and remain vested in and exercised by the Trustee subject to the terms of this agreement. Subject to Section 6.15:

(a)	the Trustee shall exercise the Voting Rights only on the basis of instructions received pursuant to this Article 4 from Beneficiaries on the record date established by RG or by applicable law for such RG Meeting or RG Consent who are entitled to instruct the Trustee as to the voting thereof; and

(b)	to the extent that no instructions are received from a Beneficiary with respect to the Voting Rights to which such Beneficiary is entitled, the Trustee shall not exercise or permit the exercise of such Voting Rights.

4.2	Number of Votes

(1)	With respect to all meetings of shareholders of RG at which holders of RG Shares are entitled to vote (each, an “RG Meeting”) and with respect to all written consents sought from shareholders of RG, including holders of the RG Shares (each, an “RG Consent”), each Beneficiary shall be entitled to instruct the Trustee to cast and exercise for each Exchangeable Share owned of record by a Beneficiary on the record date established by RG or by applicable law for such RG Meeting or RG Consent, as the case may be (collectively, the “Beneficiary Votes”), in respect of each matter, question, proposal or proposition to be voted on at such RG Meeting or consented to in connection with such RG Consent, a pro rata number of Voting Rights determined by reference to the total number of outstanding

Exchangeable Shares not owned by RG and its affiliates on the record date established by RG or by applicable law for such RG Meeting or RG Consent.

(2)	The aggregate Voting Rights on a poll at an RG Meeting shall consist of a number of votes equal to one vote per outstanding Exchangeable Share from time to time not owned by RG and its affiliates on the record date established by RG or by applicable law for such RG Meeting or RG Consent, and for which the Trustee has received voting instructions from the Beneficiary. Pursuant to the terms of the Special Voting Share, the Trustee or its proxy is entitled on a vote on a show of hands to one vote in addition to any votes which may be cast by a Beneficiary (or its nominee) on a show of hands as proxy for the Trustee. Any Beneficiary who chooses to attend an RG Meeting in person, and who is entitled to vote in accordance with Section 4.8(2), shall be entitled to one vote on a show of hands.

4.3	Mailings to Shareholders

(1)	With respect to each RG Meeting, the Trustee shall use its reasonable efforts promptly to mail or cause to be mailed (or otherwise communicate in the same manner as RG utilizes in communications to holders of RG Shares subject to applicable regulatory requirements and provided that such manner of communications is reasonably available to the Trustee) to each of the Beneficiaries named in the List, such mailing or communication to commence wherever practicable on the same day as the mailing or notice (or other communication) with respect thereto is commenced by RG to its shareholders:

(a)	a copy of such notice, together with any related materials, including any circular or information statement or listing particulars, to be provided to shareholders of RG;

(b)	a statement that such Beneficiary is entitled to instruct the Trustee as to the exercise of the Beneficiary Votes with respect to such RG Meeting or, pursuant to Section 4.7, to attend such RG Meeting and to exercise personally the Beneficiary Votes thereat;

(c)	a statement as to the manner in which such instructions may be given to the Trustee, including an express indication that instructions may be given to the Trustee to give:

(i)	a proxy to such Beneficiary or his, her or its designee to exercise personally the Beneficiary Votes; or

(ii)	a proxy to a designated agent or other representative of RG to exercise such Beneficiary Votes;

(d)	a statement that if no such instructions are received from the Beneficiary, the Beneficiary Votes to which such Beneficiary is entitled will not be exercised;

(e)	a form of direction whereby the Beneficiary may so direct and instruct the Trustee as contemplated herein; and

(f)	a statement of the time and date by which such instructions must be received by the Trustee in order to be binding upon it, which in the case of an RG Meeting shall not be earlier than the close of business on the fourth business day prior to such meeting, and of the method for revoking or amending such instructions.

(2)	The materials referred to in this Section 4.3 shall be provided to the Trustee by RG, and the materials referred to in Section 4.3(1)(c), Section 4.3(1)(e) and Section 4.3(1)(f) shall (if reasonably practicable to do so) be subject to reasonable comment by the Trustee in a timely manner. Subject to the foregoing, RG shall ensure that the materials to be provided to the Trustee are provided in sufficient time to permit the Trustee to comment as aforesaid and to send all materials to each Beneficiary at the same time as such materials are first sent to holders of RG Shares. RG agrees not to communicate with holders of RG Shares with respect to the materials referred to in this Section 4.3 otherwise than by mail unless such method of communication is also reasonably available to the Trustee for communication with the Beneficiaries. Notwithstanding the foregoing, RG may at its option exercise the duties of the Trustee to deliver copies of all materials to all Beneficiaries as required by this Section 4.3 so long as in each case RG delivers a certificate to the Trustee stating that RG has undertaken to perform the obligations set forth in this Section 4.3.

(3)	For the purpose of determining Beneficiary Votes to which a Beneficiary is entitled in respect of any RG Meeting, the number of Exchangeable Shares owned of record by the Beneficiary shall be determined at the close of business on the record date established by RG or by applicable law for purposes of determining shareholders entitled to vote at such RG Meeting. RG shall notify the Trustee of any decision of the board of directors of RG with respect to the calling of any RG Meeting and shall provide all necessary information and materials to the Trustee in each case promptly and in any event in sufficient time to enable the Trustee to perform its obligations contemplated by this Section 4.3.

4.4	Copies of Shareholder Information

RG shall deliver to the Trustee copies of all proxy materials (including notices of RG Meetings but excluding proxies to vote RG Shares), information statements, reports (including all interim and annual financial statements) and other written communications that, in each case, are to be distributed by RG from time to time to holders of RG Shares in sufficient quantities and in sufficient time so as to enable the Trustee to send or cause to send those materials to each Beneficiary at the same time as such materials are first sent to holders of RG Shares. The Trustee shall mail or otherwise send to each Beneficiary, at the expense of RG, copies of all such materials (and all materials specifically directed to the Beneficiaries or to the Trustee for the benefit of the Beneficiaries by RG) received by the Trustee from RG contemporaneously with the sending of such materials to holders of RG Shares. The Trustee shall also make available for inspection by any Beneficiary at the Trustee’s principal office in Calgary all proxy materials, information statements, reports and other written communications that are:

(a)	received by the Trustee as the registered holder of the RG Special Voting Share and made available by RG generally to the holders of RG Shares; or

(b)	specifically directed to the Beneficiaries or to the Trustee for the benefit of the Beneficiaries by RG.

Notwithstanding the foregoing, RG at its option may exercise the duties of the Trustee to deliver copies of all such materials to each Beneficiary as required by this Section 4.4 so long as in each case RG delivers a certificate to the Trustee stating that RG has undertaken to perform the obligations set forth in this Section 4.4.

4.5	Other Materials

As soon as reasonably practicable after receipt by RG or shareholders of RG (if such receipt is known by RG) of any material sent or given by or on behalf of a third party to holders of RG Shares generally, including dissident proxy and information circulars (and related information and material) and take-over bid and securities exchange take-over bid circulars (and related information and material), provided such material has not been sent to the Beneficiaries by or on behalf of such third party, RG shall use its reasonable efforts to obtain and deliver to the Trustee copies thereof in sufficient quantities so as to enable the Trustee to forward such material (unless the same has been provided directly to Beneficiaries by such third party) to each Beneficiary as soon as possible thereafter. As soon as reasonably practicable after receipt thereof, the Trustee shall mail or otherwise send to each Beneficiary, at the expense of RG, copies of all such materials received by the Trustee from RG. The Trustee shall also make available for inspection by any Beneficiary at the Trustee’s principal office in Toronto copies of all such materials. Notwithstanding the foregoing, RG at its option may exercise the duties of the Trustee to deliver copies of all such materials to each Beneficiary as required by this Section 4.5 so long as in each case RG delivers a certificate to the Trustee stating that RG has undertaken to perform the obligations set forth in this Section 4.5.

4.6	List of Persons Entitled to Vote

Canco shall, (a) prior to each annual, general and extraordinary RG Meeting and (b) forthwith upon each request made at any time by the Trustee in writing, prepare or cause to be prepared a list (a “List”) of the names and addresses of the Beneficiaries arranged in alphabetical order and showing the number of Exchangeable Shares held of record by each such Beneficiary, in each case at the close of business on the date specified by the Trustee in such request or, in the case of a List prepared in connection with an RG Meeting, at the close of business on the record date established by RG or pursuant to applicable law for determining the holders of RG Shares entitled to receive notice of and/or to vote at such RG Meeting. Each such List shall be delivered to the Trustee promptly after receipt by Canco of such request or the record date for such meeting and in any event within sufficient time as to permit the Trustee to perform its obligations under this agreement. RG agrees to give Canco notice (with a copy to the Trustee) of the calling of any RG Meeting, together with the record date therefor, sufficiently prior to the date of the calling of such meeting so as to enable Canco to perform its obligations under this Section 4.6.

4.7	Entitlement to Direct Votes

Subject to Section 4.8 and Section 4.11, any Beneficiary named in a List prepared in connection with any RG Meeting shall be entitled (a) to instruct the Trustee in the manner described in Section 4.3 with respect to the exercise of the Beneficiary Votes to which such Beneficiary is entitled or (b) to attend such meeting and personally exercise thereat, as the proxy of the Trustee, the Beneficiary Votes to which such Beneficiary is entitled.

4.8	Voting by Trustee and Attendance of Trustee Representative at Meeting

(1)	In connection with each RG Meeting, the Trustee shall exercise, either in person or by proxy, in accordance with the instructions received from a Beneficiary pursuant to Section 4.3, the Beneficiary Votes as to which such Beneficiary is entitled to direct the vote (or any lesser number thereof as may be set forth in the instructions) other than any Beneficiary Votes that are the subject of Section 4.8(2); provided, however, that such written instructions are received by the Trustee from the Beneficiary prior to the time and date fixed by the Trustee for receipt of such instruction in the notice given by the Trustee to the Beneficiary pursuant to Section 4.3.

(2)	The Trustee shall cause a representative who is empowered by it to sign and deliver, on behalf of the Trustee, proxies for Voting Rights to attend each RG Meeting. Upon submission by a Beneficiary (or its designee) named in the List prepared in connection with the relevant meeting of identification satisfactory to the Trustee’s representative, and at the Beneficiary’s request, such representative shall sign and deliver to such Beneficiary (or its designee) a proxy to exercise personally the Beneficiary Votes as to which such Beneficiary is otherwise entitled hereunder to direct the vote, if such Beneficiary either (i) has not previously given the Trustee instructions pursuant to Section 4.3 in respect of such meeting or (ii) submits to such representative written revocation of any such previous instructions. At such meeting, the Beneficiary (or its designee) exercising such Beneficiary Votes in accordance with such proxy shall have the same rights in respect of such Beneficiary Votes as the Trustee to speak at the meeting in favour of any matter, question, proposal or proposition, to vote by way of ballot at the meeting in respect of any matter, question, proposal or proposition, and to vote at such meeting by way of a show of hands in respect of any matter, question or proposition.

4.9	Distribution of Written Materials

Any written materials distributed by the Trustee pursuant to this agreement shall be sent by mail (or otherwise communicated in the same manner as RG utilizes in communications to holders of RG Shares subject to applicable regulatory requirements and provided such manner of communications is reasonably available to the Trustee) to each Beneficiary at its address as shown on the books of Canco. RG agrees not to communicate with holders of RG Shares with respect to such written materials otherwise than by mail unless such method of communication is also reasonably available to the Trustee for communication with the Beneficiaries. Canco shall provide or cause to be provided to the Trustee for purposes of communication, on a timely basis and without charge or other expense:

(a)	a current List; and

(b)	upon the request of the Trustee, mailing labels to enable the Trustee to carry out its duties under this agreement.

Canco’s obligations under this Section 4.9 shall be deemed satisfied to the extent RG exercises its option to perform the duties of the Trustee to deliver copies of materials to each Beneficiary and Canco provides the required information and materials to RG.

4.10	Termination of Voting Rights

All of the rights of a Beneficiary with respect to the Beneficiary Votes exercisable in respect of the Exchangeable Shares held by such Beneficiary, including the right to instruct the Trustee as to the voting of or to vote personally such Beneficiary Votes, shall be deemed to be surrendered by the Beneficiary to RG, as the case may be, and such Beneficiary Votes and the Voting Rights represented thereby shall cease immediately upon (i) the delivery by such holder to the Trustee of the certificates representing such Exchangeable Shares in connection with the occurrence of the automatic exchange of Exchangeable Shares for RG Shares, as specified in Article 5 (unless RG shall not have delivered the requisite RG Shares issuable in exchange therefor to the Trustee pending delivery to the Beneficiaries), or (ii) the retraction or redemption of Exchangeable Shares pursuant to Section 6 or 7 of the Share Provisions, or (iii) the effective date of the liquidation, dissolution or winding-up of Canco pursuant to Section 5 of the Share Provisions, or (iv) the purchase of Exchangeable Shares from the holder thereof by Callco pursuant to the exercise by Callco of the Retraction Call Right, the Redemption Call Right or the Liquidation Call Right, or upon the purchase of Exchangeable Shares form the holders thereof by RG or Callco pursuant to the exercise by RG or Callco of the Change of Law Call Right (as defined in the Plan of Arrangement).

4.11	Disclosure of Interest in Exchangeable Shares

The Trustee and/or Canco shall be entitled to require any Beneficiary or any person who the Trustee and/or Canco know or have reasonable cause to believe to hold any interest whatsoever in an Exchangeable Share to confirm that fact or to give such details as to whom has an interest in such Exchangeable Share as would be required (if the Exchangeable Shares were a class of “voting or equity securities” of Canco) under section 102.1 of the Securities Act (Ontario), as amended from time to time, or as would be required under the articles of RG or any laws or regulations, or pursuant to the rules or regulations of any Agency, if the Exchangeable Shares were RG Shares. If a Beneficiary does not provide the information required to be provided by such Beneficiary pursuant to this Section 4.11, the board of directors of RG may take any action permitted under the articles of RG or any laws or regulations, or pursuant to the rules or regulations of any Agency, with respect to the Voting Rights relating to the Exchangeable Shares held by such Beneficiary.

ARTICLE 5

EXCHANGE AND AUTOMATIC EXCHANGE

5.1	Grant of Exchange Right and Automatic Exchange Right

(1)	RG hereby grants to Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries the right (the “Exchange Right”), upon the occurrence and during the continuance of an Insolvency Event, to require RG to purchase from each or any Beneficiary all or any part of the Exchangeable Shares held by such Beneficiary and the Automatic Exchange Right, all in accordance with the provisions of this agreement. RG hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Beneficiaries of good and valuable consideration (and the adequacy thereof) for the grant of the Exchange Right and the Automatic Exchange Right by RG to the Trustee.

(2)	During the term of the Trust and subject to the terms and conditions of this agreement, the Trustee shall possess and be vested with full legal ownership of the Automatic Exchange Right and the Exchange Right and shall be entitled to exercise all of the rights and powers of an owner with respect to the Automatic Exchange Right and the Exchange Right, provided that the Trustee shall:

(a)	hold the Automatic Exchange Right and the Exchange Right and the legal title thereto as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this agreement; and

(b)	except as specifically authorized by this agreement, have no power or authority to exercise or otherwise deal in or with the Automatic Exchange Right or the Exchange Right, and the Trustee shall not exercise any such rights for any purpose other than the purposes for which the Trust is created pursuant to this agreement.

(3)	The obligations of RG to issue RG Shares pursuant to the Automatic Exchange Right or the Exchange Right are subject to all applicable laws and regulatory or stock exchange requirements.

5.2	Legended Share Certificates

Canco shall cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Beneficiaries of:

(a)	their right to instruct the Trustee with respect to the exercise of the Exchange Right in respect of the Exchangeable Shares held by a Beneficiary; and

(b)	the Automatic Exchange Right.

5.3	General Exercise of Exchange Right

The Exchange Right shall be and remain vested in and exercisable by Trustee. Subject to Section 6.15, the Trustee shall exercise the Exchange Right only on the basis of instructions received pursuant to this Article 5 from Beneficiaries entitled to instruct the Trustee as to the exercise thereof. To the extent that no instructions are received from a Beneficiary with respect to the Exchange Right, the Trustee shall not exercise or permit the exercise of the Exchange Right.

5.4	Purchase Price

The purchase price payable by RG for each Exchangeable Share to be purchased by RG under the Exchange Right shall be an amount per share equal to (i) the Current Market Price of an RG Share on the day before the exchange, which shall be satisfied in full by RG issuing to the Beneficiary one RG Share, plus (ii) an additional amount equal to the full amount of all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the date of the exchange. In connection with each exercise of the Exchange Right, RG shall provide to the Trustee an Officer’s Certificate setting forth the calculation of the purchase price for each Exchangeable Share.

5.5	Exercise Instructions

Subject to the terms and conditions set forth herein, a Beneficiary shall be entitled upon the occurrence and during the continuance of an Insolvency Event, to instruct the Trustee to exercise the Exchange Right with respect to all or any part of the Exchangeable Shares registered in the name of such Beneficiary on the books of Canco. To cause the exercise of the Exchange Right by the Trustee, the Beneficiary shall deliver to the Trustee, in person or by certified or registered mail, at its principal office in Calgary or at such other place as the Trustee may from time to designate by written notice to the Beneficiaries, the certificates representing the Exchangeable Shares which such Beneficiary desires RG to purchase, duly endorsed in blank for transfer, and accompanied by such other documents and instruments as the Trustee, RG and Canco may reasonably require together with (a) a duly completed form of notice of exercise of the Exchange Right, contained on the reverse of or attached to the Exchangeable Share certificates, stating (i) that the Beneficiary thereby instructs the Trustee to exercise the Exchange Right so as to require RG to purchase from the Beneficiary the number of Exchangeable Shares specified therein, (ii) that such Beneficiary has good title to and owns all such Exchangeable Shares to be acquired by RG free and clear of all liens, claims, security interests and encumbrances, (iii) the names in which the certificates representing RG Shares issuable in connection with the exercise of the Exchange Right are to be issued, and (iv) the names and addresses of the persons to whom such new certificates should be delivered, and (b) payment (or evidence satisfactory to the Trustee, RG and Canco of payment) of the taxes (if any) payable as contemplated by Section 5.7 of this agreement. If only a part of the Exchangeable Shares represented by any certificate or certificates delivered to the Trustee are to be purchased by RG under the Exchange Right, a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of Canco.

5.6	Delivery of RG Shares; Effect of Exercise

Promptly after the receipt by the Trustee of the certificates representing the Exchangeable Shares which the Beneficiary desires RG to purchase under the Exchange Right, together with such documents and instruments of transfer and a duly completed form of notice of exercise of the Exchange Right (and payment of taxes, if any payable as contemplated by Section 5.7 or evidence thereof), duly endorsed for transfer to RG, the Trustee shall notify RG and Canco of its receipt of the same, which notice to RG and Canco shall constitute exercise of the Exchange Right by the Trustee on behalf of the Beneficiary in respect of such Exchangeable Shares, and RG shall promptly thereafter deliver or cause to be delivered to the Trustee, for delivery to the Beneficiary in respect of such Exchangeable Shares (or to such other persons, if any, properly designated by such Beneficiary) the Exchangeable Share Consideration deliverable in connection with the exercise of the Exchange Right; provided, however, that no such delivery shall be made unless and until the Beneficiary requesting the same shall have paid (or provided evidence satisfactory to the Trustee, Canco and RG of the payment of) the taxes (if any) payable as contemplated by Section 5.7 of this agreement. Immediately upon the giving of notice by the Trustee to RG and Canco of the exercise of the Exchange Right, as provided in this Section 5.6, the closing of the transaction of purchase and sale contemplated by the Exchange Right shall be deemed to have occurred, and the Beneficiary of such Exchangeable Shares shall be deemed to have transferred to RG all of such Beneficiary’s right, title and interest in and to such Exchangeable Shares and in the related interest in the Trust Estate and shall cease to be a holder of such Exchangeable Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive his proportionate part of the total Exchangeable Share Consideration therefor, unless such Exchangeable Share Consideration is not delivered by RG to the Trustee for delivery to such Beneficiary (or to such other person, if any, properly designated by such Beneficiary) within three business days of the date of the giving of such notice by the Trustee, in which case the rights of the Beneficiary shall remain unaffected until such Exchangeable Share Consideration is delivered by RG and any cheque included therein is paid. Upon delivery of such Exchangeable Share Consideration to the Trustee, the Trustee shall promptly deliver such Exchangeable Share Consideration to such Beneficiary (or to such other person, if any, properly designated by such Beneficiary). Concurrently with such Beneficiary ceasing to be a holder of Exchangeable Shares, the Beneficiary shall be considered and deemed for all purposes to be the holder of the RG Shares delivered to it pursuant to the Exchange Right.

5.7	Stamp or Other Transfer Taxes

Upon any sale of Exchangeable Shares to RG pursuant to the Exchange Right or the Automatic Exchange Right, the share certificate or certificates representing RG Shares to be delivered in connection with the payment of the purchase price therefor shall be issued in the name of the Beneficiary in respect of the Exchangeable Shares so sold or in such names as such Beneficiary may otherwise direct in writing without charge to the holder of the Exchangeable Shares so sold; provided, however, that such Beneficiary (a) shall pay (and none of RG, Canco or the Trustee shall be required to pay) any documentary, stamp, transfer of other taxes that may be payable in respect of any transfer involved in the issuance or delivery of such shares to a person other than such Beneficiary or (b) shall have evidenced to the satisfaction of RG that such taxes, if any, have been paid.

5.8	Notice of Insolvency Event

As soon as practicable following the occurrence of an Insolvency Event or any event that with the giving of notice or the passage of time or both would be an Insolvency Event, Canco and RG shall give written notice thereof to the Trustee. As soon as practicable following the receipt of notice from Canco and RG of the occurrence of an Insolvency Event, or upon the Trustee becoming aware of an Insolvency Event, the Trustee shall mail to each Beneficiary, at the expense of RG (such funds to be received in advance), a notice of such Insolvency Event in the form provided by RG, which notice shall contain a brief statement of the rights of the Beneficiaries with respect to the Exchange Right.

5.9	Failure to Retract

Upon the occurrence of an event referred to in paragraph (iv) of the definition of Insolvency Event, Canco hereby agrees with the Trustee and in favour of the Beneficiary promptly to forward or cause to be forwarded to the Trustee all relevant materials delivered by the Beneficiary to Canco or to the transfer agent of the Exchangeable Shares (including a copy of the retraction request delivered pursuant to Section 6(1) of the Share Provisions) in connection with such proposed redemption of the Retracted Shares.

5.10	Listing of RG Shares

RG covenants that if any RG Shares to be issued and delivered pursuant to the Automatic Exchange Right or the Exchange Right require registration or qualification with or approval of or the filing of any document, including any prospectus or similar document, or the taking of any proceeding with or the obtaining of any order, ruling or consent from any Agency under any United States or Canadian federal, provincial or territorial law or regulation or pursuant to the rules and regulations of any Agency or the fulfillment of any other United States or Canadian legal requirement before such shares may be issued and delivered by RG to the initial holder thereof or in order that such shares may be freely traded (other than any restrictions of general application on transfer by reason of a holder being a “control person” or the equivalent of RG for purposes of Canadian securities Law or any United States equivalent), RG shall use its commercially reasonable efforts (which, for greater certainty, shall not require RG to consent to a term or condition of an approval or consent which RG reasonably determines could have a materially adverse effect on RG or its subsidiaries) to cause such RG Shares (or such other shares or securities) to be and remain duly registered, qualified or approved. RG shall use its commercially reasonable efforts (which, for greater certainty, shall not require RG to consent to a term or condition of an approval or consent which RG reasonably determines could have a materially adverse effect on RG or its subsidiaries) to cause all RG Shares (or such other shares or securities) to be delivered pursuant to the Automatic Exchange Right or the Exchange Right to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding RG Shares have been listed by RG and remain listed and are quoted or posted for trading at such time.

5.11	RG Shares

RG hereby represents, warrants and covenants that the RG Shares issuable as described herein will be duly authorized and validly issued as fully paid and shall be free and clear of any lien, claim or encumbrance.

5.12	Automatic Exchange on Liquidation of RG

(1)	RG shall give the Trustee written notice of each of the following events at the time set forth below:

(a)	in the event of any determination by the board of directors of RG to institute voluntary liquidation, dissolution or winding-up proceedings with respect to RG or to effect any other distribution of assets of RG among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution; and

(b)	as soon as practicable following the earlier of (A) receipt by RG of notice of, and (B) RG otherwise becoming aware of any instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of RG or to effect any other distribution of assets of RG among its shareholders for the purpose of winding up its affairs, in each case where RG has failed to contest in good faith any such proceeding commenced in respect of RG within 30 days of becoming aware thereof.

(2)	As soon as practicable following receipt by the Trustee from RG of notice of any event (a “Liquidation Event”) contemplated by Section 5.12(1)(a) or Section 5.12(1)(b), the Trustee shall give notice thereof to the Beneficiaries. Such notice shall be provided to the Trustee by RG and shall include a brief description of the automatic exchange of Exchangeable Shares for RG Shares provided for in Section 5.12(3).

(3)	In order that the Beneficiaries will be able to participate on a pro rata basis with the holders of RG Shares in the distribution of assets of RG in connection with a Liquidation Event, immediately prior to the effective date (the “Liquidation Event Effective Date”) of a Liquidation Event, all of the then outstanding Exchangeable Shares shall be automatically exchanged for RG Shares. To effect such automatic exchange, RG shall purchase each Exchangeable Share outstanding immediately prior to the Liquidation Event Effective Date and held by Beneficiaries, and each Beneficiary shall sell the Exchangeable Shares held by it at such time, free and clear of any lien, claim or encumbrance, for a purchase price per share equal to (i) the Current Market Price of an RG Share on the day prior to the Liquidation Event Effective Date, which shall be satisfied in full by RG issuing to the Beneficiary one RG Share, plus (ii) an additional amount equal to the full amount of all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the date of the exchange. RG shall provide the Trustee with an Officer’s Certificate in connection with each automatic exchange setting forth the calculation of the purchase price for each Exchangeable Share. Upon payment by RG of such purchase price, the relevant Beneficiary shall cease to have any right to be paid by Canco any amount in respect of declared and unpaid dividends on each Exchangeable Share.

(4)	The closing of the transaction of purchase and sale contemplated by the automatic exchange of Exchangeable Shares for RG Shares shall be deemed to have occurred immediately prior to the Liquidation Event Effective Date, and each Beneficiary shall be deemed to have transferred to RG all of the Beneficiary’s right, title and interest in and to such Beneficiary’s Exchangeable Shares free and clear of any lien, claim or encumbrance and the related interest in the Trust Estate and each such Beneficiary shall cease to be a holder of such Exchangeable Shares and RG shall issue to the Beneficiary the RG Shares issuable upon the automatic exchange of Exchangeable Shares for RG Shares and on the applicable payment date shall deliver to the Trustee for delivery to the Beneficiary a cheque for the balance, if any, of the purchase price for such Exchangeable Shares, without interest, in each case less any amounts withheld pursuant to Section 5.13. Concurrently with such Beneficiary ceasing to be a holder of Exchangeable Shares, the Beneficiary shall become the holder of the RG Shares issued pursuant to the automatic exchange of such Beneficiary’s Exchangeable Shares for RG Shares and the certificates held by the Beneficiary previously representing the Exchangeable Shares exchanged by the Beneficiary with RG pursuant to such automatic exchange shall thereafter be deemed to represent RG Shares issued to the Beneficiary by RG pursuant to such automatic exchange. Upon the request of a Beneficiary and the surrender by the Beneficiary of Exchangeable Share certificates deemed to represent RG Shares, duly endorsed in blank and accompanied by such instruments of transfer as RG may reasonably require, RG shall deliver or cause to be delivered to the Beneficiary certificates representing the RG Shares of which the Beneficiary is the holder.

5.13	Withholding Rights

RG, Canco and the Trustee shall be entitled to deduct and withhold from any dividend, distribution, price or other consideration otherwise payable under this agreement to any holder of Exchangeable Shares or RG Shares such amounts as RG, Canco or the Trustee is required to deduct and withhold with respect to such payment under the Income Tax Act (Canada) or United States tax Laws or any provision of provincial, state, local or foreign tax Law, in each case as amended or succeeded. The Trustee may act and rely on the advice of counsel with respect to such matters. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing Agency. To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, RG, Canco and the Trustee are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to RG, Canco or the Trustee, as the case may be, to enable it to comply with such deduction or withholding requirement and RG, Canco or the Trustee shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale.

ARTICLE 6

CONCERNING THE TRUSTEE

6.1	Powers and Duties of the Trustee

(1)	The rights, powers, duties and authorities of the Trustee under this agreement, in its capacity as Trustee of the Trust, shall include:

(a)	receipt and deposit of the RG Special Voting Share from RG as Trustee for and on behalf of the Beneficiaries in accordance with the provisions of this agreement;

(b)	granting proxies and distributing materials to Beneficiaries as provided in this agreement;

(c)	voting the Beneficiary Votes in accordance with the provisions of this agreement;

(d)	receiving the grant of the Automatic Exchange Right and the Exchange Right from RG as Trustee for and on behalf of the Beneficiaries in accordance with the provisions of this agreement;

(e)	enforcing the benefit of the Automatic Exchange Right and the Exchange Right, in each case in accordance with the provisions of this agreement, and in connection therewith receiving from Beneficiaries Exchangeable Shares and other requisite documents and distributing to such Beneficiaries RG Shares and cheques, if any, to which such Beneficiaries are entitled pursuant to the Automatic Exchange Right or the Exchange Right, as the case may be;

(f)	holding title to the Trust Estate;

(g)	investing any moneys forming, from time to time, a part of the Trust Estate as provided in this agreement;

(h)	taking action at the direction of a Beneficiary or Beneficiaries to enforce the obligations of RG and Canco under this agreement; and

(i)	taking such other actions and doing such other things as are specifically provided in this agreement to be carried out by the Trustee whether alone, jointly or in the alternative.

(2)	In the exercise of such rights, powers, duties and authorities the Trustee shall have (and is granted) such incidental and additional rights, powers, duties and authority not in conflict with any of the provisions of this agreement as the Trustee, acting in good faith and in the reasonable exercise of its discretion, may deem necessary, appropriate or desirable to effect the purpose of the Trust. Any exercise of such discretionary rights, powers, duties and authorities by the Trustee shall be final, conclusive and binding upon all persons.

(3)	The Trustee in exercising its rights, powers, duties and authorities hereunder shall act honestly and in good faith and with a view to the best interests of the Beneficiaries and shall exercise the care, diligence and skill that a reasonably prudent trustee would exercise in comparable circumstances.

(4)	The Trustee shall not be bound to give notice or do or take any act, action or proceeding by virtue of the powers conferred on it hereby unless and until it shall be specifically required to do so under the terms hereof; nor shall the Trustee be required to take any notice of, or to do, or to take any act, action or proceeding as a result of any default or breach of any provision hereunder, unless and until notified in writing of such default or breach, which notices shall distinctly specify the default or breach desired to be brought to the attention of the Trustee, and in the absence of such notice the Trustee may for all purposes of this agreement conclusively assume that no default or breach has been made in the observance or performance of any of the representations, warranties, covenants, agreements or conditions contained herein.

6.2	No Conflict of Interest

The Trustee represents to RG and Canco that at the date of execution and delivery of this agreement there exists no material conflict of interest in the role of the Trustee as a fiduciary hereunder and the role of the Trustee in any other capacity. The Trustee shall, within 90 days after it becomes aware that such material conflict of interest exists, either eliminate such material conflict of interest or resign in the manner and with the effect specified in Article 9. If, notwithstanding the foregoing provisions of this Section 6.2, the Trustee has such a material conflict of interest, the validity and enforceability of this agreement shall not be affected in any manner whatsoever by reason only of the existence of such material conflict of interest. If the Trustee contravenes the foregoing provisions of this Section 6.2, any interested party may apply to the Superior Court of Justice (Ontario) for an order that the Trustee be replaced as Trustee hereunder.

6.3	Dealings with Transfer Agents, Registrars, etc.

(1)	Each of RG and Canco irrevocably authorizes the Trustee, from time to time, to:

(a)	consult, communicate and otherwise deal with the respective registrars and transfer agents, and with any such subsequent registrar or transfer agent, of the Exchangeable Shares and RG Shares; and

(b)	requisition, from time to time, (i) from any such registrar or transfer agent any information readily available from the records maintained by it which the Trustee may reasonably require for the discharge of its duties and responsibilities under this agreement and (ii) from the transfer agent of RG Shares, and any subsequent transfer agent of such shares, the share certificates issuable upon the exercise from time to time of the Automatic Exchange Right and pursuant to the Exchange Right.

(2)	RG and Canco shall irrevocably authorize their respective registrars and transfer agents to comply with all such requests. RG covenants that it shall supply its transfer agent with duly executed share certificates for the purpose of completing the exercise from time to time of the Automatic Exchange Right and the Exchange Right, in each case pursuant to Article 5.

6.4	Books and Records

The Trustee shall keep available for inspection by RG and Canco at the Trustee’s principal office in Toronto correct and complete books and records of account relating to the Trust created by this agreement, including all relevant data relating to mailings and instructions to and from Beneficiaries and all transactions pursuant to the Automatic Exchange Right and the Exchange Right. On or before January 15, 2011, and on or before January 15th in every year thereafter, so long as the RG Special Voting Share is registered in the name of the Trustee, the Trustee shall transmit to RG and Canco a brief report, dated as of the preceding December 31st, with respect to:

(a)	the property and funds comprising the Trust Estate as of that date;

(b)	the number of exercises of the Automatic Exchange Right, if any, and the aggregate number of Exchangeable Shares received by the Trustee on behalf of Beneficiaries in consideration of the issuance by RG of RG Shares in connection with the Automatic Exchange Right, during the calendar year ended on such December 31st; and

(c)	any action taken by the Trustee in the performance of its duties under this agreement which it had not previously reported.

6.5	Income Tax Returns and Reports

The Trustee shall, to the extent necessary, prepare and file, or cause to be prepared and filed, on behalf of the Trust appropriate Canadian income tax returns and any other returns or reports as may be required by applicable law or pursuant to the rules and regulations of any other Agency, including any securities exchange or other trading system through which the Exchangeable Shares are traded. In connection therewith, the Trustee may obtain the advice and assistance of such experts or advisors as the Trustee considers necessary or advisable (who may be experts or advisors to RG or Canco). If requested by the Trustee, RG or Canco shall retain qualified experts or advisors for the purpose of providing such tax advice or assistance.

6.6	Indemnification Prior to Certain Actions by Trustee

(1)	The Trustee shall exercise any or all of the rights, duties, powers or authorities vested in it by this agreement at the request, order or direction of any Beneficiary upon such Beneficiary furnishing to the Trustee reasonable funding, security or indemnity against the costs, expenses and liabilities which may be incurred by the Trustee therein or thereby, provided that no Beneficiary shall be obligated to furnish to the Trustee any such funding, security or indemnity in connection with the exercise by the Trustee of any of its rights, duties, powers and authorities with respect to the RG Special Voting Share pursuant to Article 4, subject to Section 6.15, and with respect to the Automatic Exchange Right and the Exchange Right pursuant to Article 5.

(2)	None of the provisions contained in this agreement shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the exercise of any of its rights, powers, duties, or authorities unless funded, given security and indemnified as aforesaid.

6.7	Action of Beneficiaries

No Beneficiary shall have the right to institute any action, suit or proceeding or to exercise any other remedy authorized by this agreement for the purpose of enforcing any of its rights or for the execution of any trust or power hereunder unless the Beneficiary has requested the Trustee to take or institute such action, suit or proceeding and furnished the Trustee with the funding, security or indemnity referred to in Section 6.6 and the Trustee shall have failed to act within a reasonable time thereafter. In such case, but not otherwise, the Beneficiary shall be entitled to take proceedings in any court of competent jurisdiction such as the Trustee might have taken; it being understood and intended that no one or more Beneficiaries shall have any right in any manner whatsoever to affect, disturb or prejudice the rights hereby created by any such action, or to enforce any right hereunder or the Voting Rights, the Automatic Exchange Right or the Exchange Right except subject to the conditions and in the manner herein provided, and that all powers and trusts hereunder shall be exercised and all proceedings at law shall be instituted, had and maintained by the Trustee, except only as herein provided, and in any event for the equal benefit of all Beneficiaries.

6.8	Reliance Upon Declarations

The Trustee shall not be considered to be in contravention of any of its rights, powers, duties and authorities hereunder if, when required, it acts and relies in good faith upon statutory declarations, certificates, opinions or reports furnished pursuant to the provisions hereof or required by the Trustee to be furnished to it in the exercise of its rights, powers, duties and authorities hereunder if such statutory declarations, certificates, opinions or reports comply with the provisions of Section 6.9, if applicable, and with any other applicable provisions of this agreement.

6.9	Evidence and Authority to Trustee

(1)	RG and/or Canco shall furnish to the Trustee evidence of compliance with the conditions provided for in this agreement relating to any action or step required or permitted to be taken by RG and/or Canco or the Trustee under this agreement or as a result of any obligation imposed under this agreement, including in respect of the Voting Rights or the Automatic Exchange Right or the Exchange Right and the taking of any other action to be taken by the Trustee at the request of or on the application of RG and/or Canco promptly if and when:

(a)	such evidence is required by any other section of this agreement to be furnished to the Trustee in accordance with the terms of this Section 6.9; or

(b)	the Trustee, in the exercise of its rights, powers, duties and authorities under this agreement, gives RG and/or Canco written notice requiring it to furnish such evidence in relation to any particular action or obligation specified in such notice.

(2)	Such evidence shall consist of an Officer’s Certificate of RG and/or Canco or a statutory declaration or a certificate made by persons entitled to sign an Officer’s Certificate stating that any such condition has been complied with in accordance with the terms of this agreement.

(3)	Whenever such evidence relates to a matter other than the Voting Rights or the Automatic Exchange Right or the Exchange Right or the taking of any other action to be taken by the Trustee at the request or on the application of RG and/or Canco, and except as otherwise specifically provided herein, such evidence may consist of a report or opinion of any solicitor, attorney, auditor, accountant, appraiser, valuer or other expert or any other person whose qualifications give authority to a statement made by him, provided that if such report or opinion is furnished by a director, officer or employee of RG and/or Canco it shall be in the form of an Officer’s Certificate or a statutory declaration.

(4)	Each statutory declaration, Officer’s Certificate, opinion or report furnished to the Trustee as evidence of compliance with a condition provided for in this agreement shall include a statement by the person giving the evidence:

(a)	declaring that he has read and understands the provisions of this agreement relating to the condition in question;

(b)	describing the nature and scope of the examination or investigation upon which he based the statutory declaration, certificate, statement or opinion; and

(c)	declaring that he has made such examination or investigation as he believes is necessary to enable him to make the statements or give the opinions contained or expressed therein.

6.10	Experts, Advisers and Agents

The Trustee may:

(a)	in relation to these presents act and rely on the opinion or advice of or information obtained from any solicitor, attorney, auditor, accountant, appraiser, valuer or other expert, whether retained by the Trustee or by RG and/or Canco or otherwise, and may retain or employ such assistants as may be necessary to the proper discharge of its powers and duties and determination of its rights hereunder and may pay proper and reasonable compensation for all such legal and other advice or assistance as aforesaid;

(b)	employ such agents and other assistants as it may reasonably require for the proper determination and discharge of its powers and duties hereunder; and

(c)	pay reasonable remuneration for all services performed for it (and shall be entitled to receive reasonable remuneration for all services performed by it) in the discharge of the trusts hereof and compensation for all reasonable disbursements, costs and expenses made or incurred by it in the discharge of its duties hereunder and in the management of the Trust.

6.11	Investment of Moneys Held by Trustee

Unless otherwise provided in this agreement, any moneys held by or on behalf of the Trustee which under the terms of this agreement may or ought to be invested or which may be on deposit with the Trustee or which may be in the hands of the Trustee shall, upon the receipt by the Trustee of the written direction of Canco, be invested or reinvested in the name or under the control of the Trustee in securities in which, under the laws of the Province of Ontario, trustees are authorized to invest trust moneys, provided that such securities are stated to mature within two years after their purchase by the Trustee, or in Authorized Investments. Any direction of Canco to the Trustee as to investment or reinvestment of funds shall be in writing and shall be provided to the Trustee no later than 9:00 a.m. (local time) or if received on a non-business day, shall be deemed to have been given prior to 9:00 a.m. (local time) on the immediately following business day. If no such direction is received, the Trustee shall not have any obligation to invest the monies and pending receipt of such a direction all interest or other income and such moneys may be deposited in the name of the Trustee in any chartered bank in Canada or, with the consent of Canco, in the deposit department of the Trustee or any other specified loan or trust company authorized to accept deposits under the laws of Canada or any province thereof at the rate of interest then current on similar deposits. The Trustee shall not be held liable for any losses incurred in the investment of any funds as herein provided.

6.12	Trustee Not Required to Give Security

The Trustee shall not be required to give any bond or security in respect of the execution of the trusts, rights, duties, powers and authorities of this agreement or otherwise in respect of the premises.

6.13	Trustee Not Bound to Act on Request

Except as in this agreement otherwise specifically provided, the Trustee shall not be bound to act in accordance with any direction or request of RG and/or Canco or of the directors thereof until a duly authenticated copy of the instrument or resolution containing such direction or request shall have been delivered to the Trustee, and the Trustee shall be empowered to act upon any such copy purporting to be authenticated and believed by the Trustee to be genuine.

6.14	Authority to Carry on Business

The Trustee represents to RG and Canco that at the date of execution and delivery by it of this agreement it is authorized to carry on the business of a trust company in each of the provinces of Canada but if, notwithstanding the provisions of this Section 6.14, it ceases to be so authorized to carry on business, the validity and enforceability of this agreement and the Voting Rights, the Automatic Exchange Right and the Exchange Right shall not be affected in any manner whatsoever by reason only of such event but the Trustee shall, within 90 days after ceasing to be authorized to carry on the business of a trust company in any province of Canada, either become so authorized or resign in the manner and with the effect specified in Article 9.

6.15	Conflicting Claims

(1)	If conflicting claims or demands are made or asserted with respect to any interest of any Beneficiary in any Exchangeable Shares, including any disagreement between the heirs, representatives, successors or assigns succeeding to all or any part of the interest of any Beneficiary in any Exchangeable Shares, resulting in conflicting claims or demands being made in connection with such interest, then the Trustee shall be entitled, in its sole discretion, to refuse to recognize or to comply with any such claims or demands. In so refusing, the Trustee may elect not to exercise any Voting Rights, Automatic Exchange Right or Exchange Right subject to such conflicting claims or demands and, in so doing, the Trustee shall not be or become liable to any person on account of such election or its failure or refusal to comply with any such conflicting claims or demands. The Trustee shall be entitled to continue to refrain from acting and to refuse to act until:

(a)	the rights of all adverse claimants with respect to the Voting Rights, Automatic Exchange Right or Exchange Right subject to such conflicting claims or demands have been adjudicated by a final judgement of a court of competent jurisdiction; or

(b)	all differences with respect to the Voting Rights, Automatic Exchange Right or Exchange Right subject to such conflicting claims or demands have been conclusively settled by a valid written agreement binding on all such adverse claimants, and the Trustee shall have been furnished with an executed copy of such agreement certified to be in full force and effect.

(2)	If the Trustee elects to recognize any claim or comply with any demand made by any such adverse claimant, it may in its discretion require such claimant to furnish such surety bond or other security satisfactory to the Trustee as it shall deem appropriate to fully indemnify it as between all conflicting claims or demands.

6.16	Acceptance of Trust

The Trustee hereby accepts the Trust created and provided for, by and in this agreement and agrees to perform the same upon the terms and conditions herein set forth and to hold all rights, privileges and benefits conferred hereby and by law in trust for the various persons who shall from time to time be Beneficiaries, subject to all the terms and conditions herein set forth.

6.17	Third Party Interests

Each party to this agreement hereby represents to the Trustee that any account to be opened by, or interest to be held by the Trustee in connection with this agreement, for or to the credit of such party, either (i) is not intended to be used by or on behalf of any third party; or (ii) is intended to be used by or on behalf of a third party, in which case such party hereto agrees to complete and execute forthwith a declaration in the Trustee’s prescribed form as to the particulars of such third party.

6.18	Privacy

The parties acknowledge that Canadian federal and/or provincial legislation that addresses the protection of individuals’ personal information (collectively, “Privacy Laws”) applies to obligations and activities under this agreement. Despite any other provision of this agreement, no party shall take or direct any action that would contravene, or cause the others to contravene, applicable Privacy Laws. The parties shall, prior to transferring or causing to be transferred personal information to the Trustee, obtain and retain required consents of the relevant individuals to the collection, use and disclosure of their personal information, or shall have determined that such consents either have previously been given upon which the parties can rely or are not required under the Privacy Laws. Specifically, the Trustee agrees: (a) to have a designated chief privacy officer; (b) to maintain policies and procedures to protect personal information and to receive and respond to any privacy complaint or inquiry; (c) to use personal information solely for the purposes of providing its services under or ancillary to this agreement and not to use it for any purpose except with the consent of or direction from the other parties or the individual involved; (d) not to sell or otherwise improperly disclose personal information to any third part; and (e) to employ administrative, physical and technological safeguards to reasonably secure and protect personal information against loss, theft, or unauthorized access, use or modification.

ARTICLE 7

COMPENSATION

7.1	Fees and Expenses of the Trustee

Canco agrees to pay the Trustee reasonable compensation for all of the services rendered by it under this agreement and shall reimburse the Trustee for all reasonable expenses (including, but not limited to, taxes other than taxes based on the net income or capital of the Trustee, fees paid to legal counsel and other experts and advisors and travel expenses) and disbursements, including the cost and expense of any suit or litigation of any character and any proceedings before any governmental Agency, reasonably incurred by the Trustee in connection with its duties under this agreement; provided that Canco shall have no obligation to reimburse the Trustee for any expenses or disbursements paid, incurred or suffered by the Trustee in any suit or litigation or any such proceedings in which the Trustee is determined to have acted in bad faith or with fraud, gross negligence or wilful misconduct.

ARTICLE 8

INDEMNIFICATION AND LIMITATION OF LIABILITY

8.1	Indemnification of the Trustee

(1)	RG and Canco jointly and severally agree to indemnify and hold harmless the Trustee and each of its directors, officers, employees and agents appointed and acting in accordance with this agreement (collectively, the “Indemnified Parties”) against all claims, losses, damages, reasonable costs, penalties, fines and reasonable expenses (including reasonable expenses of the Trustee’s legal counsel) which, without fraud, gross negligence, wilful misconduct or bad faith on the part of such Indemnified Party, may be paid, incurred or suffered by the Indemnified Party by reason or as a result of the Trustee’s acceptance or administration of the Trust, its compliance with its duties set forth in this agreement, or any written or oral instruction delivered to the Trustee by RG or Canco pursuant hereto.

(2)	In no case shall RG or Canco be liable under this indemnity for any claim against any of the Indemnified Parties unless RG and Canco shall be notified by the Trustee of the written assertion of a claim or of any action commenced against the Indemnified Parties, promptly after any of the Indemnified Parties shall have received any such written assertion of a claim or shall have been served with a summons or other first legal process giving information as to the nature and basis of the claim. Subject to (ii) below, RG and Canco shall be entitled to participate at their own expense in the defence and, if RG and Canco so elect at any time after receipt of such notice, either of them may assume the defence of any suit brought to enforce any such claim. The Trustee shall have the right to employ separate counsel in any such suit and participate in the defence thereof, but the fees and expenses of such counsel shall be at the expense of the Trustee unless: (i) the employment of such counsel has been authorized by RG or Canco; or (ii) the named parties to any such suit include both the Trustee and RG or Canco and the Trustee shall have been advised by counsel acceptable to RG or Canco that there may be one or more legal defences available to the Trustee that are different from or in addition to those available to RG or Canco and that, in the judgement of such counsel, would present a conflict of interest were a joint representation to be undertaken (in which case RG and Canco shall not have the right to assume the defence of such suit on behalf of the Trustee but shall be liable to pay the reasonable fees and expenses of counsel for the Trustee). This indemnity shall survive the termination of the Trust and the resignation or removal of the Trustee.

8.2	Limitation of Liability

The Trustee shall not be held liable for any loss which may occur by reason of depreciation of the value of any part of the Trust Estate or any loss incurred on any investment of funds pursuant to this agreement, except to the extent that such loss is attributable to the fraud, gross negligence, wilful misconduct or bad faith on the part of the Trustee.

ARTICLE 9

CHANGE OF TRUSTEE

9.1	Resignation

The Trustee, or any trustee hereafter appointed, may at any time resign by giving written notice of such resignation to RG and Canco specifying the date on which it desires to resign, provided that such notice shall not be given less than thirty (30) days before such desired resignation date unless RG and Canco otherwise agree and provided further that such resignation shall not take effect until the date of the appointment of a successor trustee and the acceptance of such appointment by the successor trustee. Upon receiving such notice of resignation, RG and Canco shall promptly appoint a successor trustee, which shall be a corporation organized and existing under the laws of Canada and authorized to carry on the business of a trust company in all provinces of Canada, by written instrument in duplicate, one copy of which shall be delivered to the resigning trustee and one copy to the successor trustee. Failing the appointment and acceptance of a successor trustee, a successor trustee may be appointed by order of a court of competent jurisdiction upon application of one or more of the parties to this agreement. If the retiring trustee is the party initiating an application for the appointment of a successor trustee by order of a court of competent jurisdiction, RG and Canco shall be jointly and severally liable to reimburse the retiring trustee for its legal costs and expenses in connection with same.

9.2	Removal

The Trustee, or any trustee hereafter appointed, may (provided a successor trustee is appointed) be removed at any time on not less than 30 days’ prior notice by written instrument executed by RG and Canco, in duplicate, one copy of which shall be delivered to the trustee so removed and one copy to the successor trustee.

9.3	Successor Trustee

Any successor trustee appointed as provided under this agreement shall execute, acknowledge and deliver to RG and Canco and to its predecessor trustee an instrument accepting such appointment. Thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor under this agreement, with the like effect as if originally named as trustee in this agreement. However, on the written request of RG and Canco or of the successor trustee, the trustee ceasing to act shall, upon payment of any amounts then due to it pursuant to the provisions of this agreement, execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act. Upon the request of any such successor trustee, RG, Canco and such predecessor trustee shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers.

9.4	Notice of Successor Trustee

Upon acceptance of appointment by a successor trustee as provided herein, RG and Canco shall cause to be mailed notice of the succession of such trustee hereunder to each Beneficiary specified in a List. If RG or Canco shall fail to cause such notice to be mailed within 10 days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of RG and Canco.

ARTICLE 10

RG SUCCESSORS

10.1	Certain Requirements in Respect of Combination, etc.

So long as any Exchangeable Shares not owned by RG or its affiliates are outstanding, RG shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, arrangement, amalgamation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation resulting therefrom, provided that it may do so if:

(a)	such other person or continuing corporation (the “RG Successor”), by operation of law, becomes, without more, bound by the terms and provisions of this agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, a trust agreement supplemental hereto and such other instruments (if any) as are necessary or advisable to evidence the assumption by the RG Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such RG Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of RG under this agreement: and

(b)	such transaction shall be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the Trustee or of the Beneficiaries hereunder.

10.2	Vesting of Powers in Successor

Whenever the conditions of Section 10.1 have been duly observed and performed, the Trustee, RG Successor and Canco shall, if required by Section 10.1, execute and deliver the supplemental trust agreement provided for in Article 11 and thereupon RG Successor and such other person that may then be the issuer of the RG Shares shall possess and from time to time may exercise each and every right and power of RG under this agreement in the name of RG or otherwise and any act or proceeding by any provision of this agreement required to be done or performed by the board of directors of RG or any officers of RG may be done and performed with like force and effect by the directors or officers of such RG Successor.

10.3	Wholly-Owned Subsidiaries

Nothing herein shall be construed as preventing (i) the amalgamation or merger of any wholly-owned direct or indirect subsidiary of RG with or into RG, (ii) the winding-up, liquidation or dissolution of any wholly-owned direct or indirect subsidiary of RG (other than Canco or Callco), provided that all of the assets of such subsidiary are transferred to RG or another wholly-owned direct or indirect subsidiary of RG, or (iii) any other distribution of the assets of any wholly-owned direct or indirect subsidiary of RG (other than Canco or Callco) among the shareholders of such subsidiary for the purpose of winding up its affairs, and any such transactions are expressly permitted by this Article 10.

10.4	Successor Transactions

Notwithstanding the foregoing provisions of this Article 10, in the event of an RG Control Transaction:

(a)	in which RG merges or amalgamates with, or in which all or substantially all of the then outstanding RG Shares are acquired by, one or more other corporations to which RG is, immediately before such merger, amalgamation or acquisition, “related” within the meaning of the ITA (otherwise than by virtue of a right referred to in paragraph 251(5)(b) thereof);

(b)	which does not result in an acceleration of the Redemption Date in accordance with paragraph (b) of that definition; and

(c)	in which all or substantially all of the then outstanding RG Shares are converted into or exchanged for shares or rights to receive such shares (the “Other Shares”) of another corporation (the “Other Corporation”) that, immediately after such RG Control Transaction, owns or controls, directly or indirectly, RG, then, (i) all references herein to “RG” shall thereafter be and be deemed to be references to “Other Corporation” and all references herein to “RG Shares” shall thereafter be and be deemed to be references to “Other Shares” (with appropriate adjustments, if any, as are required to result in a holder of Exchangeable Shares on the exchange, redemption or retraction of such shares pursuant to the Share Provisions or Article 5 of the Plan of Arrangement or exchange of such shares pursuant to this agreement immediately subsequent to the RG Control Transaction being entitled to receive that number of Other Shares equal to the number of Other Shares such holder of Exchangeable Shares would have received if the exchange, redemption or retraction of such shares pursuant to he Share Provisions or Article 5 of the Plan of Arrangement, or exchange of such shares pursuant to this agreement had occurred immediately prior to the RG Control Transaction and the RG Control Transaction was completed) without any need to amend the terms and conditions of this agreement and without any further action required; and (ii) RG shall cause the Other Corporation to deposit one or more voting securities of such Other Corporation to allow Beneficiaries to exercise voting rights in respect of the Other Corporation substantially similar to those provided for in this agreement.

ARTICLE 11

AMENDMENTS AND SUPPLEMENTAL TRUST AGREEMENTS

11.1	Amendments, Modifications, etc.

Subject to Section 11.2, Section 11.4 and Section 13.1, this agreement may not be amended or modified except by an agreement in writing executed by RG, Canco and the Trustee and approved by the Beneficiaries in accordance with Section 11(2) of the Share Provisions.

11.2	Ministerial Amendments

Notwithstanding the provisions of Section 11.1, the parties to this agreement may in writing, at any time and from time to time, without the approval of the Beneficiaries, amend or modify this agreement for the purposes of:

(a)	adding to the covenants of any or all parties hereto for the protection of the Beneficiaries hereunder provided that the board of directors of each of Canco and RG shall be of the good faith opinion and the Trustee, acting on the advice of counsel, shall be of the opinion that such additions will not be prejudicial to the rights or interests of the Beneficiaries;

(b)	making such amendments or modifications not inconsistent with this agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the board of directors of each of RG and Canco and in the opinion of the Trustee, having in mind the best interests of the Beneficiaries, it may be expedient to make, provided that such boards of directors and the Trustee, acting on the advice of counsel, shall be of the opinion that such amendments and modifications will not be prejudicial to the interests of the Beneficiaries; or

(c)	making such changes or corrections which, on the advice of counsel to RG, Canco and the Trustee, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error.

11.3	Meeting to Consider Amendments

Canco, at the request of RG, shall call a meeting or meetings of the Beneficiaries for the purpose of considering any proposed amendment or modification requiring approval pursuant hereto. Any such meeting or meetings shall be called and held in accordance with the by-laws of Canco, the Share Provisions and all applicable laws.

11.4	Changes in Capital of RG and Canco

At all times after the occurrence of any event contemplated pursuant to Section 2.7 or 2.8 of the Support Agreement or otherwise, as a result of which either RG Shares or the Exchangeable Shares or both are in any way changed, this agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which RG Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver a supplemental trust agreement giving effect to and evidencing such necessary amendments and modifications.

11.5	Execution of Supplemental Trust Agreements

From time to time Canco (when authorized by a resolution of its Board of Directors), RG (when authorized by a resolution of its board of directors) and the Trustee may, subject to the provisions of these presents, and they shall, when so directed by these presents, execute and deliver by their proper officers, trust agreements or other instruments supplemental hereto, which thereafter shall form part hereof, for any one or more of the following purposes:

(a)	evidencing the succession of RG Successors and the covenants of and obligations assumed by each such RG Successor in accordance with the provisions of Article 9 and the successors of the Trustee or any successor trustee in accordance with the provisions of Article 9;

(b)	making any additions to, deletions from or alterations of the provisions of this agreement or the Voting Rights, the Automatic Exchange Right or the Exchange Right which, in the opinion of the Trustee, will not be prejudicial to the interests of the Beneficiaries or are, in the opinion of counsel to the Trustee, necessary or advisable in order to incorporate, reflect or comply with any legislation the provisions of which apply to RG, Canco, the Trustee or this agreement; and

(c)	for any other purposes not inconsistent with the provisions of this agreement, including to make or evidence any amendment or modification to this agreement as contemplated hereby; provided that, in the opinion of the Trustee, the rights of the Trustee and Beneficiaries will not be prejudiced thereby.

ARTICLE 12

TERMINATION

12.1	Term

The Trust created by this agreement shall continue until the earliest to occur of the following events:

(a)	no outstanding Exchangeable Shares are held by a Beneficiary; and

(b)	each of RG and Canco elects in writing to terminate the Trust and such termination is approved by the Beneficiaries in accordance with Section 11(2) of the Share Provisions.

12.2	Survival of Agreement

This agreement shall survive any termination of the Trust and shall continue until there are no Exchangeable Shares outstanding held by a Beneficiary; provided, however, that the provisions of Article 7 and Article 8 shall survive any such termination of this agreement.

ARTICLE 13

GENERAL

13.1	Severability

If any term or other provision of this agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

13.2	Enurement

This agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns and, subject to the terms hereof, to the benefit of the Beneficiaries.

13.3	Notices to Parties

Any notice and other communications required or permitted to be given pursuant to this agreement shall be sufficiently given if delivered in person or if sent by facsimile transmission (provided such transmission is recorded as being transmitted successfully) to the parties at the following addresses:

(i)      In the case of RG or Canco to the following address:

Royal Gold, Inc.
Attn: Mr. Bruce Kirchhoff, Vice President and General Counsel
1660 Wynkoop Street
Suite 1000
Denver, Colorado 80102-1132

Tel: (303) 573-1660
Fax: (303) 573-9385

With a copy to (which shall not constitute notice):

McCarthy Tétrault LLP
Attn: Mr. Graham Gow
66 Wellington Street West
Suite 5300
Toronto-Dominion Bank Tower
Toronto, Ontario M5K 1E6

Tel: (416) 362-1812
Fax: (416) 868-0673

and:

Hogan & Hartson LLP
Attn: Mr. Paul Hilton
One Tabor Center, Suite 1500
1200 Seventeenth Street
Denver, Colorado 80202

Tel: (303) 899-7300
Fax: (303) 899-7333

(ii)     In the case of Trustee to:

Computershare Trust Company of Canada
Suite 600, 530 8th Ave. SW
Calgary, Alberta T2P 3S8
Attention: Manager, Corporate Trust

or at such other address as the party to which such notice or other communication is to be given has last notified the party given the same in the manner provided in this section, and if not given the same shall be deemed to have been received on the date of such delivery or sending.

13.4	Notice to Beneficiaries

Any and all notices to be given and any documents to be sent to any Beneficiaries may be given or sent to the address of such Beneficiary shown on the register of holders of Exchangeable Shares in any manner permitted by the by-laws of Canco from time to time in force in respect of notices to shareholders and shall be deemed to be received (if given or sent in such manner) at the time specified in such by-laws, the provisions of which by-laws shall apply mutatis mutandis to notices or documents as aforesaid sent to such Beneficiaries.

13.5	Counterparts

This agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

13.6	Jurisdiction

This agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

13.7	Attornment

Each of the Trustee, RG and Canco agrees that any action or proceeding arising out of or relating to this agreement may be instituted in the courts of Ontario, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the non-exclusive jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgement of the said courts and not to seek, and hereby waives, any review of the merits of any such judgement by the courts of any other jurisdiction, and RG hereby appoints Canco at its registered office in the Province of Ontario as attorney for service of process.

IN WITNESS WHEREOF the parties hereto have caused this agreement to be duly executed as of the date first above written.

RG EXCHANGECO INC.

By:
Name:    ●
Title:    ●

COMPUTERSHARE TRUST COMPANY OF CANADA

By:
Name:    ●
Title:    ●

ROYAL GOLD, INC.

By:
Name:    ●
Title:    ●